Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT

THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES

THAT INFORMATION HAS BEEN REDACTED.

EQUITY PURCHASE AGREEMENT

BY AND AMONG

RUNWAY MIDCO, LLC,
as Seller

RUNWAY BUYER, LLC,
as the Company

NOVANTA MEDICAL TECHNOLOGIES CORP.,
as Buyer

Novanta Corporation
as Intermediate Parent

AND

Novanta Inc.,
as Parent

Dated as of June 8, 2026

Table of Contents

Page

Article I DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Other Definitional and Interpretive Matters	17
Article II PURCHASE AND SALE; CLOSING		19
2.1	Purchase and Sale	19
2.2	Closing Consideration	19
2.3	Closing	19
Article III CLOSING PAYMENTS AND DELIVERABLES		20
3.1	Closing Date Payments	20
3.2	Adjustment to Closing Consideration	20
3.3	Payment of Milestone Payment Amount	23
3.4	Withholding	25
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		25
4.1	Organization and Good Standing	25
4.2	Authorization of Agreement	26
4.3	Conflicts; Consents of Third Parties	26
4.4	Capitalization	27
4.5	Subsidiaries	28
4.6	Financial Statements	29
4.7	No Undisclosed Liabilities	30
4.8	Absence of Certain Developments	30
4.9	Taxes	30
4.10	Real Property	32
4.11	Title to Assets; Sufficiency of Assets	32
4.12	Intellectual Property; Privacy and Data Security	32
4.13	Material Contracts	35
4.14	Employee Benefits Plans	38
4.15	Labor	40
4.16	Litigation	42
4.17	Compliance with Laws; Permits; Healthcare Regulatory	42
4.18	Environmental and Safety Matters	44
4.19	Insurance	45
4.20	Related Party Agreements	45
4.21	Suppliers and Customers	46
4.22	Financial Advisors	46
4.23	Export Controls and Economic Sanctions	46
4.24	Anti-Corruption Laws	46
4.25	Product Liability and Warranty	47
4.26	Inventory	47
Article V REPRESENTATIONS AND WARRANTIES OF SELLER		47
5.1	Organization and Good Standing	47
5.2	Authorization of Agreement	47
5.3	Conflicts; Consents of Third Parties	47
5.4	Litigation	48
5.5	Financial Advisors	48

5.6	Ownership of Purchased Interests	48
Article VI REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		48
6.1	Organization and Good Standing	48
6.2	Authorization of Agreement	48
6.3	Conflicts; Consents of Third Parties	49
6.4	Litigation	49
6.5	Financial Advisors	49
6.6	Sufficiency of Funds	49
6.7	Solvency	50
6.8	Investment Status	50
6.9	No Foreign Person	51
6.10	No Pending Transactions	51
6.11	Compliance with Laws	51
Article VII COVENANTS		52
7.1	Access to Information	52
7.2	Conduct of the Business Pending the Closing	53
7.3	Regulatory Approvals	56
7.4	Further Assurances	58
7.5	Confidentiality	58
7.6	Indemnification, Exculpation and Insurance	60
7.7	Publicity; Confidentiality	62
7.8	Conduct of the Buyer Parties Prior to the Closing	62
7.9	Employee Matters	62
7.10	Section 280G Stockholder Approval	63
7.11	Tax Certificate	64
7.12	Tax Matters	64
7.13	Distribution of Cash; Cancellation of Accounts	66
7.14	Exclusivity	67
7.15	Consents	67
7.16	Debt Payoff Letters	67
7.17	R&W Insurance Policy	68
7.18	Financing Cooperation	68
7.19	Financial Assistance	70
7.20	Equityholder Consents and Approvals	70
7.21	IEEPA Tariffs	71
Article VIII CONDITIONS TO CLOSING		71
8.1	Conditions Precedent to Obligations of the Parties	71
8.2	Conditions Precedent to Obligations of the Buyer Parties	71
8.3	Conditions Precedent to Obligations of the Company and Seller	72
8.4	Frustration and Waiver of Closing Conditions	73
Article IX TERMINATION		73
9.1	Termination of Agreement	73
9.2	Effect of Termination	74
9.3	Procedure upon Termination	75
Article X MISCELLANEOUS		75
10.1	Survival	75
10.2	Payment of Transfer Taxes	76
10.3	Expenses	76

10.4	Acknowledgments	76
10.5	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury	78
10.6	Entire Agreement	79
10.7	Amendments and Waivers	79
10.8	Notices	80
10.9	Severability	81
10.10	Binding Effect; Assignment	81
10.11	Legal Representation	81
10.12	No Strict Construction	82
10.13	Non-Recourse	82
10.14	Specific Performance	83
10.15	Release	84
10.16	Parent and Intermediate Parent Guarantee	84
10.17	Counterparts	85
10.18	Electronic Delivery	85
10.19	Payments under Agreement	86
10.20	Reproductions	86
10.21	No Partnership Created	86
10.22	Buyer Deliveries	86
10.23	Time of Essence	86
10.24	No Third Party Beneficiaries	86

Exhibits

Exhibit A Illustrative Calculation of Net Working Capital

Exhibit B Agreed Principles

Exhibit C Restrictive Covenant Agreement

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of June 8, 2026, is entered into by and among: (i) Runway Midco, LLC, a Delaware limited liability company (“Seller”); (ii) Runway Buyer, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Seller (the “Company”); (iii) Novanta Medical Technologies Corp., a Delaware Corporation (“Buyer”), (iv) Novanta Corporation, a Michigan Corporation (“Intermediate Parent”), and (v) Novanta Inc., a Canadian corporation (“Parent” and together with Intermediate Parent and Buyer, the “Buyer Parties”). Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, Seller is the record and beneficial owner of 100% of the issued and outstanding limited liability company interests (the “Purchased Interests”) of the Company;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Purchased Interests, upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“280G Waiver” has the meaning set forth in Section 7.10.

“Accrued Income Taxes” means an amount equal to the unpaid income Taxes of the Company and its Subsidiaries solely for tax periods with respect to which the Tax Returns for such income Tax and for such period are first due after the Closing Date and solely for jurisdictions in which the Company or any of its Subsidiaries, as applicable, have filed Tax Returns for the applicable income Tax for its most recently ended tax year or began or materially expanded activities subsequent to such tax year, calculated (i) on a jurisdiction-by-jurisdiction basis, period-by-period basis and Tax-by-Tax basis, and with the amount of any Tax in a particular jurisdiction for such particular period not being less than zero dollars ($0); provided, such Taxes be calculated assuming that the Company and its Subsidiaries file their U.S. federal income Taxes on a consolidated return, (ii) in a manner consistent with past practice, (iii) as of the end of the Closing Date after giving effect to the transactions contemplated by this Agreement, (iv) taking into account any Transaction Tax Deductions (to the extent such deductions are “more likely than not” (or at a higher level of confidence) deductible in a Pre-Closing Tax Period under applicable Law), applicable prepayments or estimated Tax payments and available net operating losses and credit carryforwards, (v) excluding any deferred Tax liabilities (including any liabilities resulting from book-tax differences) and deferred Tax assets, (vi) in accordance with Section 7.12(c) in the case of any Straddle Period, (vii) by excluding any liabilities, accruals or reserves for contingent Taxes or uncertain Tax positions, (viii) by excluding any Taxes resulting from actions of any Buyer Party, the Company or any of its Subsidiaries, or

any of their respective Affiliates, on the Closing Date after the Closing that are outside of the ordinary course of business and not otherwise expressly contemplated by this Agreement, (ix) by excluding any financing or refinancing arrangements entered into at any time by, or at the direction of, any Buyer Party or any of their respective Affiliates, (x) assuming that no election is made by the Company or any other party (including under Section 174 or 174A of the Code) to accelerate the deduction or amortization of unamortized research and experimental expenditures into the Company’s taxable year ending December 31, 2025 (or prior taxable years), and (xi) by including any Income Taxes imposed on income inclusions under Section 951A of the Code with respect to earnings or income of any Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) during a Pre-Closing Tax Period, with such calculation determined by treating the taxable year of each such controlled foreign corporation as ending on the Closing Date and based on an interim closing of the books of each such controlled foreign corporation as of the Closing Date.

“Accrued Non-Income Taxes” means an amount equal to the unpaid non-income Taxes of the Company and its Subsidiaries solely for tax periods with respect to which the Tax Returns for such non-income Tax and such period are first due after the Closing Date and solely for jurisdictions in which the Company or any of its Subsidiaries, as applicable, have filed Tax Returns for the applicable non-income Tax for its most recently ended tax period or began or materially expanded activities subsequent to such tax year, calculated (i) on a jurisdiction-by-jurisdiction basis, period-by-period basis and Tax-by-Tax basis, and with the amount of any Tax in a particular jurisdiction for such particular period not being less than zero dollars ($0), (ii) in a manner consistent with past practice, (iii) as of the end of the Closing Date after giving effect to the transactions contemplated by this Agreement, (iv) taking into account any applicable prepayments, estimated Tax payments or credit carryforwards of the Company in the applicable Pre-Closing Tax Period, (v) in accordance with Section 7.12(c) in the case of any Straddle Period, (vi) by excluding any liabilities, accruals or reserves for contingent Taxes or uncertain Tax positions, (vii) by excluding any Taxes resulting from actions of any Buyer Party, the Company or any of its Subsidiaries, or any of their respective Affiliates, on the Closing Date after the Closing that are outside of the ordinary course of business and not otherwise expressly contemplated by this Agreement, (viii) by excluding any financing or refinancing arrangements entered into at any time by, or at the direction of, any Buyer Party or any of their respective Affiliates, (ix) by excluding all payroll and employment Taxes incurred in connection with Company Transaction Expenses, and (x) by excluding any deferred Tax liabilities (including any liabilities resulting from book-tax differences) and deferred Tax assets.

“Acquisition Transaction” has the meaning set forth in Section 7.14.

“Additional Fees” has the meaning set forth in Section 3.3(b).

“Adjustment Calculation Time” means 12:01 A.M. (Pacific Time) on the Closing Date; provided, for purposes of Closing Debt and Closing Transaction Expenses, the “Adjustment Calculation Time” shall be as of immediately prior to the Closing; provided, further, for purposes of determining any Accrued Income Taxes in the calculation of Closing Debt the “Adjustment Calculation Time” shall mean the end of the Closing Date.

“Adjustment Collar Amount” is equal to $500,000.

“Adjustment Escrow Account” has the meaning set forth in Section 3.1(d).

“Adjustment Escrow Amount” means $10,000,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person,

and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, “Affiliate” shall exclude all portfolio companies and portfolio investments of any Person but shall include the direct parent entities of any Person.

“Affiliated Persons” has the meaning set forth in Section 10.13.

“Agreed Principles” means, collectively, the calculations, principles, accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques, methodologies and estimation methods (including as they relate to the nature of accounts, calculation of levels or reserves or levels of accruals) (i) set forth on Exhibit B, (ii) to the extent not set forth on Exhibit B, those consistent with the past practices of the Company and its Subsidiaries in a manner consistent with the audited Financial Statements as of December 31, 2025, and (iii) otherwise, consistent with GAAP as applied by the Company in the audited statements for the fiscal year ended December 31, 2025; provided, (x) if the foregoing clause (ii) is inconsistent with the foregoing clause (iii), then the foregoing clause (ii) shall control over the foregoing clause (iii) and (y) if the foregoing clause (i) is inconsistent with the foregoing clause (ii) and/or the foregoing clause (iii), then the foregoing clause (i) shall control over the foregoing clause (ii) and the foregoing clause (iii), as applicable.

“Agreement” has the meaning set forth in the Preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.6.

“Antitrust Laws” means the HSR Act; the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder; the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder; the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder; and any other United States or foreign Laws, including foreign direct investment laws, that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Exclusions” has the meaning set forth in Section 4.2.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Business Day” means any day of the year, other than a Saturday or a Sunday, on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized by Law to remain closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Arrangements” has the meaning set forth in Section 7.10.

“Buyer Contractual Representations” has the meaning set forth in Section 10.4(c).

“Buyer Documents” has the meaning set forth in Section 6.2.

“Buyer Obligations” has the meaning set forth in Section 10.16.

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Plans” has the meaning set forth in Section 7.9.

“Cash” means all cash, cash equivalents and marketable securities, in each case, to the extent convertible to cash within 90 days (i) including, for the avoidance of doubt, any incoming checks, wire transfers or drafts not cleared, less (ii) outgoing checks, wire transfers or drafts not cleared, in each case excluding any Restricted Cash.

“CBA” has the meaning set forth in Section 4.15(c).

“Change of Control” means any of the following which occurs following the Closing: (a) a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Parent possessing more than 50% of the total combined voting power of Parent’s securities outstanding immediately after such acquisition; (b) the consummation (whether directly or indirectly, including through one or more intermediaries) of any sale or other disposition of 50% or more of Parent’s and its Subsidiaries’ assets, or the Company’s and its Subsidiaries’ assets, in each case on a consolidated basis, in any transaction or series of transactions, (c) during any 12 month period, individuals who, at the beginning of such period, constitute Parent’s board of directors cease for any reason to constitute a majority thereof; (d) any (i) liquidation, dissolution, bankruptcy, winding up or similar occurrence, (ii) voluntary assignment for the benefit of creditors, (iii) consent to the appointment of a custodian, receiver, trustee or liquidator with similar powers with respect to property, (iv) voluntary filing or commencement of proceedings under bankruptcy or insolvency laws, (v) having an involuntary petition in bankruptcy filed against it and such petition is not dismissed within ninety (90) days after the filing thereof or (vi) Parent or its stockholders or board of directors approve any of the foregoing in this clause (d), in each case, with respect to Parent, Buyer, the Company or any Subsidiary or group of Subsidiaries of Parent constituting all or substantially all of the assets of Parent and its subsidiaries on a consolidated basis; (e) Parent shall cease, directly or indirectly, to own and control legally and beneficially more than 50% of the equity interests in Buyer or the Company; or (f) Parent’s common shares cease to be listed or quoted on any of the New York Stock Exchange or NASDAQ (or any of their respective successors).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash” means the aggregate Cash of the Company and its Subsidiaries as of the Adjustment Calculation Time.

“Closing Consideration” means the Enterprise Value, plus the Estimated Cash, plus the Estimated Working Capital Adjustment, minus the Estimated Debt, minus the Estimated Transaction Expenses, minus the Adjustment Escrow Amount, minus the Milestone Payment Amount.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Debt” means the aggregate Debt as of the Adjustment Calculation Time.

“Closing Statement” has the meaning set forth in Section 3.2(b).

“Closing Transaction Expenses” means the aggregate amount of unpaid Company Transaction Expenses as of the Adjustment Calculation Time.

“Closing Working Capital” means Net Working Capital as of the Adjustment Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated pursuant thereto.

“Company” has the meaning set forth in the Preamble.

“Company and Seller Contractual Representations” has the meaning set forth in Section 10.4(a).

“Company Benefit Plan” has the meaning set forth in Section 4.14(a).

“Company Certificate of Formation” means the certificate of formation of the Company, as amended and in effect from time to time.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Documents” has the meaning set forth in Section 4.2.

“Company Intellectual Property” means all Intellectual Property owned by or exclusively licensed to, or purported to be owned by or exclusively licensed to, the Company or any of its Subsidiaries.

“Company IT Assets” has the meaning set forth in Section 4.12(k).

“Company LLCA” means the limited liability company agreement of the Company, as amended and in effect from time to time.

“Company Pension Plan” has the meaning set forth in Section 4.14(b).

“Company Registered IP” means all registrations, filings, issuances and applications for Intellectual Property owned or purported to be owned by the Company or its Subsidiaries, including all issued patents, patent applications (including provisional applications), copyright registrations, applications for copyright registration, Trademark registrations, applications for Trademark registration and domain names, and for the purposes of Section 4.12(a) and Section 4.12(c), such registered Intellectual Property that is Company Intellectual Property (whether owned by or exclusively licensed to the Company or any of its Subsidiaries).

“Company Transaction Expenses” means any unpaid out-of-pocket fees, costs and expenses incurred or payable or subject to reimbursement by the Company or any of its Subsidiaries, whether accrued for or not, in each case in connection with or triggered by the Transactions on or prior to the Closing Date, comprised of (i) the aggregate amount of all unpaid out-of-pocket costs, fees and expenses incurred or payable by the Company or any of its Subsidiaries arising from the negotiation, preparation, execution and performance of this Agreement and the Transactions for investment bankers, third party consultants, legal counsel, accounting advisors and brokers, in each case, in respect of services provided to the Company and its Subsidiaries prior to the Closing (whether or not such amounts have been invoiced as of or prior to the Closing Date), (ii) all unpaid transaction, sale, retention, change in control, severance or termination payments, bonuses or benefits and any other payments or benefits that are created, accelerate, accrue or become payable to, or in respect of, any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, together with the employer portion of any Taxes arising therefrom or arising in connection with the vesting or acceleration or payments made in respect of any equity or equity-based awards in connection with the consummation of the Transactions (and excluding, for the avoidance of doubt, all so-called “double trigger” liabilities arising as a result of a termination of employment by a Buyer Party or any other action by a Buyer Party following the Closing), (iii) the premium and any related fees, costs and expenses associated with the D&O Tail Policy to be paid by the Seller pursuant to Section 7.6(d), (iv) 50% of all fees, costs and expenses of the Escrow Agent, and (v) any and all fees, costs, expenses, payments or other amounts (other than the purchase price for the Purchased Interests) payable by the Company or any of its Subsidiaries pursuant to Sponsor Agreements in connection with the Transactions; provided, in no event shall Company Transaction Expenses include (1) any out-of-pocket costs, fees, expenses, bonuses or other payments (x) incurred at the written request of or by any Buyer Party or any of their respective Affiliates or Representatives, (y) related to any financing of the transactions contemplated hereby by or on behalf of any Buyer Party or any of their respective Affiliates or (z) contemplated by Section 7.19 or Section 7.20 or (2) amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval in connection with the consummation of the Transactions. For the avoidance of doubt, any costs, fees or expenses described in this definition that have been incurred or become payable prior to or on the Closing Date shall constitute Company Transaction Expenses regardless of whether the invoice or demand for payment therefor is received prior to or after the Closing Date.

“Confidential Information” has the meaning set forth in Section 7.5(c).

“Confidentiality Agreement” has the meaning set forth in Section 7.5.

“Continuing Employee” means any individual employed by the Company or any of its Subsidiaries immediately prior to the Closing who continues to be employed by the Buyer Parties or any of their Affiliates (including the Company and its Subsidiaries) immediately following the Closing.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license which is in effect on the date hereof and as in effect on the date hereof.

“D&O Tail Policy” has the meaning set forth in Section 7.6(b).

“Debt” means, without duplication, all monetary obligations (including (w) principal, (x) accrued and unpaid interest, (y) any prepayment penalties, breakage costs, make-whole premiums, consent fees, expenses or similar charges arising as a result of the discharge of any such obligation at the Closing and (z) any payments or premiums attributable to, or which arise as a result of, a change of control of the Company or any of its Subsidiaries) of the Company and its Subsidiaries on a consolidated basis for (i) borrowed money; (ii) evidenced by notes, bonds, debentures, or similar instruments (but excluding surety, performance and similar bonds and letters of credit to the extent not drawn upon); (iii) leases that have been recorded as capital or finance leases in the Financial Statements or which are required to be recognized as capital or finance leases in accordance with the Agreed Principles (excluding operating lease obligations required to be capitalized under Accounting Standards Codification (ASC) 842); (iv) futures contracts, interest rate or currency swaps, caps, collars, hedges or similar agreements or hedging devices (in each case, whether a net liability or a net asset and valued at the termination value thereof (as if the termination date is the Closing Date)), which amount shall be included as a positive or negative adjustment to “Debt”, as applicable; (v) declared and unpaid dividends and distributions; in all cases of the foregoing clauses (i) through (v), determined in accordance with the Agreed Principles; (vi) all outstanding obligations issued, undertaken or assumed as the deferred purchase price of property, securities or assets (including any potential future earn-out or milestone payments, “holdback” releases, seller notes or similar contingent payments) (but excluding any such obligation to the extent there are amounts being held in escrow for purposes of satisfying any such obligations); (vii) any obligations in respect of letters of credit, banker’s acceptances or similar facilities issued for the account of the Company or any of its Subsidiaries, in each case, to the extent drawn; (viii) all outstanding termination liabilities of the Company or any of its

Subsidiaries in respect of any defined benefit pension plan; (ix) any liability of the type described in clauses (i) through (viii) guaranteed by the Company or any of its Subsidiaries, that is recourse to the Company or any of its Subsidiaries or any of their assets or the legal liability of the Company or any of its Subsidiaries; and (x) Accrued Income Taxes; provided, in no event shall Debt include any (A) obligations under any operating lease that have been recorded as such in the Financial Statements or entered into after the date thereof, (B) liability or obligation to the extent taken into account in the calculation of Net Working Capital or Company Transaction Expenses, or (C) any liabilities or obligations between or among the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company.

“Debt Payoff Letters” has the meaning set forth in Section 7.16.

“Designated Contacts” has the meaning set forth in Section 7.1.

“Dispute Notice” has the meaning set forth in Section 3.2(c).

“DOJ” has the meaning set forth in Section 7.3(c).

“Electronic Delivery” has the meaning set forth in Section 10.18.

“Enterprise Value” means $1,450,000,000.

“Environmental and Safety Law” means any applicable Law and any binding agreement with any Governmental Body relating to (a) the protection of worker health and safety or the environment (including the ambient air, indoor air, soil, soil vapor, surface water, groundwater, drinking water or natural resources), (b) the protection of human health, natural resources or the environment from exposure to Hazardous Materials, or (c) the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, control, investigation, remediation or cleanup of any Hazardous Materials. The term “Environmental and Safety Law” includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); the Clean Water Act (33 U.S.C. § 1251 et seq.); the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.); and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended through the date hereof and the regulations promulgated pursuant thereto through the date hereof.

“Environmental Permits” has the meaning set forth in Section 4.18.

“Equity Award” has the meaning set forth in Section 4.4(c).

“ERISA” has the meaning set forth in Section 4.14(a).

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414 of the Code or Section 4001(b)(1) of ERISA that includes or included at the relevant time the Company or any of its Subsidiaries.

“Escrow Agent” means Citibank, N.A..

“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among Buyer, Seller and the Escrow Agent in a form to be mutually agreed between the Buyer and Seller.

“Estimated Cash” has the meaning set forth in Section 3.2(a).

“Estimated Debt” has the meaning set forth in Section 3.2(a).

“Estimated Statement” has the meaning set forth in Section 3.2(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 3.2(a).

“Estimated Working Capital” has the meaning set forth in Section 3.2(a).

“Estimated Working Capital Adjustment” means the amount, which may be positive, negative or zero, equal to the Estimated Working Capital minus the Net Working Capital Target.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Benefits” has the meaning set forth in Section 7.9.

“Excluded Indemnities” has the meaning set forth in Section 7.6(b).

“Expenses” has the meaning set forth in Section 3.3(b).

“FCPA” has the meaning set forth in Section 4.24.

“Final Cash” means Closing Cash (i) as shown in Buyer’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (A) as agreed by Seller and Buyer pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, in no event shall Final Cash be more than Seller’s calculation of Closing Cash delivered pursuant to Section 3.2(c) or less than Buyer’s calculation of Closing Cash delivered pursuant to Section 3.2(b).

“Final Cash Adjustment” means the amount, which may be positive, negative or zero, equal to the Final Cash minus the Estimated Cash.

“Final Debt” means Closing Debt (i) as shown in Buyer’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (A) as agreed by Seller and Buyer pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, in no event shall Final Debt be less than Seller’s calculation of Closing Debt delivered pursuant to Section 3.2(c) or more than Buyer’s calculation of Closing Debt delivered pursuant to Section 3.2(b).

“Final Debt Adjustment” means the amount, which may be positive, negative or zero, equal to the Final Debt minus the Estimated Debt.

“Final Transaction Expenses” means Closing Transaction Expenses (i) as shown in Buyer’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (A) as agreed by Seller and Buyer pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, in no event shall Final Transaction Expenses be less than Seller’s calculation of Closing Transaction Expenses delivered pursuant to Section 3.2(c) or more than Buyer’s calculation of Closing Transaction Expenses delivered pursuant to Section 3.2(b).

“Final Transaction Expenses Adjustment” means the amount, which may be positive, negative or zero, equal to the Final Transaction Expenses minus the Estimated Transaction Expenses.

“Final Working Capital” means Closing Working Capital (i) as shown in Buyer’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (A) as agreed by Seller and Buyer pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, in no event shall Final Working Capital be more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 3.2(c) or less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 3.2(b).

“Final Working Capital Adjustment” means the amount, which may be positive, negative or zero, equal to the Final Working Capital minus the Estimated Working Capital.

“Financial Statements” has the meaning set forth in Section 4.6.

“Fraud” means a claim for Delaware common law fraud with a specific intent to deceive brought against a Party hereto in respect of the making by such Party of any representation or warranty set forth in Article IV, Article V or Article VI of this Agreement, as applicable, or in the certificate delivered pursuant to Section 8.2(c)(i) or Section 8.3(c)(i), as applicable; provided, “Fraud” shall not include (i) any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory and (ii) any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness. For the avoidance of doubt, no Person shall be responsible or liable for, or responsible or liable as a result of, any other Person’s Fraud, including through any equitable claim or other action (including any unjust enrichment claim).

“FTC” has the meaning set forth in Section 7.3(c).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Section 4.2, Section 4.3(a)(i), Section 4.4(a), Section 4.5(b), Section 4.8(ii), Section 4.22, Section 5.1, Section 5.2, Section 5.3(a)(i) and Section 5.6.

“GAAP” means generally accepted accounting principles in effect in the United States as of (a) the Closing Date for purposes of the Closing Statement and (b) the applicable measurement time for all other purposes under this Agreement.

“Goodwin” has the meaning set forth in Section 10.11(a).

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or EU Notified Body whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means (a) any material, substance, chemical, waste, pollutant, derivative, compound or mixture, in each case, whether naturally occurring or man-made, including a

“hazardous substance,” “hazardous waste”, “toxic substance” or “toxic material”, that is regulated by or under, or that would reasonably be expected to give rise to liability under, any Environmental and Safety Law and (b) ethylene oxide, any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, lead-based paint, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and toxic mold.

“Health Care Laws” means those health care Laws applicable to the Company and its Subsidiaries, as in effect on the date hereof, including: (a) the Laws administered by the U.S. Food and Drug Administration (the “FDA”), including the federal Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. §§ 301 – 399h), as amended and similar federal, state or foreign Laws, including the Medical Devices Directive 93/42/EEC (“EU MDD”) and the Medical Device Regulation (EU) 2017/745 (“EU MDR”); (b) the Public Health Service Act (42 U.S.C. §§ 201 – 300mm-61); (c) state and federal Laws related to clinical research and the protection of human subjects, including, the Common Rule (42 C.F.R. Part 46), as applicable; (d) the federal False Claims Act (31 U.S.C. §§ 3729-3733) and similar state Laws; (e) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and similar state Laws; (f) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (g) state Laws governing the licensure or registration of medical device manufacturers and distributors; (h) HIPAA and similar state Laws governing patient privacy and security; and (i) in each case of the foregoing, the respective regulations promulgated by any Governmental Body thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, as amended by the HITECH Act, and as otherwise may be amended from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162) and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HIPAA Omnibus Rule.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Clearance” has the meaning set forth in Section 8.1(b).

“IEEPA Tariff Amount” means, to the extent not refunded to the Company or any of its Subsidiaries prior to the Adjustment Calculation Time, an aggregate amount equal to all tariffs eligible for refund that Customs and Border Protection imposed under the International Emergency Economic Powers Act of 1977 that the Company or any of its Subsidiaries paid in its role as an importer of record, which refund was requested by the Company or any of its Subsidiaries prior to the Closing Date, together with all interest thereon that has accrued and is paid to the Company from each of the applicable entry dates through the Closing Date (based on the quarterly Internal Revenue Service interest rates used to calculate interest on overdue accounts (underpayments) and refunds (overpayments) of customs duties). For the avoidance of doubt, any such interest that accrues after the Closing Date will be for the account of the Buyer Parties and will not be included in the calculation of the IEEPA Tariff Amount.

“Indemnitees” has the meaning set forth in Section 7.6(a).

“Indemnitors” has the meaning set forth in Section 7.6(b).

“Independent Accountant” has the meaning set forth in Section 3.2(d).

“Intellectual Property” means all rights, title and interests in and to intellectual property and proprietary rights arising from or in respect of the following, in any jurisdiction: (i) patents, patent applications (including continuations, divisionals, continuations-in-part, reissues, reexaminations and extensions thereof) and inventions (whether or not patentable); (ii) trademarks, service marks, trade names, service names, brand names, trade dress, logos, Internet domain names and corporate names, together with all applications, registrations and renewals thereof, and all goodwill associated therewith (collectively, “Trademarks”); (iii) copyrights, works of authorship and mask work rights, and all registrations and applications therefor; (iv) trade secrets, know-how, confidential and proprietary information, including methods, processes, technical data, customer lists and any other information or Technology that derives value from not being generally known (collectively, “Trade Secrets”); (v) software, database rights and data; (vi) social media accounts and handles; and (vii) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement, misappropriation or other violation.

“Interest Charges” has the meaning set forth in Section 3.3(c).

“Interim Financial Statements” has the meaning set forth in Section 4.6.

“Interim Period” has the meaning set forth in Section 7.1.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Key Customers” has the meaning set forth in Section 4.21.

“Key Suppliers” has the meaning set forth in Section 4.21.

“Knowledge” means as to the Company and its Subsidiaries, the actual knowledge as of the date hereof of each of those persons set forth on Section 1.1(a) of the Company Disclosure Schedule, and the knowledge that each of such individuals should have obtained after reasonable inquiry of their direct reports with respect to matters such direct reports are responsible for.

“Law” means any applicable foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral action, audit, charge, investigation, mediation, suit or proceeding (public or private) by or before a Governmental Body.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal or first offer, easement, servitude or other transfer restriction.

“Lookback Date” means (i) with respect to the Company and its Subsidiaries, other than as set forth in clause (ii), the date that is three (3) years prior to the date of this Agreement; and (ii) with respect to CP Medical Corporation, January 22, 2024, in each case, except as otherwise expressly provided by any representation or warranty.

“Material Adverse Effect” means any change, event, occurrence, development, circumstance, fact, condition, effect or matter (any such item, an “Effect”) that, considered together with all other Effects, has had or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations, results of operations or financial performance of the Company and its Subsidiaries, taken as a whole, or (b) prevent or have a material adverse effect on the ability of the Company or Seller to consummate the transactions contemplated by this Agreement; provided, none of the following, either alone or in combination with any other Effect, will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect for purposes of clause (a): any adverse Effect arising from or relating to (i) general business, industry or economic conditions, including such conditions related to the business of the Company or any of its Subsidiaries or the industry in which the Company or any of its Subsidiaries operates, (ii) national or international political, social or health conditions, including any epidemic, pandemic or disease (or actual or threatened spread of an infectious disease in the United States or elsewhere in the world), any government shutdown, any declaration of martial law, quarantine or similar directive, guidance or policy or other action by any Governmental Body, including the engagement by the United States or any other country or group in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, the occurrence or the escalation of any military, cyber or terrorist attack on the United States, in the Middle East or any other country or region, or any of their respective territories, possessions or diplomatic or consular offices or on any military installation, asset, equipment or personnel of the United States, in the Middle East or any other country or region or group or any civil unrest, protests or public demonstrations and any governmental responses thereto, (iii) changes in financial, capital, banking or securities markets in the United States or any other country or region (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates or tariffs, levies, impositions or Tax rates, duties or similar charges, (C) any decline or rise in the price of any security, commodity, contract or index or the failure of debt financing to be available and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) any natural or man-made disaster or “act of God,” including weather, earthquakes and disasters or the spread of any virus, pandemic, epidemic or disease, (v) changes in GAAP or industry standards interpretations thereof, (vi) changes in Law and/or Health Care Laws or interpretations thereof and including any Laws newly enacted for, relating to or arising out of efforts to address the spread of any global pandemic or infectious disease, (vii) the taking of any action expressly required or permitted by this Agreement or the Transaction Documents (including the taking of any action at the written direction of any Buyer Party), (viii) the announcement or execution of this Agreement or the transactions contemplated by this Agreement, the pendency thereof or the identity, nature or ownership of any Buyer Party, except to the extent that the purpose of a representation or warranty contained in this Agreement is to address the consequences resulting from the execution of this Agreement, (ix) any failure, in and of itself, of the Company or any of its Subsidiaries to meet or achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with any Buyer Party or any of their respective Affiliates or Representatives); provided, this clause (ix) will not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect) or (x) any adverse Effect arising out of or related to (A) any violation or breach by any Buyer Party of any covenant, agreement, representation or warranty contained in this Agreement or any other Transaction Document, (B) any suit or action arising from or relating to this Agreement, any Transaction Document or any of the transactions contemplated hereby or thereby, (C) any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transaction contemplated by this Agreement by any Governmental Body or third party or (D) Buyer’s failure to consent to any of the actions restricted by Section 7.2 (other than a failure to consent that is not unreasonably withheld, conditioned or delayed); provided, however, in the case of clauses (i) through (vi), the Effects referred to therein may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Effect has a material and disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of a similar size operating in the same or substantially similar industries or geographies in which the Company or any of its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Maximum Rate” has the meaning set forth in Section 3.3(c).

“Milestone Payment Amount” means $250,000,000, as may be increased pursuant to Section 3.3.

“Milestone Payment Deadline” means January 8, 2027.

“Net Negative Purchase Price Adjustment Amount” has the meaning set forth in Section 3.2(e)(iii).

“Net Positive Purchase Price Adjustment Amount” has the meaning set forth in Section 3.2(e)(ii).

“Net Working Capital” means, as of the Adjustment Calculation Time, (a) the consolidated current assets (excluding any income and deferred Tax assets, Cash, Restricted Cash, assets or contra liabilities relating to Debt (such as unamortized debt issuance costs), and any outstanding IEEPA Tariff Amount that is subject to Section 7.21 (whether reflected as a receivable or otherwise)) of the Company and its Subsidiaries, minus (b) the consolidated current liabilities of the Company and its Subsidiaries (excluding intercompany accounts, interest payable, and all Tax liabilities other than Accrued Non-Income Taxes), in each case (i) prepared and calculated in accordance with the Agreed Principles and (ii) solely reflecting the categories and line items of current assets and current liabilities specifically identified on the illustrative calculation of Net Working Capital set forth on Exhibit A.

“Net Working Capital Target” means $[***].

“Non-Parties” has the meaning set forth in Section 10.13.

“Non-U.S. Plan” has the meaning set forth in Section 4.14(j).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Organizational Documents” means (i) with respect to the Company, the Company Certificate of Formation and the Company LLCA and (ii) with respect to any other entity, the articles or certificate of incorporation, formation or organization and the by-laws, limited liability company agreement or limited partnership agreement or, in each case, similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction, and any amendment or supplement of any of the foregoing.

“Parent” has the meaning set forth in the Preamble.

“Parties” means each of the parties specified in the Preamble.

“Permits” means any approvals, clearances, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance or recorded in the land records; (ii) Liens securing liabilities reflected or reserved against in the consolidated balance sheet of the Company prepared in accordance with GAAP to the extent so reflected or reserved; (iii) Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iv) landlords’, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; (v) Liens which encumber a landlord’s fee interest in real property; (vi)

with respect to real property, zoning, building code, entitlement and other land use and Environmental and Safety Laws that are not violated in any material respect by the current use or occupancy of the applicable real property; (vii) title of a lessor under a capital or operating lease, and leases, subleases and similar transactions in the ordinary course of business; (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (ix) gaps in the chain of title for Intellectual Property evident from the public records of the Governmental Body maintaining the applications or registrations therefor; (x) matters of public record or that would be disclosed by a current, accurate survey or physical inspection of such real property; (xi) Liens set forth on Section 1.1 of the Company Disclosure Schedule; and (xii) Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Lien.

“Permitted Proceeding” means any Legal Proceeding under any Recourse Theory permitted hereby.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means any information that, alone or in combination with other information, (i) relates to an identifiable individual or can be used to identify, contact or locate a natural person, (ii) can be used to authenticate an individual (including government-issued identification numbers, passwords, financial account numbers, credit report information, biometric data or health data), or that (iii) constitutes “personal data,” “personal information,” “personally identifiable information” or similar terms under any applicable Privacy Obligations; provided, “Personal Information” shall not include “protected health information” (as defined by HIPAA).

“Purchase Orders” means any purchaser order, work order or similar ordering document issued or received by the Company or its Subsidiaries in the ordinary course of business.

“PLR Request” has the meaning set forth in Section 7.12(g).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Privacy Obligations” means all applicable Laws, Contracts, self-regulatory standards, and written and published policies governing the collection, use, storage, disclosure, transfer, security or Processing of Personal Information.

“Process” or “Processing” means any operation or set of operations performed on Personal Information, whether or not by automated means, including the receipt, access, acquisition, collection, recording, organization, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure, transfer, transmission, dissemination, alignment, combination, restriction, disposal, erasure or destruction thereof.

“Purchase Price Adjustment” has the meaning set forth in Section 3.2(e)(i).

“Purchased Interests” has the meaning set forth in the Recitals.

“R&W Insurance Policy” means that certain buyer-side representation and warranty insurance policy to be obtained by Buyer or an Affiliate thereof in connection with the transactions contemplated by this Agreement.

“Real Property Lease” has the meaning set forth in Section 4.10.

“Recourse Theory” has the meaning set forth in Section 10.13.

“Related Person” has the meaning set forth in Section 4.13(a)(xxi).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, leaching or disposing into the environment.

“Released Parties” has the meaning set forth in Section 10.15.

“Releasing Parties” has the meaning set forth in Section 10.15.

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant or any other Person acting in a representative capacity for such Person and, in the case of any Buyer Party, any existing or potential Debt financing source.

“Restricted Cash” means any cash (i) if and to the extent not freely usable by the Company or any of its Subsidiaries because it is subject to legal restrictions on use or (ii) surety bonds, environmental bonds, or other deposits or instruments that are subject to a contingency or condition to release (including the environmental bond maintained in Costa Rica).

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement to be dated as of the Closing Date by and among Arlington Capital Partners V, L.P., Arlington Capital V, L.P. and Buyer in substantially the form attached hereto as Exhibit C.

“Review Period” has the meaning set forth in Section 3.2(c).

“Riverpoint Business” means the business of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 6.8(a).

“Security Breach” means any (i) unauthorized acquisition of, access to, loss of or misuse (by any means) of Personal Information or Sensitive Data, (ii) unauthorized or unlawful Processing of Personal Information or Sensitive Data, (iii) act or omission that compromises the security, integrity or confidentiality of Personal Information or Sensitive Data, (iv) phishing, ransomware, denial of service or other cyberattack that results in a monetary loss or a significant business disruption or (v) unauthorized access to, use of or loss of access to any IT systems or networks of the Company or its Subsidiaries.

“Seller” has the meaning set forth in the Preamble.

“Seller Documents” has the meaning set forth in Section 5.3.

“Sensitive Data” means all (i) Personal Information that is subject to Privacy Obligations, and (ii) all confidential or proprietary business information or Trade Secrets.

“Specified Documents” has the meaning set forth in Section 10.6.

“Sponsor” means Arlington Capital Partners.

“Sponsor Agreements” has the meaning set forth in Section 4.20.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, an entity of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person. For the avoidance of doubt, a Subsidiary of any Person or its Subsidiaries includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Tax” or “Taxes” means: (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other similar assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, windfall profit, environmental, escheat and unclaimed property obligation, property and estimated taxes and other charges in the nature of a tax, in each case whether disputed or not; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (i) of this definition.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of its Subsidiaries.

“Taxing Authority” means the IRS and any other Governmental Body exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Termination Date” means the date (as such date may be extended pursuant to Section 10.14) that is one hundred fifty (150) days after the date hereof.

“Timber Existing Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated as of June 27, 2025, by and among the Company, Novanta Corporation, Novanta UK Investments Holding Limited, Novanta Europe GmbH, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and lender, BofA Securities, Inc., as joint lead arranger and joint book runner, JP Morgan Chase Bank, N.A., as joint lead arranger, joint book runner, co-syndication agent and lender, Wells Fargo Securities LLC, as joint lead arranger and joint book runner, Wells Fargo Bank, National Association, as co-syndication agent and lender, PNC Capital Markets LLC, as joint lead arranger and joint book runner, PNC Bank, National Association, as co-syndication agent and lender, U.S. Bank National Association, as joint lead arranger and co-syndication agent, Silicon Valley Bank, a Division of First Citizens Bank & Trust Company, as documentation agent and lender, Citibank N.A. as lender and the other parties thereto, as amended and in effect on the date hereof and as amended from time to time after the date hereof if and to the extent permitted hereby.

“Trade Control Laws” has the meaning set forth in Section 4.23.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Restrictive Covenant Agreement and all other agreements and instruments to be executed by Parent, Intermediate Parent, Buyer, the Company and/or Seller at or prior to the Closing pursuant to this Agreement.

“Transaction Tax Deductions” means Tax deductions, to the extent properly deductible under Income Tax Law in a taxable period (or portion thereof) ending on or before the Closing Date, relating to (i) the pay down or satisfaction of any Closing Debt, and (ii) any Company Transaction Expenses; provided, for purposes of this definition of “Transaction Tax Deductions” clause (i) and clause (ii) of “Company Transaction Expenses” shall include both paid and unpaid amounts. For purposes of computing Transaction Tax Deductions, the Parties agree to treat seventy percent (70%) of any amounts properly treated as “success-based fees” as deductible by the Company and its Subsidiaries for Tax purposes in accordance with the safe harbor set forth in Revenue Procedure 2011-29.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 10.2.

“Union” means any labor union, works council, or other employee representative body.

“Waived 280G Benefits” has the meaning set forth in Section 7.10.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar non-U.S., state or local law, regulation or ordinance.

“Willful Breach” means (i) a material breach that is a consequence of an act taken by the breaching Party, or the failure by the breaching Party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement that (A) resulted in, or contributed to, the failure of any of the conditions in Section 8.1, Section 8.2 or Section 8.3 to be satisfied or (B) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 2.3, (ii) the failure of any Buyer Party to make any of the payments described in Section 3.1 at the Closing, or (iii) a breach by any Buyer Party of any representation or warranty set forth in Section 6.6.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars. The specification of any dollar amount in any representation or warranty or otherwise in this Agreement or in the Exhibits or the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in the Company Disclosure Schedule) is or is not material for purposes of this Agreement.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement, including the Company Disclosure Schedule, are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules, including the Company Disclosure Schedule, annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Section of the Company Disclosure Schedule shall be deemed to have been disclosed on each other Section of the Company Disclosure Schedule in which it is reasonably apparent that the information is required to be included. Disclosure of any item on any Section of the Company Disclosure Schedule shall not constitute an admission or indication that such item or matter is material or would reasonably be expected to have a Material Adverse Effect. No disclosure on a Section of the Company Disclosure Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Section of the Company Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Recitals. The Recitals to this Agreement are hereby incorporated as material provisions of this Agreement as if restated in full herein.

(vii) Herein. The words “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(viii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Shall and Will. The words “shall” and “will” denote a directive and obligation, and not an option.

(x) To the Extent. The phrase “to the extent” means “the degree by which” and not “if” for all purposes of this Agreement.

(xi) Knowledge. The phrases “to the Knowledge of the Company,” “to the Knowledge of the Company and its Subsidiaries,” “to the Company’s Knowledge,” “known to the Company” and “known to the Company and its Subsidiaries” (and equivalent phrases, including with respect to any other Party) and phrases of similar import or effect are used in this Agreement to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true; provided, however, that nothing in this Section 1.2 shall alter, limit, or diminish the definition of “Knowledge” set forth in Section 1.1 of this Agreement or the requirement of the Knowledge individuals listed therein to conduct a reasonable inquiry.

(xii) Specific Language. Where specific language is used to clarify by example a general statement contained in this Agreement, such specific language will not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(xiii) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or warranty, (B) such item is otherwise set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is set forth in the notes thereto.

(xiv) Accounting Terms. Each accounting term used herein that is not specifically defined herein shall have the meaning that would be ascribed to it in accordance with the Agreed Principles.

(b) Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement or any other Transaction Document, the terms and provisions of the execution version of this Agreement or such other Transaction Document will control and prior drafts of this Agreement or such other Transaction Document will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement or as an aid to construction or as evidence of the intent of the parties hereto or thereto), and no presumption or burden of proof shall arise favoring or disfavoring any party hereto or thereto by virtue of such prior drafts.

Article II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Purchased Interests, free and clear of all Liens other than any restrictions on sales of securities under applicable securities Laws.

2.2 Closing Consideration. The aggregate consideration payable by the Buyer Parties at the Closing for the purchase of the Purchased Interests shall be an amount equal to the Closing Consideration, payable and subject to adjustment as specified elsewhere herein.

2.3 Closing. The closing of the purchase and sale of the Purchased Interests hereunder (the “Closing”) shall take place at 8:00 a.m. local time in New York, New York on the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), remotely via the electronic exchange of documents and signatures, unless another time, date or place is agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Article III

CLOSING PAYMENTS AND DELIVERABLES

3.1 Closing Date Payments. At the Closing, the Buyer Parties shall make or cause to be made the following payments, in each case by wire transfer of immediately available funds:

(a) Payment of Closing Consideration. On the Closing Date, the Buyer Parties shall pay, or cause to be paid, to Seller an amount in cash, by wire transfer of immediately available funds to the accounts designated by Seller in writing prior to Closing, equal to the Closing Consideration. Seller shall be solely responsible for the further distribution or allocation of any portion of the Closing Consideration (and any other amounts received by Seller pursuant to this Agreement) to its direct or indirect equityholders, members, partners or other Persons, and neither Buyer nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall have any liability or obligation to any such Person with respect to any such distribution or allocation, including any liability arising from errors, omissions or inaccuracies in calculating the portion of the Closing Consideration or other amounts to be received by any equityholder, member or partner of Seller or any of its Affiliates.

(b) Payments in respect of Debt. On the Closing Date, upon the terms and conditions of this Agreement, the Buyer Parties shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries by wire transfer of immediately available funds, the amount required to repay all Debt for borrowed money outstanding as of immediately prior to the Closing for which Debt Payoff Letters have been delivered by the Company to Buyer prior to the Closing.

(c) Payments in Respect of Company Transaction Expenses. On the Closing Date, upon the terms and conditions of this Agreement, the Buyer Parties shall pay, or cause to be paid, on behalf of Seller, to the Company and its Subsidiaries by wire transfer of immediately available funds, the amount required to pay all unpaid Company Transaction Expenses outstanding as of immediately prior to the Closing as set forth on the Estimated Statement. In the case of Company Transaction Expenses payable to employees of the Company or any of its Subsidiaries, the Buyer Parties shall fund such payments to the Company or its applicable Subsidiary directly for payment through a special payroll on the Closing Date.

(d) Deposit of Adjustment Escrow Amount. On the Closing Date, the Buyer Parties shall pay, or cause to be paid, to the Escrow Agent an amount equal to the Adjustment Escrow Amount by wire transfer of immediately available funds to an escrow account (the “Adjustment Escrow Account”), such account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and such funds to be distributed in accordance with the terms of the Escrow Agreement and this Agreement. All fees, costs and expenses of the Escrow Agent shall be borne fifty percent (50%) by Seller and fifty percent (50%) by the Buyer Parties.

3.2 Adjustment to Closing Consideration.

(a) Estimated Statement. Not later than four (4) Business Days prior to the Closing Date, the Company shall provide Buyer with a written statement (the “Estimated Statement”) reflecting the Company’s good faith estimate of the Closing Cash (the “Estimated Cash”), the Closing Working Capital (the “Estimated Working Capital”), the Closing Debt (the “Estimated Debt”) and the Closing Transaction Expenses (the “Estimated Transaction Expenses”), in each case as of the Adjustment Calculation Time, together with reasonable supporting detail, calculations and documentation. Following receipt of the Estimated Statement, Buyer and its Representatives shall have the right to review the Estimated Statement and may submit to the Company in writing any objections or proposed changes thereto. The Company shall consider all such objections and proposed changes in good faith and modify the amounts set forth on the Estimated Statement as appropriate to reflect any agreed adjustments; provided, however, in no event shall Buyer’s review of, or any dispute or disagreement with respect to, the Estimated Statement (or any component thereof) delay, postpone or otherwise affect the obligation of the Buyer Parties to consummate the Closing on the Closing Date in accordance with this Agreement. The Estimated Statement (as so modified, if applicable) shall be binding on the Company, on the one hand, and the Buyer Parties, on the other hand, for purposes of calculating the Closing Consideration. Not later than five (5) Business Days prior to the Closing Date, Buyer shall provide to the Company a detailed funds flow memorandum in excel format (including all underlying calculations, formulas and amounts therein, with preliminary amounts being acceptable) setting forth all payments to be made by or on behalf of the Parties at Closing in accordance with this Agreement; provided, that Buyer may provide updates to such memorandum for incorporation by the Parties until one (1) Business Day prior to the Closing Date.

(b) Closing Statement. As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Closing Statement”) setting forth (i) the Closing Cash, (ii) the Closing Working Capital, (iii) the Closing Debt and (iv) the Closing Transaction Expenses, together with underlying documentation supporting such calculations, which Closing Statement shall be prepared in a manner consistent with the Agreed Principles and this Agreement (including the definitions of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and related definitions, as applicable, and Exhibit A). If Buyer fails to timely deliver the Closing Statement in accordance with this Section 3.2(b), then Seller shall provide written notice of such failure to Buyer, and if Buyer does not deliver the Closing Statement within five (5) Business Days following receipt of such notice, then (A) Buyer will be deemed to have forfeited its right to deliver the Closing Statement and (B) Seller may, at its election, (I) treat the Estimated Statement and the calculations set forth therein as final and binding on the Parties for purposes of finally determining the Closing Consideration pursuant to this Section 3.2 or (II) treat the Estimated Statement as the Closing Statement delivered by Buyer pursuant to this Section 3.2(b), in which case, Seller will be entitled to all dispute and other rights set forth in this Section 3.2 with respect thereto. The calculation of each item set forth in the Closing Statement shall not take into account any purchase accounting or other adjustments arising out of the consummation of the Transactions and shall be based solely on facts and circumstances as they are known to exist on or prior to the Closing or, in the case of Closing Working Capital or Closing Cash, the Adjustment Calculation Time, as applicable, and will exclude the effect of any fact, event, change, circumstance, act, development, judgment, policy or decision occurring after the Closing. The process described in this Section 3.2(b), Section 3.2(c) and Section 3.2(d) is not intended to, and does not, permit the introduction of accounting methodologies, practices, estimation techniques, assumptions or principles in the preparation of the Closing Statement (or its components) that are different from the Agreed Principles or otherwise inconsistent with this Agreement.

(c) Review Period; Dispute Notice. During the Review Period, Seller and its Representatives shall have the right, upon reasonable advance notice to Buyer, to reasonable access to the books and records, employees and representatives and such other information regarding the Buyer Parties and the Company and its Subsidiaries as Seller may reasonably request in order to review the Closing Statement. The Closing Statement (and the computation of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses set forth therein) delivered by Buyer to Seller shall be conclusive, final and binding on all Parties unless Seller, prior to the later of (i) the forty-fifth (45th) day following receipt by Seller of the Closing Statement and (ii) the tenth (10th) Business Day following receipt of all information reasonably requested by Seller in order to review the Closing Statement (the “Review Period”), delivers a notice to Buyer stating that Seller disagrees with any such calculation and specifying in reasonable detail those items or amounts as to which Seller disagrees and the basis therefor (any such notice, a “Dispute Notice”). Seller shall be deemed to have agreed with all items and amounts contained in the Closing Statement, and the calculation of Closing Cash, Closing Working Capital, Closing Debt or Closing Transaction Expenses, in each case that are not the subject of a Dispute Notice.

(d) Independent Accountant. If a Dispute Notice is duly delivered pursuant to Section 3.2(c), Seller and Buyer shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as applicable, and the Dispute Notice and all such discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date hereof) and any applicable similar non-U.S. or state rule. If during such period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter contract with an independent national accounting firm (mutually agreeable to Seller and Buyer) (the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as applicable. Each Party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Buyer and Seller shall cooperate with the Independent Accountant and promptly provide, and Buyer shall cause the Company and each of its Subsidiaries to provide, all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement as to which Seller has disagreed in its Dispute Notice duly delivered pursuant to Section 3.2(c). The Independent Accountant’s determination on each item in dispute shall be determined in accordance with the Agreed Principles and this Agreement (including the definitions of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and related definitions, as applicable, and Exhibit A) and shall not be greater than the greater value for such item claimed by either Seller or Buyer or less than the lower value for such item claimed by either Seller or Buyer. Seller and Buyer shall direct the Independent Accountant to deliver to Seller and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of its engagement), a report setting forth such calculation. Such report shall be final and binding upon Seller and the Buyer Parties, shall be deemed a final arbitration award that is binding on Seller and the Buyer Parties and neither Seller nor any Buyer Party shall seek further recourse to courts or other tribunals, other than to enforce such report. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of all items in dispute as originally submitted to Independent Accountant. For example, if the total amount of all items in dispute equals $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by the Buyer Parties and forty percent (40%) of the costs would be borne by Seller.

(e) Purchase Price Adjustment.

(i) The “Purchase Price Adjustment” will be an amount, which may be positive or negative, equal to (1) the Final Cash Adjustment, plus (2) the Final Working Capital Adjustment, minus (3) the Final Debt Adjustment, minus (4) the Final Transaction Expenses Adjustment.

(ii) If the Purchase Price Adjustment is a positive number (the “Net Positive Purchase Price Adjustment Amount”) or equal to zero (0):

(A) If the Net Positive Purchase Price Adjustment Amount is equal to or in excess of the Adjustment Collar Amount, the Buyer Parties shall promptly (but in any event within two (2) Business Days following the final determination of the Purchase Price Adjustment), pay to an account designated in writing by Seller, by wire transfer of immediately available funds, an amount equal to the lesser of (1) the excess of the Net Positive Purchase Price Adjustment Amount over the Adjustment Collar Amount and (2) an amount equal to the Adjustment Escrow Amount; and

(B) Seller and Buyer shall promptly (but in any event within two (2) Business Days following the final determination of the Purchase Price Adjustment) deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay all funds in the Adjustment Escrow

Account (if any), to an account designated in writing by Seller, by wire transfer of immediately available funds.

(iii) If the Purchase Price Adjustment is a negative number (the absolute value of such number, the “Net Negative Purchase Price Adjustment Amount”):

(A) If the Net Negative Purchase Price Adjustment Amount is equal to or in excess of the Adjustment Collar Amount, Buyer and Seller shall promptly (but in any event within two (2) Business Days following the final determination of the Purchase Price Adjustment) deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Buyer an amount equal to the excess of the Net Negative Purchase Price Adjustment Amount over the Adjustment Collar Amount, by wire transfer of immediately available funds to an account designated by Buyer to the Escrow Agent in writing (it being understood that the Net Negative Purchase Price Adjustment Amount shall be paid solely from, and only to the extent of, the funds available in the Adjustment Escrow Account) (taking into account any release made by Buyer and Seller (or its designee) pursuant to the third sentence of Section 3.2(b)); and

(B) Seller and Buyer shall, simultaneously with the delivery of the instructions described in Section 3.2(e)(iii)(A), deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the remaining funds in the Adjustment Escrow Account (if any), to an account designated in writing by Seller, by wire transfer of immediately available funds.

For the avoidance of doubt, the Adjustment Escrow Account shall be the sole source of recovery for any Net Negative Purchase Price Adjustment Amount and Seller shall not have any liability for any amounts due pursuant to Section 3.2(e)(iii) except to the extent of the funds available in the Adjustment Escrow Account at such time.

(f) Each Buyer Party acknowledges and waives any actual or potential conflict of the Company staff members and employees assisting Seller as described in this Section 3.2 and will not, and will cause the Company and its Subsidiaries to not, prevent such access by, or assistance to, Seller.

(g) The Parties agree that any payment made pursuant to this Section 3.2 shall be treated for all purposes as an adjustment to the aggregate consideration, unless otherwise required by applicable Law.

3.3 Payment of Milestone Payment Amount.

(a) On or before the Milestone Payment Deadline, the Buyer Parties shall pay, or cause to be paid, to Seller an amount in cash equal to the Milestone Payment Amount, by wire transfer of immediately available funds to the accounts designated by Seller in writing. The Milestone Payment Amount shall constitute a component of the aggregate consideration for the Purchased Interests for all purposes of this Agreement and shall not be contingent upon any condition, milestone or future event, or subject to any set-off or offset, and shall represent a firm and unconditional obligation of each of the Buyer Parties.

(b) The Parties acknowledge and agree the obligations and agreements contained in this Section 3.3 are an integral part of the transactions contemplated by this Agreement and that, without them, the Parties would not otherwise enter into this Agreement. Accordingly, if the Buyer Parties fail to pay the Milestone Payment Amount in cash as and when due in full pursuant to this Section 3.3, the Buyer Parties shall pay or reimburse, or cause to be paid, as and when invoiced, to Seller its full fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) (the “Expenses”) incurred in connection with enforcing Seller’s rights to receive the Milestone Payment Amount, together with, as liquidated damages and not as a penalty, a monthly amount equal to $[***] (pro rated for any portion of a month), payable on demand by wire transfer of immediately available funds in cash (the “Additional Fees”) (and which amounts, if unpaid when due, shall increase the Milestone Payment Amount). The Parties acknowledge and agree that the damages that Seller would suffer in the event of any late payment would be difficult to ascertain, that such monthly liquidated damages amount represents a reasonable estimate of Seller’s damages from such late payment, and that such liquidated damages are not intended as a penalty. Additional Fees shall accrue on the Milestone Payment Amount outstanding from time to time from the Closing Date through the date of payment in full in cash of all such amounts. The Milestone Payment Amount and any Additional Fees and Expenses shall be paid in full in immediately available funds in cash without any right of setoff, offset, counterclaim, deduction, defense or recoupment of any kind whatsoever, and the Buyer Parties hereby unconditionally and irrevocably waive any and all such rights with respect thereto.

(c) Notwithstanding anything herein to the contrary, if at any time the interest applicable to the Milestone Payment Amount, together with all fees, charges and other amounts which are treated as interest on the Milestone Payment Amount under applicable Law (collectively, “Interest Charges”), exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Seller in accordance with applicable Law, the rate of interest payable in respect of the Milestone Payment Amount hereunder, together with all other Interest Charges payable in respect thereof, shall be limited to the Maximum Rate.

(d) The Buyer Parties each represent and warrant to Seller that the payment in full in cash of the Milestone Payment Amount, together with any Expenses and Interest, when due in accordance with this Section 3.3, is not conditioned, restricted or limited (in whole or in part) by the terms of any loan agreement, indenture, promissory note or other agreement, arrangement or restriction to which a Buyer Party or any of their respective Affiliates is subject (other than the Timber Existing Credit Facility as in effect on the date hereof). In order that the Buyer Parties be able to pay all of the Milestone Payment Amount, together with any Expenses and Additional Fees, as and when due to Seller, each of the Buyer Parties covenants to the Seller that until such time as the Milestone Payment Amount, together with any Expenses and Additional Fees, is paid in full in cash, no Buyer Party or any of their respective Affiliates will enter into any new (or amend, supplement or modify any existing) loan agreement, indenture, promissory note or other agreement, arrangement or restriction, including, without limitation, any amendment or refinancing of the Timber Existing Credit Facility, that would directly or indirectly have the effect of prohibiting (in whole or in part) any Buyer Party from timely paying the Milestone Payment Amount, together with any Additional Fees and Expenses, in accordance with this Section 3.3 (it being agreed, for the avoidance of doubt, that no financial maintenance covenant included in the Timber Existing Credit Facility or other financial maintenance covenant that is customary for debt financings of similarly situated borrowers shall be considered a prohibition on payment of the Milestone Payment Amount except to the extent that compliance with such financial maintenance covenant is a condition to the payment of the Milestone Payment Amount under the Timber Existing Credit Facility or other agreement containing such financial maintenance covenant).

(e) During the period commencing on the Closing Date until the Milestone Payment Amount, together with any Expenses and Additional Fees, is paid in full in cash, the Buyer Parties shall notify Seller in writing not less than 5 Business Days following (i) the entry into any definitive agreement that would give rise to a Change of Control or (ii) any consummation of a Change of Control. If the Milestone Payment Amount, together with any Additional Fees and Expenses, has not been paid in full in cash, then immediately prior to, and as a precondition to, any Change of Control, the Buyer Parties shall pay to an account designated in writing by Seller, by wire transfer of immediately available funds in cash, an amount equal to the Milestone Payment Amount, together with any Additional Fees and Expenses, which such payment shall be in full satisfaction of the Buyer Parties’ obligations under this Section 3.3.

(f) [Reserved].

(g) Each of the Buyer Parties shall use all best efforts to take, or cause to be taken, all necessary actions and to do, or cause to be done, all things necessary and advisable to pay the Milestone Payment Amount as and when due, including ensuring that sufficient funds are available to make the Milestone Payment Amount on the date hereof through the Milestone Payment Deadline.

(h) Notwithstanding anything to the contrary in this Agreement or elsewhere, if an Event of Default (as defined in the Timber Existing Credit Facility or any replacement or successor credit facility) occurs, and (x) such Event of Default is a payment or bankruptcy Event of Default or (y) such Event of Default continues for a period longer than thirty (30) days, then the Buyer Parties shall, within five (5) Business Days following the occurrence of such event, pay to an account designated in writing by Seller, by wire transfer of immediately available funds in cash, an amount equal to the Milestone Payment Amount, together with any Additional Fees and Expenses. For the avoidance of doubt, the occurrence of any such event shall render the Milestone Payment Amount, together with any Additional Fees and Expenses, immediately due and payable in cash, and the Buyer Parties’ obligations under this Section 3.3(h) shall be in addition to, and not in limitation of, any other rights or remedies available to Seller under this Agreement or at law or in equity.

3.4 Withholding. Each Buyer Party (and any of its Affiliates) and any other applicable withholding agent shall be entitled to deduct and withhold amounts from the consideration otherwise payable pursuant to this Agreement, as required by Tax Law. If Buyer reasonably determines that an amount is required to be deducted or withheld (except with respect to compensatory amounts), (i) Buyer shall promptly provide the Company and Seller with written notice of its intent to withhold, (ii) each Buyer Party shall cooperate with the Company and Seller to reduce or eliminate the need for any such withholding and (iii) any withheld and deducted amounts that are timely paid to the appropriate Taxing Authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom withholding was made. Notwithstanding anything to the contrary, any compensatory amounts subject to payroll withholding and reporting shall be paid through the Company’s or its Subsidiaries’ applicable payroll system in accordance with applicable payroll procedures.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Buyer as of the date hereof that (provided, no representation or warranty is made as of any time, or with respect to any period, prior to the Lookback Date):

4.1 Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties in all material respects and to carry on its business in all material respects as conducted on the date hereof. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company has made available to Buyer accurate and complete copies of the Company Certificate of Formation and the Company LLCA, including all amendments thereto, in each case as in effect as of the date of this Agreement. There has not been any violation of any of the provisions of the Company Certificate of Formation or the Company LLCA and the Company has not taken any action that is inconsistent in any respect with any resolution adopted by the sole member of the Company, the board of managers or any committee thereof, except as would not be material to the Company and its Subsidiaries on a consolidated basis.

4.2 Authorization of Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by the Company in connection with the consummation of the Transactions (collectively, the “Company Documents”) and to consummate the Transactions. The execution and delivery of this Agreement and the Company Documents by the Company and the consummation by the Company of the Transactions have been, or will be, duly authorized by all requisite corporate action of the Company and, if applicable, each direct and indirect parent entity of the Company and no other corporate action on the part of the Company or any of its direct or indirect parent entities or equity holders of such parent entities is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Transactions. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (“Applicable Exclusions”).

4.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) the Company LLCA or the Company Certificate of Formation; (ii) except as disclosed in Section 4.3(a)(ii) of the Company Disclosure Schedule, any Material Contract or material Permit to which the Company or any of its Subsidiaries is a party; (iii) any Order applicable to the Company or any of its Subsidiaries or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (iv) any applicable Law; or (v) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii), (iv), and (v), such conflicts, violations, defaults, terminations, cancellations or Liens that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Except as disclosed in Section 4.3(b) of the Company Disclosure Schedule, no consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof or the consummation by the Company of the Transactions, except for (i) filings required under and in compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, authorizations, declarations, filings or notices the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.4 Capitalization.

(a) As of the date hereof, all of the Purchased Interests are owned beneficially and of record by Seller. The Purchased Interests have been duly authorized and are validly issued, and were not issued in violation of (i) any applicable Laws or (ii) any applicable Contracts, including any preemptive or similar right set forth therein. As of the date hereof, the authorized and outstanding membership interests of the Company are as set forth in Section 4.4(a) of the Company Disclosure Schedule.

(b) Except as disclosed in Section 4.4(b) of the Company Disclosure Schedule, (i) there are no member agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to or concerning the purchase, sale or voting of the membership interests of the Company, (ii) there is no existing right or any Contract to which the Company is a party requiring, and there are no convertible securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any membership interests or other equity interests of the Company, or other securities convertible into membership interests or other equity interests of the Company, to any Person, (iii) there is no existing Contract to which the Company is a party, and there is no obligation, contingent or otherwise, of the Company, to repurchase, redeem or otherwise acquire any membership interests or other equity interests of the Company, and (iv) there are no restrictions on transfer of any membership interests or other equity interests of the Company (other than pursuant to this Agreement), including any preemptive or similar right, that are implicated by this Agreement.

(c) There are no outstanding incentive equity or equity-based awards issued by the Company or any of its Subsidiaries to any current or former director, officer, employee, or other service provider of the Company or any of its Subsidiaries. Each outstanding incentive equity or equity-based award issued by Seller or its direct parent entities to any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries (each, an “Equity Award”) has been granted in compliance with all applicable Laws and the terms and conditions of the applicable equity plan and agreement under which it was granted. Each outstanding Equity Award that is intended to constitute a profits interest (A) constitutes a “profits interest” for U.S. federal income tax purposes and complies with the requirements of Rev. Proc. 93-27 and any other applicable provision of the Code and (B) was granted with a distribution threshold or similar economic term equal to or greater than the liquidation value of the issuing entity on the date of grant. All recipients of Equity Awards that constitute profits interests and that were awarded in the past two (2) years have filed timely and valid elections under Section 83(b) of the Code with respect to such Equity Awards.

(d) There is no Contract to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any of its Subsidiaries has or could expect to have liability that contains a promise or commitment to grant any additional Equity Awards that has not been satisfied by the Company.

4.5 Subsidiaries.

(a) Section 4.5(a) of the Company Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of each of the Company’s Subsidiaries, and, with respect to each such Subsidiary, its entity type and jurisdiction of organization.

(b) The Company or a Subsidiary of the Company is the sole beneficial and record owner of the outstanding shares of capital stock or other interests in the Company’s Subsidiaries listed on

Section 4.5(b) of the Company Disclosure Schedule, free and clear of all material Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Organizational Documents of such Subsidiary, (iii) for any restrictions on sales of securities under applicable securities Laws and/or (iv) as set forth in Section 4.5(b) of the Company Disclosure Schedule.

(c) Section 4.5(c) of the Company Disclosure Schedule sets forth the issued and outstanding equity interests as of the date hereof for each Subsidiary of the Company and the record holders of such outstanding equity interests and the number and percentage of equity interests held by each record holder.

(d) Each of the Company’s Subsidiaries is a duly organized and validly existing corporation or other entity to the extent such concepts are recognized under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each of the Company’s Subsidiaries is duly qualified or authorized to do business and in good standing as a foreign corporation or entity to the extent such concepts are recognized under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are validly issued, fully paid and non-assessable (to the extent such concepts are applicable to such equity interests that are not capital stock) and have not been issued in violation of any preemptive rights, and have been issued and granted in compliance with all applicable Laws and all requirements set forth in applicable Contracts. All such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens other than Permitted Exceptions. Neither the Company nor any of its Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Company’s Subsidiaries.

(f) Except as disclosed in Section 4.5(f) of the Company Disclosure Schedule, (i) there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which any Subsidiary of the Company is a party with respect to the purchase, sale or voting of the capital stock or stock rights of any Subsidiary of the Company, (ii) there is no existing right or any Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any shares of capital stock or other equity interests of any Subsidiary of the Company, or other securities convertible into shares of capital stock or other equity interests of any Subsidiary of the Company, to any Person, (iii) there is no existing Contract to which any Subsidiary of the Company is a party, and there is no obligation, contingent or otherwise, of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of any Subsidiary of the Company and (iv) there are no restrictions on transfer of any shares of capital stock or other equity interests of any Subsidiary of the Company (other than pursuant to this Agreement), including any preemptive or similar right, that are implicated by this Agreement.

(g) The Company has made available to Buyer accurate and complete copies of the Organizational Documents, including all amendments thereto, of each of its Subsidiaries as in effect on the date hereof.

(h) No Subsidiary of the Company is a participant in any joint venture, partnership or similar arrangement or has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than the Company or another Subsidiary of the Company).

4.6 Financial Statements.

(a) Section 4.6(a) of the Company Disclosure Schedule sets forth true, correct and complete copies of: (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2025 and December 31, 2024, together with the related audited consolidated statements of operations, member’s equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended (such audited statements, including the related notes thereto, are referred to herein as the “Annual Financial Statements”) and (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2026 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations of the Company and its Subsidiaries for the four (4) month period then ended (such unaudited statements, including the related notes thereto, are referred to herein as the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with GAAP consistently applied, with the exception of the absence of normal and recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount, and footnotes in the unaudited financial statements, which would not be materially different from those presented in the audited financial statements, and (iii) fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein. The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and applicable Law and accurately and fairly reflect, in all material respects, the transactions and dispositions of assets of the Company and its Subsidiaries required to be reflected therein. The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurances (A) that transactions are being executed and made only in accordance with appropriate authorizations of management, (B) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (C) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(b) All accounts receivable, notes receivable and other receivables of the Company and its Subsidiaries reflected on the balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date, and all accounts receivable arising from or otherwise relating to the business of the Company and its Subsidiaries since the Balance Sheet Date, arose from bona fide transactions entered into in the ordinary course of business, are adequately and appropriately reserved in accordance with GAAP and are collectible in the ordinary course of business in the aggregate amount thereof, net of reserves reflected in the Financial Statements or the books and records of the Company and its Subsidiaries, as applicable; provided, that no representation or warranty is made as to the collectability of any such receivables following the Closing.

(c) Neither the Company, its Subsidiaries nor any Representative of the Company or its Subsidiaries has received written notice of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries’ internal accounting controls that remains unresolved and would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there have been no instances of fraud involving the Company, its Subsidiaries or any of their respective officers, directors or employees with a significant role in internal control over financial reporting during any period covered by the Financial Statements that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not received written notice from its independent accountants of any material weakness in the design or operation of internal controls over financial reporting of the Company and its Subsidiaries that has not been remediated.

4.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities of any kind other than liabilities: (a) specifically reflected and adequately reserved for on the balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date; (b) incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, was caused by or relates to any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) incurred as contemplated by this Agreement or otherwise in connection with the Transactions; (d) to be included in the computations of Closing Debt, Closing Working Capital or Closing Transaction Expenses; (e) that have been discharged or paid off since the Balance Sheet Date; or (f) as set forth on Section 4.7 of the Company Disclosure Schedule.

4.8 Absence of Certain Developments. Since the Balance Sheet Date, (i) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (ii) there has not been any Material Adverse Effect, (iii) except as set forth on Section 4.8 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the Company has not taken (or failed to take) any action that would require consent under clauses (i) through (vi), (xv), (xiii), (xvii), (xix), or (xxiii) of Section 7.2 and (iv) the Company has not suffered any damage, destruction or loss to any of the assets of the Company or any of its Subsidiaries not covered by insurance and where such uninsured damage, destruction or loss exceeded $1,000,000.

4.9 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes required to be paid by the Company or its Subsidiaries have been timely paid.

(b) There are no Liens with respect to Taxes upon any assets of the Company or any of its Subsidiaries, other than Permitted Exceptions described in clause (iii) of the definition thereof.

(c) All material amounts of Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority. The Company and its Subsidiaries have complied in all material respects with any associate reporting and recordkeeping requirements.

(d) No deficiencies for any material amounts of Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that are still pending. No requests for waivers of the time to assess any Taxes have been made that are still pending. Neither the Company nor any of its Subsidiaries has agreed to or is the beneficiary of any extension of time beyond the date hereof with respect to a Tax assessment or deficiency. No Tax Return of the Company or its Subsidiaries is under current examination by the IRS or by any state, local or foreign Taxing Authority, and there are otherwise no material audits, suits, proceedings, claims, or assessments of any Tax Returns with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary Tax group, other than a group the common parent of which was the Company or its Subsidiaries, or (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries)

under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person as a result of any indemnification provision or other contractual obligation (other than those contained in ordinary course commercial agreements the primary purpose of which does not relate to Taxes).

(g) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within the two-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code.

(h) No written claim has been made by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiaries are, or may be, subject to Tax by or required to file Tax Returns in that jurisdiction.

(i) Other than the PLR Request, no private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by or with any Taxing Authority with respect to the Company or any of its Subsidiaries, in each case, during the past three years.

(j) Neither the Company nor any of its Subsidiaries has participated in, been a party to, or a promoter of, a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, after the Closing Date as a result of (i) any adjustment under Section 481 of the Code (or any similar provision of applicable state, local, or non-United States Law) by reason of any change in accounting method or use of an improper method of accounting for any taxable period ending prior to the Closing Date, (ii) any “closing agreement” (within the meaning of Code Section 7121) with any Governmental Authority executed before the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. law) occurring or arising prior to the Closing Date, (iv) any installment sale or open transaction disposition made prior to the Closing, (v) any prepaid amount or advance payment received or accrued on or prior to the Closing Date, or (vi) the application of Sections 951 or 951A of the Code.

(l) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has (i) made, changed or rescinded any material Tax election; (ii) elected or changed any method of accounting for Tax purposes; (iii) changed any annual Tax accounting period, (iv) filed for or surrendered any material Tax refund or any right to claim any material Tax refund; (v) settled any audit, assessment, dispute, proceeding or investigation in respect of Taxes (vi) filed any amended Tax Return or Tax Return in a manner inconsistent with past practice; or (vii) entered into any contractual obligation in respect of Taxes with any Governmental Authority.

(m) The Company and its Subsidiaries are and have at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been a resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company and its Subsidiaries are not and have not been subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that jurisdiction.

4.10 Real Property.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a complete list of all leases of real property in effect on the date hereof with respect to which the Company or its Subsidiary is the lessee (individually, a “Real Property Lease” and, collectively, the “Real Property Leases”), including the address, the name of the third party lessor and the use of each leased property. As of the date hereof, the Company has made available to Buyer a true, correct and complete copy of each Real Property Lease (including all amendments, modifications, supplements and guarantees with respect thereto). Each Real Property Lease is in full force and effect and is a valid and binding obligation of the Company or its applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto. The Company or its applicable Subsidiary has a valid leasehold interest in each property subject to a Real Property Lease, free and clear of all Liens other than Permitted Exceptions. No event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default by the Company or any of its Subsidiaries under any of the Real Property Leases as of the date hereof. To the Knowledge of the Company, no other party to any Real Property Lease is in material default thereunder. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Real Property Lease or any portion thereof. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to any real property leased by the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries do not own, and since the Lookback Date have not owned, any real property.

4.11 Title to Assets; Sufficiency of Assets. The Company and its Subsidiaries own good title to, hold pursuant to valid leases or otherwise have the valid and legal right to use all of their material assets shown to be owned by them on the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the Balance Sheet Date (except for such personal property sold or disposed of subsequent to the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Exceptions. The material equipment owned or leased by the Company and its Subsidiaries is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of such equipment, ordinary wear and tear excepted) and is adequate and suitable for its present uses. The property and assets owned or leased by the Company and its Subsidiaries constitute all of the property and assets used or held for use in connection with the businesses of the Company and its Subsidiaries and are adequate to conduct such business as currently conducted.

4.12 Intellectual Property; Privacy and Data Security.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of (i) all Company Registered IP, specifying as to each such item, as applicable, the name or title, the owner (and any co-owner(s), as applicable), the jurisdiction of application or registration, the application or registration number and the date of application or registration, and (ii) all material unregistered Trademarks included in Company Intellectual Property. The ownership of each item of Company Registered IP owned or purported to be owned by the Company or a Subsidiary is recorded with the applicable Governmental Body solely in the name of the Company or one of its Subsidiaries, or the Company or a Subsidiary of the Company is the applicant of record with respect thereto. The Company and its Subsidiaries do not own or purport to own any proprietary software.

(b) Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, the Company and its Subsidiaries exclusively own, free and clear of all Liens, other than Permitted Exceptions, all right, title and interest in and to the Company Intellectual Property. The Company Registered IP is

subsisting and all issued or registered Company Registered IP is valid and enforceable. The Company and its Subsidiaries own, have a license to or otherwise possess adequate rights to use all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries as currently conducted, and the Company and its Subsidiaries will continue to own, license or have the right to use all such Intellectual Property immediately following the Closing to the same extent as immediately prior to the Closing, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) As of the date hereof, all Company Registered IP owned or purported to be owned by the Company or any of it Subsidiaries has been duly maintained, and is not expired, cancelled or abandoned. All registration, maintenance and renewal fees in respect of Company Registered IP owned or purported to be owned by the Company or any of it Subsidiaries have been paid in a timely manner and the Company and its Subsidiaries are current with necessary filings of any documents, applications or certificates with the relevant Governmental Bodies for the purpose of perfecting and maintaining all Company Registered IP. To the Knowledge of the Company, all exclusively in-licensed Company Registered IP has been duly maintained, and is not expired, cancelled or abandoned (or otherwise intended to be allowed to expire, cancel or become abandoned). Section 4.12(a) of the Company Disclosure Schedule sets forth all actions that must be taken by the Company within 90 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purpose of perfecting, maintaining or renewing any Company Registered IP owned or purported to be owned by the Company or any of its Subsidiaries.

(d) As of the date hereof, there is no Legal Proceeding pending or threatened in writing against the Company or any of its Subsidiaries alleging that the operation of the business of the Company or any of its Subsidiaries as currently conducted, or as conducted during the six (6) years prior to the date hereof, infringes, misappropriates or violates any Intellectual Property of any third party, or that any Company Intellectual Property is invalid or unenforceable. The Company and its Subsidiaries have not received any written notice, claim, charge, complaint or demand from any third party alleging any infringement, misappropriation or violation of any Intellectual Property of such third party (including any invitation to license or request or demand to refrain from using any Intellectual Property of any third party).

(e) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted, and the products and services of the Company and its Subsidiaries, do not infringe, misappropriate or violate, and have not infringed, misappropriated or violated, any Intellectual Property of any third party.

(f) To the Knowledge of the Company, no third party is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has sent any written notice, claim, charge, complaint or demand to, or asserted or threatened any Legal Proceeding against, any third party alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(g) The Company or one of its Subsidiaries owns all rights, title and interest in and to all Intellectual Property that has been created or developed by all former and current employees, consultants or contractors of the Company and its Subsidiaries within the scope of employment or engagement, as applicable, either by operation of Law or pursuant to a written agreement assigning ownership of the foregoing to the Company or the applicable Subsidiary. No funding, facilities, resources or personnel of any Governmental Body, university, research institute or other educational institution has been used to develop or create any of the Company Intellectual Property in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Company Intellectual Property.

(h) The Company and its Subsidiaries have taken commercially reasonable measures to protect all Trade Secrets included in the Company Intellectual Property. The Company and its Subsidiaries are not in breach of and have not breached any obligations or undertakings of confidentiality which they owe or have owed to any third party. All current and former employees, contractors, consultants and third parties that have or had access to Trade Secrets or other proprietary or confidential information owned by or in the possession or control of the Company or its Subsidiaries have executed and delivered to the Company or one of its Subsidiaries a valid and enforceable agreement requiring such employee, contractor, consultant or third party to maintain the confidentiality of such Trade Secrets and information and to use such Trade Secrets and information only for the benefit of the Company or its Subsidiaries. The Company and its Subsidiaries maintain records of the processes and data required for the operation of their business in a manner sufficient for qualified technical personnel to continue the operation of the business in the ordinary course.

(i) The execution and delivery of this Agreement and the consummation of the Transactions will not result in (i) any increase in any royalty, license fee, or other payment obligation of the Company or any of its Subsidiaries pursuant to any Contract relating to Intellectual Property, (ii) the acceleration of any milestone or other payment obligation of the Company or any of its Subsidiaries under any such Contract, or (iii) any termination of any such Contract or other adverse change to the payment or economic terms applicable to the Company or any of its Subsidiaries under any such Contract.

(j) The Company and its Subsidiaries use all artificial intelligence tools in material compliance with the applicable license terms, consents, agreements and Laws. The Company and its Subsidiaries have not included any Personal Information, Trade Secret, or confidential or proprietary information of the Company or its Subsidiaries, or of any third party to which the Company is under an obligation of confidentiality, in any prompts or inputs into any artificial intelligence tools, except in cases where such artificial intelligence tools do not use such prompts or inputs to train such artificial intelligence tools or improve the services related to such artificial intelligence tools. The Company and its Subsidiaries have not used artificial intelligence tools to develop any Company Registered IP or any other material Company Intellectual Property.

(k) The Company and its Subsidiaries lawfully own, lease or license all information technology systems, computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation used, owned, licensed or leased by the Company in connection with the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, “Company IT Assets”). Such Company IT Assets (i) are reasonably sufficient for the existing needs of the Company and its Subsidiaries; and (ii) have been maintained, in all material respects, in accordance with commercially reasonable standards. To the Knowledge of the Company, the Company IT Assets do not, and since the Lookback Date have not, contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase software, hardware, or data. Since the Lookback Date, to the Knowledge of the Company, there has been no material unauthorized access to or use of any of the Company IT Assets. The Company and its Subsidiaries maintain a business continuity plan consistent with customary industry practices.

(l) The Company and its Subsidiaries are, and have been, in compliance in all material respects with all applicable Privacy Obligations. The Company and its Subsidiaries have implemented and maintain an information security program that is comprised of reasonable organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Company IT Assets and Sensitive Data they Process that are consistent with all Privacy Obligations. To the Knowledge of the Company, there has been no Security Breach. Neither the Company nor any of its Subsidiaries have been notified in writing, or been required by applicable Law, Governmental Body or Privacy Obligation to notify in writing, any Person of any Security Breach. Neither the Company nor any of its Subsidiaries has received written notice of any claims, investigations (including investigations by a Governmental Body), or alleged violations of Privacy Obligations with respect to Personal Information Processed by the Company or its Subsidiaries.

4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, in each case, as of the date of this Agreement (excluding any Company Benefit Plan or Purchase Order) (collectively, the “Material Contracts”):

(i) any Contract providing for (A) the employment or engagement of any natural person on a full-time, part-time, independent contractor, temporary or other basis providing compensation or other benefits to any director, officer, employee, or other service provider of the Company and any of its Subsidiaries, on the one hand, and any such director, officer, employee, or other service provider, on the other hand, that is not terminable by the Company and any of its Subsidiaries for any reason without incurring any material liability upon thirty (30) or less days’ notice to the other party thereto (other than as required by Applicable Law) or (B) severance, termination or change in control or transaction-related compensation or payments to any director, officer, employee, or other service provider;

(ii) any Contract for the sale of any of the assets of the Company or any of its Subsidiaries entered into within the two (2) years prior to the date hereof for consideration in excess of $[***] (other than sales or dispositions of inventory or other assets in the ordinary course of business);

(iii) any Contract relating to any acquisition made by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person for consideration in excess of $[***]that contains representations, warranties, covenants, indemnities or other obligations of the Company or any of its Subsidiaries that are still in effect and under which the Company or any of its Subsidiaries would reasonably be expected to have a material liability after the Closing;

(iv) any joint venture, partnership or other similar agreement with a third party involving an investment by the Company or any of its Subsidiaries in excess of $[***];

(v) any lease or agreement under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $[***];

(vi) any lease or agreement under which the Company or any of its Subsidiaries is lessor of, or permits any third party to hold or operate any personal property, for which the annual rental exceeds $[***];

(vii) each Real Property Lease;

(viii) any Contract containing covenants restricting or limiting in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or to solicit or hire any Person, or which grants exclusive rights or rights of first refusal or negotiation to license, market, sell, distribute or otherwise make available any product or other asset of the Company and its Subsidiaries, in each case, that materially impairs the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date hereof; and

(ix) licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries is granted rights by others in or under any Intellectual Property (other than (A) commercial off the shelf software that is made available for a total cost of less than $[***] in the aggregate per vendor, (B) agreements where any license of any Intellectual Property is incidental to the purpose of such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, (C) employee, contractor and consulting agreements entered into in the ordinary course of business where such agreements include a valid assignment of any Intellectual Property developed by such employee, contractor or consultant to the Company within the scope of employment or engagement, as applicable; and (D) nondisclosure agreements entered into in the ordinary course of business);

(x) licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries has granted rights to others in or under any Intellectual Property (other than (A) non-exclusive licenses to customers granted in the ordinary course of business, (B) agreements under which Intellectual Property or confidential information is disclosed to employees, contractors and consultants for the benefit of the Company or any of its Subsidiaries in the ordinary course of business, (C) agreements where any license of any Intellectual Property is incidental to the purpose of such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, (D) nondisclosure agreements entered into in the ordinary course of business and (E) non-exclusive licenses granted to service providers in the ordinary course of business for the sole purpose of providing services to the Company or any of its Subsidiaries);

(xi) all Contracts (including settlement agreements, coexistence agreements and consent agreements) pursuant to which the Company or any of its Subsidiaries is restricted, in any material respect, from using, registering or enforcing Company Intellectual Property;

(xii) any Contract pursuant to which the Company or any of its Subsidiaries provides an indemnity for any actual or alleged infringement, misappropriation or other violation of any Intellectual Property under which the Company or any of its Subsidiaries reasonably expect to have material liability;

(xiii) any Contract relating to the incurrence of Debt or the making of any loan by the Company or any of its Subsidiaries (other than loans made to any Subsidiary of the Company) involving an amount in excess of $[***];

(xiv) any collective bargaining or other agreement or Contract with a Union (each, a “CBA”);

(xv) any Contract with a Key Customer or Key Supplier;

(xvi) any Contract with a “single source” supplier pursuant to which key materials or services are supplied to the Company or any of its Subsidiaries from a single source and for which no other source for such key materials or services could be procured without material cost or expense;

(xvii) any Contract for the purchase, lease or use of materials, supplies, goods, services, equipment or other assets providing for either (A) future annual payments by the Company or any of its Subsidiaries of $[***]or more or (B) future aggregate payments by the Company or any of its Subsidiaries of $[***]or more;

(xviii) any Contract providing for “most favored customer” or similar pricing terms that limit the Company’s or any of its Subsidiaries’ right to determine pricing in its discretion, or any Contract containing minimum payment obligations;

(xix) any Contract under which (A) any Person has directly or indirectly guaranteed any material liabilities of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any material liabilities of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xx) any Contract which contains any provisions requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business or pursuant to the Company’s standard form agreement);

(xxi) any Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Person (as defined below) (other than offer letters, employment agreements, individual consulting agreements and option agreements entered into in the ordinary course of business) (a “Related Person” means any officer, director, manager or equityholder of the Company or any of the Company’s Subsidiaries or Seller or any of the Seller’s parent entities);

(xxii) any Contract with any Governmental Body, or any government contract, government subcontract or other arrangement with or funded by any Governmental Body, in each case involving annual payments to or from the Company or any of its Subsidiaries in excess of $[***]; and

(xxiii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing earn-out, milestone, royalty or other contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business) that would reasonably be expected to result in payments in excess of $[***].

(b) Each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, of each counterparty thereto and is in full force and effect except for such failures to be legal, valid and binding or in full force and effect that would not reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis. Neither the Company nor any of its Subsidiaries is in breach of, or in default under, any Material Contract, and no event has occurred or circumstance exists that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, except for such breaches and defaults that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in breach of, or in default under, any such Material Contract, and no event has occurred within the twelve (12) months prior to the date hereof that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Material Contract has been cancelled or otherwise terminated (except for expirations pursuant to the terms thereof), and the Company has not received any written or, to the Knowledge of the Company, oral notice from any Person regarding any cancellation, termination or intention not to renew any Material Contract. The Company has made available to Buyer true, correct and complete copies of all Material Contracts (including all amendments, modifications, supplements and waivers thereto).

(c) Each Purchase Order that is outstanding as of the date hereof constitutes a legal, valid and binding obligation of the Company or its applicable Subsidiary party thereto and, to the Knowledge of the Company, of each counterparty thereto, and is in full force and effect, except for such failures to be legal, valid, binding or in full force and effect that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in material breach of, or in material default under, any Purchase Order that is outstanding as of the date hereof, and no event has occurred or circumstance exists that with notice or lapse of time or both would constitute such a material breach or material default thereunder by the Company or any of its Subsidiaries, except for such breaches and defaults that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Purchase Order outstanding as of the date hereof has been cancelled or otherwise terminated (other than pursuant to the terms thereof or through ordinary course completion), and the Company has not received any written or, to the Knowledge of the Company, oral notice from any counterparty regarding any cancellation or termination of any Purchase Order that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each outstanding Purchase Order with a customer of the Company or its Subsidiaries is consistent with the Company or its Subsidiaries’ standard terms and conditions of sale other than departures that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, neither the Company nor Seller shall be required to (i) list or disclose any Purchase Orders on Section 4.13 of the Company Disclosure Schedule or any other section of the Company Disclosure Schedule or (ii) make available copies of any Purchase Orders to Buyer, in each case, as a condition to the accuracy of any representation or warranty set forth in this Agreement.

4.14 Employee Benefits Plans.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA), and each bonus, commission, retention, change-of-control, pension, retirement, profit sharing, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom interest, restricted unit, profits interest, or other incentive equity or equity-based, health or other medical, welfare, dental, life, disability, retiree medical or life insurance, supplemental retirement, severance, vacation or other paid time off, employment (including offer letters), or individual independent contractor or other benefit or compensation plan, program, policy, practice, arrangement or agreement sponsored, contributed to or required to be contributed to or maintained by the Company or any of its Subsidiaries for any current or former director, officer, employee, or other service provider of the Company or any of its Subsidiaries or as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, or as to which the Company or any of its Subsidiaries is a party, other than any plan, program, policy, practice, arrangement or agreement established pursuant to statute and sponsored or maintained by a Governmental Body. With respect to each material Company Benefit Plan, the Company has made available to Buyer current, correct and complete copies of, as applicable: (i) such Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent summary plan description (and any summaries of material modifications with respect thereto), (iii) the most recent annual Form 5500 report (with all schedules and attachments, including financial statements), (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service and (v) all non-routine notices, letters, and other correspondence with any Governmental Body in the past six (6) years, (vi) the Forms 1094-C and a sampling of Forms 1095-C for each employing entity for each of calendar years 2019 to 2025. Each Company Benefit Plan has been established, maintained, operated, funded and administered in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws (including ERISA and the Code). Neither the Company nor, to the Knowledge of the Company, any other Person is in material breach of, or material default under, any Company Benefit Plan.

(b) (i) All Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received or applied for a favorable determination letter or have time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Plan for any period for which such Company Benefit Plan would not otherwise be covered by an IRS determination and (ii) to the Knowledge of the Company no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or result in material liability to the Company.

(c) All contributions, premiums, distributions and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans and applicable Law have, in all material respects, been timely made or have been properly accrued, to the extent required to be accrued under GAAP. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in any transaction with respect to any Company Benefit Plan that could subject any such Company Benefit Plan or any member of the Company Group to any liability for a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(d) Neither the Company nor any of its Subsidiaries has ever maintained, contributed to or has been required to contribute to or maintains, contributes to or is required to contribute to or has any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise): (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code and Section 302 of ERISA; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code; (iv) any “multiple employer plan” (as described in Section 413(c) of Code or Section 210 of ERISA); or (v) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) No Company Benefit Plan provides post-employment or post-retirement health or welfare benefits to any Person other than health continuation coverage pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA at the participant’s sole expense.

(f) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(g) No current or former director, officer, employee, or other service provider of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole, indemnification, reimbursement or other additional payment from the Company or any of its Subsidiaries in respect of any Tax or interest or penalty related thereto under Section 409A of the Code or Section 4999 of the Code.

(h) There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding or claim of any kind with respect to any Company Benefit Plan (other than routine claims for benefits), and, to the Knowledge of the Company, no fact or circumstance exists that would be reasonably likely to give rise to any such Legal Proceeding. No Company Benefit Plan is, or within the last six (6) years has been, the subject of an examination or audit by a Governmental Body, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(i) None of the execution and delivery of this Agreement, the stockholder approval of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) would reasonably be expected to (i) result in any payment or benefit (whether of compensation, severance, termination pay or otherwise) becoming due to any current or former director, officer, employee, or other service provider of the Company or any of its Subsidiaries, (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any compensation or benefits (including equity or equity-based compensation) or the required funding of any Company Benefit Plan or Equity Award, (iii) limit or restrict the right of the Company, Buyer or any of their respective Affiliates to merge, amend or terminate any Company Benefit Plan, (iv) result in any forgiveness of indebtedness of any current or former director, officer, employee, or other service provider of the Company or any of its Subsidiaries, or (v) result in any “parachute payment” within the meaning of Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(j) Section 4.14(j) of the Company Disclosure Schedule sets forth a list of each Company Benefit Plan maintained for the benefit of any director, officer, employee, or other service provider who performs services for the Company or any of its Subsidiaries outside of the United States (each, a “Non-U.S. Plan”). No Non-U.S. Plan provides for benefits that exceed the statutory minimum benefits required to be provided by the Company or any of its Subsidiaries to such Person pursuant to applicable Laws. There is no Non-U.S. Plan in the nature of a defined benefit plan or multiemployer plan. Each Non-U.S. Plan (i) if intended to qualify for special tax treatment under applicable Laws, satisfies all requirements to obtain such tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Laws, and (iii) has been maintained in compliance in all material respects with applicable Laws.

4.15 Labor.

(a) The Company is, and since the Lookback Date has been, in material compliance with all applicable Laws respecting labor, employment and employment practices and terms and conditions of employment, including wages and hours (including minimum wage, overtime, meal and rest breaks, vacation time, sick leave and work-related expense reimbursement), child labor, withholdings and deductions, background checks and drug testing, employee trainings and notices, classification and payment of employees and independent contractors, pay equity, non-discrimination, non-harassment and non-retaliation in employment, disability rights, family and medical leave, occupational health and safety, worker’s compensation, plant closings and mass layoffs, immigration and requirements applicable to employers who hold federal contracts and the classification and compensation of employees and independent contractors.

(b) The Company and its Subsidiaries have not incurred since the Lookback Date, and, to the Knowledge of the Company, no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any material liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of employees as consultants or independent contractors or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or applicable state or foreign Law.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any CBA and no such Contract is being negotiated by either the Company or any of its Subsidiaries. To the

Company’s Knowledge, no Union represents, or purports to represent, any employee of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such organization is attempting or threatening to organize such employees and there are no ongoing or threatened union organizing activities involving employees of the Company or any of its Subsidiaries and no such activities have occurred since the Lookback Date.

(d) Since the Lookback Date, there has not been, nor is there pending or, to the Knowledge of the Company, threatened, any labor dispute between the Company or any Subsidiary of the Company and any Union, that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, or any strike, work stoppage, handbilling, picketing, petitions or demands for recognition, work slowdown or lockout involving any employee of the Company or any Subsidiary of the Company. There are no “Unfair Labor Practice” (as defined in the National Labor Relations Act) charges or complaints or any other labor-related arbitrations or labor grievances pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or other Governmental Body by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, except for any labor-related arbitrations or labor grievances that would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. No notice, consent or consultation obligations with respect to any employees of the Company or any Subsidiary, or any Union representing employees of the Company or any of its Subsidiaries, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e) Since the Lookback Date, neither the Company nor any of its Subsidiaries has implemented any reductions in force or layoffs which, within any rolling 90-day period, resulted in the termination of fifteen (15) or more employees, put fifteen (15) or more employees on unpaid leave or furlough, or reduced the hours by 50% or more of fifteen (15) or more employees.

(f) There are not, and since the Lookback Date there have not been, any Legal Proceedings pending or, to the Knowledge of the Company, threatened, by or before any Governmental Body with respect to the Company or any of its Subsidiaries concerning employment-related matters that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(g) No current executive, senior-level employee, independent contractor or group of employees or individual service providers has given notice of termination of employment or engagement or, to the Knowledge of the Company, otherwise disclosed plans to terminate their employment or engagement with the Company or any of its Subsidiaries within the twelve (12)-month period following the Closing. No employee of the Company or its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration. Neither the Company nor any of its Subsidiaries have received notice that any employee, director or independent contractor of the Company or its Subsidiaries is or has been the subject of any sexual or other type of harassment, assault, discrimination or other misconduct allegations during his or her tenure at the Company or any of its Subsidiaries. Except as set forth at Section 4.15(g) of the Company Disclosure Schedule, neither the Company or any of its Subsidiaries has entered into any settlement or similar out-of-court or pre-litigation agreements related to allegations of sexual or other type of harassment, discrimination, assault or misconduct by any director, officer, employee, or other service provider of the Company or any of its Subsidiaries since the Lookback Date.

(h) To the Knowledge of the Company, no director, officer, employee, or other service provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant agreement (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(i) The Company has delivered to Buyer a true and complete listing, as of the last regular payroll date immediately preceding the date hereof, of all current employees and natural person independent contractors of the Company and its Subsidiaries including, for each Person, (i) name, (ii) title or position (including whether full or part time, employee or independent contractor and, if an employee, treatment by the Company as exempt or non-exempt), (iii) primary work location (by state or location (if non-U.S.)), (iv) current annual base salary, base consulting fee or hourly rate (as applicable), (v) commission, target bonus or other incentive-based compensation (as applicable), (vi) leave status, (vii) visa status, (viii) employing or engaging entity and (ix) date of hire or initial engagement.

4.16 Litigation.

(a) Except as set forth on Section 4.16 of the Company Disclosure Schedule, there are no Legal Proceedings pending as of the date hereof and, to the Knowledge of the Company, since the Lookback Date, no Person has threatened in writing to commence any Legal Proceeding against the Company, its Subsidiaries or any of their respective assets that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. As of the date hereof, to the Knowledge of the Company, no event has occurred, and no claim or dispute exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Legal Proceeding that is of a type described in the preceding sentence. No former direct or indirect holder of any equity interests of the Company or any of its Subsidiaries has any Legal Proceeding against the Company or such Subsidiary that remains unresolved.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any such Subsidiary, is subject or which restricts in any respect the ability of the Company or any of its Subsidiaries to conduct its business and to the Knowledge of the Company, no officer or other employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

4.17 Compliance with Laws; Permits; Healthcare Regulatory.

(a) As of the date hereof, except as set forth on Section 4.17 of the Company Disclosure Schedule, the Company and its Subsidiaries are not in default or violation of any Law of a Governmental Body that is applicable to the Company or by which any property or asset of the Company is bound, including any Health Care Law, except for any such defaults or violations that would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. The Company has not since the Lookback Date through the date hereof received any written, or to the Company’s Knowledge, oral notice or communication, including any FDA Form 483, notice of adverse finding, safety notice, warning letter, untitled letter, or other enforcement correspondence from the FDA or other Governmental Body alleging noncompliance with any Health Care Law.

(b) To the Company’s Knowledge, the Company and its Subsidiaries have all material Permits necessary for the conduct of the business by them and the ownership, use and operation of their assets, other than those the failure of which to possess that would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. The Company is not as of the date hereof in violation or breach of any of the Permits listed or required to be listed on Section 4.17(b) of the Company Disclosure Schedule, except for any such violations or breaches that would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.17 of the Company Disclosure Schedule, since the Lookback Date through the date hereof the Company has not received any written, or to the Company’s Knowledge oral, notice of any proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as conducted on the date hereof.

(c) All design, development, manufacturing, testing, packaging, labeling, storage, and handling, and related operations conducted by or on behalf of the Company in connection with the Company’s business have been since the Lookback Date through the date hereof conducted in material compliance with the requirements of current good manufacturing practices as promulgated by the FDA under 21 C.F.R. Part 820, ISO 13485:2016, version of ISO 13485 required for certificates under EU MDR, and applicable comparable foreign and state Laws and regulations.

(d) Except as set forth on Section 4.17 of the Company Disclosure Schedule, since the Lookback Date through the date hereof, (1) there have been no recalls, field actions, corrections, or removals ordered (or, to the Company’s Knowledge, threatened) by the FDA or any other Governmental Body with respect to any of the products of the Company or its Subsidiaries, (2) the Company and its Subsidiaries have neither voluntarily nor at the request of any Governmental Body initiated or participated in any recalls, field actions, corrections or removals of any of the products of the Company or its Subsidiaries, and (3) to the Company’s Knowledge, no customer of the Company or its Subsidiaries has voluntarily, nor at the request of any Governmental Body, initiated or participated in any recalls, field actions, corrections or removals due to products, operations, or services provided by the Company or its subsidiaries to such customer.

(e) Since the Lookback Date, no Company product has been seized, withdrawn, recalled, detained, subject to a suspension, destruction order, safety alert or similar action, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension or termination of manufacturing, testing, marketing, or other activity relating to any Company product, or (ii) a change in the labeling of any Company product suggesting a compliance issue or risk, in either case. No Legal Proceedings in the United States or any other jurisdiction seeking the withdrawal, revocation, suspension, import refusal or import alert, or seizure of any Company product are pending or, to the Company’s Knowledge, threatened against the Company.

(f) Since the Lookback Date, all reports, statements, documents, registrations, filings, and submissions required to be filed by or on behalf of the Company or any of its Subsidiaries with any Governmental Body have been filed, properly maintained, amended and supplemented as required by Health Care Laws, except to the extent any failure to file has not been, and would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. All such reports and filings were and are complete and truthful, not misleading or fraudulent, and in compliance with Health Care Laws in all material respects when filed or as amended or supplemented, and no material deficiencies have been asserted in writing by any Governmental Body with respect to such reports and filings other than in the ordinary course of business, except to the extent that a failure to be in compliance has not been, and would not reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(g) The Company and its Subsidiaries are not enrolled in and do not submit claims to any federal health care program (as defined at 42 U.S.C. § 1320a–7b(f)) or other third party payment program for items or services furnished by the Company or its Subsidiaries.

(h) No officer, director, employee or, to the Company’s Knowledge, agent or subcontractor of the Company has been suspended, disqualified or debarred by any Governmental Body

(including the FDA pursuant to its authority under 21 U.S.C. § 335a and 21 C.F.R. § 812.119) or, to the Company’s Knowledge, is the subject of any investigation or proceeding which would reasonably be expected to result in suspension, disqualification or debarment by any Governmental Body. Neither the Company, any Subsidiary, officer, director, employee or, to the Company’s Knowledge, agent or subcontractor of the Company made any untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Body responsible for enforcement or oversight with respect to applicable Health Care Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Body that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Body to invoke a similar policy.

(i) To the Company’s Knowledge, since the Lookback Date, all preclinical studies, clinical trials and other tests of Company products conducted by or on behalf of the Company and its Subsidiaries have been and are being conducted, in compliance in all material respects with Health Care Laws and any other applicable Laws and regulations. The Company and its Subsidiaries have not received any written, or to the Company’s Knowledge, oral notice that the FDA or any other Governmental Body responsible for oversight or enforcement of any applicable Health Care Laws or any institutional review board or ethics committee (or similar body responsible for oversight of human subjects research) or institutional animal care and use committee (or similar body responsible for oversight of animal research), has initiated, or, to the Company’s Knowledge, threatened to initiate, any Legal Proceeding to restrict or suspend preclinical or nonclinical research on, or clinical study of, any Company product.

4.18 Environmental and Safety Matters.

(a) The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all applicable Environmental and Safety Laws.

(b) The Company and its Subsidiaries hold all Permits required by applicable Environmental and Safety Laws to operate the Riverpoint Business as presently conducted (“Environmental Permits”), all such Environmental Permits are valid, effective, and in force, and the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all such Environmental Permits. Section 4.18(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Environmental Permits.

(c) Neither the Company nor any of its Subsidiaries is subject to any pending, or to the Knowledge of the Company, threatened Legal Proceeding, claim, notice or information request alleging that the Company or any of its Subsidiaries is in material violation of any Environmental and Safety Law or any Environmental Permit or has any material liability under any Environmental and Safety Law, including any Legal Proceedings, claims, notices or information requests relating to the Company’s or its Subsidiaries’ use and emissions of ethylene oxide.

(d) No Hazardous Material has been Released by the Company or any of its Subsidiaries at, to, on or under any real property owned, leased or operated by the Company or any of its Subsidiaries in an amount, manner, condition or concentration that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under any Environmental and Safety Law.

(e) Except as set forth on Section 4.18(e) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or operate any underground storage tanks in connection with the Riverpoint Business.

(f) With respect to the Riverpoint Business, any leased real property, and any other real property currently or formerly owned, leased or operated by the Company and its Subsidiaries, neither the Company nor its Subsidiaries have, either expressly or by operation of law, assumed, undertaken or provided an indemnity with respect to any material liability (including any material investigative, corrective or remedial obligation, of any other Person arising under any Environmental and Safety Law).

(g) The Company and its Subsidiaries have made available to Buyer copies of all environmental insurance policies and all material environmental reports, audits and assessments in the Company’s or its Subsidiaries’ possession or control concerning the Riverpoint Business, any leased real property, and any other real property currently or formerly owned, leased or operated by the Company and its Subsidiaries.

4.19 Insurance. Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list of each insurance policy maintained by the Company and its Subsidiaries as of the date hereof that is material to the Company and its Subsidiaries on a consolidated basis (including the insurer, policy number, type and amount of coverage and expiration date). All of such insurance policies are in full force and effect as of the date hereof and all premiums due thereon have been paid in full. With respect to each such insurance policy, as of the date hereof, (a) neither the Company nor any of its Subsidiaries is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy, (b) no written notice of cancellation or termination has been received other than in connection with ordinary renewals and (c) no claim is pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the insurer (other than customary reservation of rights). Since the Lookback Date, the Company has maintained insurance for the Company and its Subsidiaries in the type and in the amounts customarily carried by Persons conducting a business similar to the Company and its Subsidiaries and such policies are sufficient to comply in all material respects with all applicable Laws and the requirements of all Material Contracts.

4.20 Related Party Agreements. Except as listed on Section 4.20 of the Company Disclosure Schedule and for (a) normal advances to employees, officers and directors in the ordinary course of business, (b) payment of compensation for employment or service to employees, officers and directors in the ordinary course of business, (c) participation by employees, officers and directors in any Company Benefit Plan and (d) customary indemnification and expense reimbursement, no director, officer, manager or equityholder of the Company or any Subsidiary of the Company, or any Affiliate of any of the foregoing (other than the Company and its Subsidiaries) (1) is a party to any agreement, arrangement, contract or other commitment to which the Company or any Subsidiary of the Company is a party or by which any of their respective assets or properties is bound, (2) has any direct or indirect interest in any agreement, arrangement, contract or other commitment, asset or property (real or personal), tangible or intangible, owned by, used in or pertaining to the business of the Company or any of its Subsidiaries or (3) has any direct or indirect interest in any Person that is a material customer or supplier of the Company or any of its Subsidiaries, in each case of the foregoing clauses (a) through (d). Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list of all management, monitoring, advisory, consulting or similar agreements between the Company or any of its Subsidiaries, on the one hand, and Seller, Sponsor or their respective Affiliates, on the other hand (collectively, the “Sponsor Agreements”) together with the aggregate amount of fees, costs, expenses or other payments (including any termination or buyout fees) that will become due and payable thereunder in connection with or as a result of the consummation of the Transactions. No Sponsor Agreement will remain in effect following the Closing and neither the Company, its Subsidiaries, Buyer Party of its Affiliates will have any liability with respect to a Sponsor Agreement following the Closing.

4.21 Suppliers and Customers. Section 4.21 of the Company Disclosure Schedule lists, (i) by dollar volume paid for the twelve (12) month period ended on December 31, 2025, the twenty (20) largest suppliers of goods and services (such suppliers, “Key Suppliers”) and (ii) on a consolidated basis by annual revenue for the twelve (12) month period ended on December 31, 2025, the twenty (20) largest customers of the Company (such customers, “Key Customers”), and sets forth opposite the name of each Key Customer or Key Supplier, as applicable, the amount of revenue or expenses, as applicable, attributable to each such Key Customer or Key Supplier. Since December 31, 2025, no Key Customer or Key Supplier has (a) cancelled or otherwise terminated, or provided written notice or, to the Knowledge of the Company, otherwise orally provided notice to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries, (b) materially decreased, or provided written notice or, to the Knowledge of the Company, orally provided notice to materially decrease, the services, supplies or materials supplied to or purchased from the Company or any of its Subsidiaries or (c) with respect to the Key Suppliers, materially increased the prices charged to the Company or any of its Subsidiaries. Since December 31, 2025, there has not been any termination of, or material adverse modification of, the business relationship maintained by the Company with any Key Customer or Key Supplier. Neither the Company nor its Subsidiaries have any outstanding material disputes with any Key Customer or Key Supplier and no Key Customer or Key Supplier has given the Company or any of its Subsidiaries notice that it is subject to any bankruptcy, insolvency or similar Proceeding. None of the Company or any of its Subsidiaries has knowingly breached any agreement with, or engaged in any fraudulent conduct with respect to, any of its customers or suppliers.

4.22 Financial Advisors. Other than any arrangements (i) with Jefferies Group LLC or (ii) pursuant to which amounts that may become due and owing constitute Company Transaction Expenses or are otherwise paid at or prior to the Closing, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from the Company in respect thereof.

4.23 Export Controls and Economic Sanctions. The Company and each of its Subsidiaries are and, since the Lookback Date, have been in compliance with all applicable export control and economic sanctions Laws, including the U.S. Export Administration Regulations and economic sanctions administered and enforced by the U.S. Department of the Treasury, Office of Foreign Assets Control (collectively, “Trade Control Laws”). There are no pending or, to the Knowledge of the Company, threatened claims against the Company or its Subsidiaries with respect to the Trade Control Laws as of the date hereof.

4.24 Anti-Corruption Laws. The Company and each of its Subsidiaries are, as of the date hereof, in compliance in all material respects with all applicable anti-corruption, anti-kickback or anti-bribery Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). In the five (5) years prior to the date hereof through the date hereof, neither the Company, nor any of its Subsidiaries nor any of their respective officers, directors, employees or, to the Knowledge of the Company, their respective agents (in each case, while acting on behalf of the Company or any of its Subsidiaries), has, directly or indirectly: (a) made, offered or authorized any unlawful payment, bribe, rebate, payoff, influence payment, kickback or other thing of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA); (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (c) taken any other action that would cause them to be in violation of any applicable anti-corruption, anti-kickback or anti-bribery Law. Neither the Company nor its Subsidiaries are, as of the date hereof, the subject of any voluntary disclosure, prosecution or other enforcement action related to the FCPA or any other applicable anti-corruption, anti-kickback or anti-bribery Law.

4.25 Product Liability and Warranty. Except as set forth on Section 4.25 of the Company Disclosure Schedule, (a) since the Lookback Date, no product manufactured, sold, distributed or otherwise placed in the stream of commerce by the Company or any of its Subsidiaries has been the subject of any material product liability claim, product recall, field correction, removal, safety alert, post-sale warning or any similar action, whether voluntary or involuntary, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing and (b) all products manufactured, sold, distributed or delivered by the Company and its Subsidiaries have been in material compliance with all applicable product safety Laws.

4.26 Inventory. The inventory of the Company and its Subsidiaries consists of supplies, manufactured and purchased parts and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedowns, if any, set forth in the Financial Statements. All inventory reflected on the Interim Financial Statements, and all inventory acquired since that date (other than inventory disposed of in the ordinary course of business of the Company and its Subsidiaries) is useable and/or saleable in the ordinary course of business.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered to the Company prior to the execution of this Agreement, Seller hereby represents and warrants to Buyer:

5.1 Organization and Good Standing. (a) Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. (b) Seller has made available to Buyer accurate and complete copies of the Organizational Documents of Seller, including all amendments thereto, in effect as of the date hereof. There has not been any material violation of any of the provisions of such Organizational Documents and Seller has not taken any action that is inconsistent with any resolution adopted by the members of Seller, the board of managers (or equivalent governing body) of Seller or any committee thereof.

5.2 Authorization of Agreement. Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the consummation of the Transactions (the “Seller Documents”) and to consummate the Transactions. The execution and delivery by Seller of this Agreement and the Seller Documents and the consummation by Seller of the Transactions have been duly authorized by all necessary action on behalf of Seller, and no other action on the part of Seller or any of its direct or indirect parent entities or equity holders of such parent entities is necessary to authorize the execution, delivery and performance of this Agreement, any of the Seller Documents or the consummation of the Closing and the Transactions. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the Applicable Exclusions.

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation by Seller of the Transactions or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of Seller or Seller’s parent entities; (ii) any Contract or Permit to which Seller is a party; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; (iv) any applicable Law; or (v) result in the creation or imposition of any Lien on any asset of Seller, other than, in the case of clauses (ii), (iii), (iv) and (v), such conflicts, violations, defaults, terminations, cancellations or Liens that would not reasonably be expected to prohibit, delay or restrain the ability of Seller to timely consummate the Transactions as and when required by this Agreement.

(b) No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, or the consummation by Seller of the Transactions, except for filings required under and in compliance with the applicable requirements of the HSR Act.

5.4 Litigation. There are no Legal Proceedings pending or threatened against Seller that would reasonably be expected to prohibit, delay or restrain the ability of Seller to enter into this Agreement or timely consummate the Transactions as and when required by this Agreement. Seller is not subject to any Order except to the extent the same would not reasonably be expected to prohibit, delay or restrain the ability of Seller to enter into this Agreement or timely consummate the Transactions as and when required by this Agreement.

5.5 Financial Advisors. Other than any arrangements pursuant to which amounts shall be paid by Seller, constitute Company Transaction Expenses or are otherwise paid at or prior to the Closing, no Person who has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Transactions is entitled to any fee or commission or like payment from the Company or any of its Subsidiaries in connection with the Transactions.

5.6 Ownership of Purchased Interests. Seller is the sole record and beneficial owner of all of the Purchased Interests, free and clear of all Liens other than restrictions on transfer under applicable securities Laws. Seller has good and valid title to the Purchased Interests and has the full right, power and authority to sell, assign, transfer, convey and deliver the Purchased Interests to Buyer as contemplated by this Agreement. Upon the Closing, Buyer will acquire good and valid title to the Purchased Interests, free and clear of all Liens other than restrictions on transfer under applicable securities Laws.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth on the disclosure schedule delivered to the Company prior to the execution of this Agreement, each of the Buyer Parties hereby represents and warrants to the Company and Seller:

6.1 Organization and Good Standing. Each Buyer Party is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof.

6.2 Authorization of Agreement. Each Buyer Party has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument and certificate contemplated by this Agreement to be executed by such Buyer Party in connection with the consummation of the Transactions (the “Buyer Documents”) and to consummate the Transactions. The execution and delivery by each Buyer Party of this Agreement and the Buyer Documents and the consummation by each Buyer Party of the Transactions have been duly authorized by all necessary action on behalf of such Buyer

Party, and no other action on the part of any Buyer Party is necessary to authorize the execution, delivery and performance of this Agreement, any of the Buyer Documents or the consummation of the Closing and the Transactions. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by each Buyer Party and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of each Buyer Party enforceable against such Buyer Party in accordance with its terms, subject to the Applicable Exclusions.

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by any Buyer Party of this Agreement or the Buyer Documents, the consummation by any Buyer Party of the Transactions or compliance by any Buyer Party with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of such Buyer Party; (ii) any Contract or Permit to which such Buyer Party is a party; (iii) any Order applicable to such Buyer Party or by which any of the properties or assets of such Buyer Party are bound; (iv) any applicable Law; or (v) result in the creation or imposition of any Lien on any asset of such Buyer Party, other than, in the case of clauses (ii), (iii), (iv) and (v), such conflicts, violations, defaults, terminations, cancellations or Liens that would not reasonably be expected to prohibit, delay or restrain the ability of any Buyer Party to timely consummate the Transactions as and when required by this Agreement.

(b) No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Buyer Party in connection with the execution and delivery by such Buyer Party of this Agreement or the Buyer Documents, the compliance by such Buyer Party with any of the provisions hereof or thereof, or the consummation by such Buyer Party of the Transactions, except for filings required under and in compliance with the applicable requirements of the HSR Act.

6.4 Litigation. There are no Legal Proceedings pending or threatened against any Buyer Party that would reasonably be expected to prohibit, delay or restrain the ability of any Buyer Party to enter into this Agreement or timely consummate the Transactions as and when required by this Agreement. No Buyer Party is subject to any Order except to the extent the same would not reasonably be expected to prohibit, delay or restrain the ability of any Buyer Party to enter into this Agreement or timely consummate the Transactions as and when required by this Agreement.

6.5 Financial Advisors. Other than arrangements with Robert W. Baird & Company and J.P. Morgan Securities LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Buyer Party in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from any Buyer Party in respect thereof, nor will the Company or any of its Subsidiaries, or the Seller or any of its Affiliates, be responsible for any such fee or commission or like payment.

6.6 Sufficiency of Funds.

(a) The Buyer Parties have, and at the Closing will have, sufficient cash on hand or other sources of immediately available funds to enable them (i) to make payment of all amounts due to be paid at Closing, including the Closing Consideration and all Buyer Party expenses, and to timely consummate the Transactions as and when required by this Agreement and to pay the Milestone Payment Amount as and when required by this Agreement and (ii) after giving effect to the Closing and the

Transactions, pay the Milestone Payment Amount (together with any Additional Fees and Expenses) as and when required by this Agreement. The Buyer Parties have, and at all times through, and including on, the Milestone Payment Deadline, will have, sufficient cash on hand or other sources of immediately available funds to enable them to pay the Milestone Payment Amount (together with any Additional Fees and Expenses) as and when required by this Agreement. The Buyer Parties have no reason to believe that any of the foregoing funds shall not be available as of the Closing or the Milestone Payment Deadline, as applicable. In no event shall the receipt by, or the availability of any funds or financing to, any Buyer Party or any of their respective Affiliates or any other financing be a condition to any Buyer Party’s obligation to consummate the Transactions or pay any of the Milestone Payment Amount (together with any Additional Fees and Expenses) and the Closing Consideration, each as and when due.

(b) No Buyer Party has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of, and will not incur prior to payment of each of the Closing Consideration and the Milestone Payment Amount, together with any Additional Fees and Expenses, any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources or the ability of any Buyer Party to timely consummate the Transactions or pay the Closing Consideration and the Milestone Payment Amount (together with any Additional Fees and Expenses), each as and when due.

6.7 Solvency.

(a) Assuming the satisfaction of the conditions set forth in Section 8.1 and 8.2 and the accuracy of the representations and warranties in Articles IV and V, immediately after giving effect to the Closing and the consummation of the Transactions, the payment of the amounts payable pursuant to Article II and Article III (including, in each case, any adjustments thereto pursuant to Section 3.2 and any payments pursuant to Section 3.3) and the repayment or refinancing of indebtedness contemplated by this Agreement, and payment of all related fees and expenses:

(i) the fair saleable value (determined on a going concern basis) of the assets of Parent, Buyer, the Company and their respective Subsidiaries (on a consolidated basis) shall be greater than the total amount required to pay their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii) Parent, Buyer, the Company and their respective Subsidiaries (on a consolidated basis) shall be able to pay their respective debts, obligations and liabilities as they become absolute and matured; and

(iii) Parent, Buyer, the Company and their respective Subsidiaries (on a consolidated basis) shall not have unreasonably small capital for the operation of the businesses in which they are engaged.

(b) In completing the Transactions, the Buyer Parties do not intend to hinder, delay or defraud any present or future creditors of any Buyer Party, the Company and their respective Subsidiaries.

6.8 Investment Status.

(a) Each Buyer Party is acquiring the Purchased Interests for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other Law. Each Buyer Party understands that the Purchased Interests are not registered under the Securities Act, or under the Laws of any other jurisdiction

(including the blue sky or securities laws of any state of the United States), that the Purchased Interests constitute “restricted securities” under the Securities Act and that the Purchased Interests constitute an illiquid investment, and each Buyer Party agrees that it will not sell any of the Purchased Interests unless the Purchased Interests are registered under applicable securities Laws, or exempt pursuant to exemptions from registration thereunder, and such sale otherwise complies with all applicable Laws of relevant jurisdictions. Each Buyer Party further understands that, in view of the foregoing restrictions on dispositions of the Purchased Interests, such Buyer Party will be required to bear the economic risks of its ownership of the Purchased Interests for an indefinite period of time.

(b) The Buyer Parties are acquiring the Purchased Interests for their own account and not for the account of any other Person and shall not sell any of the Purchased Interests or enter into any other arrangement pursuant to which any other Person shall be entitled to a beneficial interest in any of the Purchased Interests without complying with all applicable requirements of applicable Law.

(c) Each Buyer Party is an “accredited investor” (as defined in Rule 501 under the Securities Act). Each Buyer Party is an informed and sophisticated Person and has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder and the acquisition of securities such as the Purchased Interests.

(d) No Buyer Party nor any of their respective Affiliates are party to (or is in discussions with a third party to enter into in the next twelve (12) months) any Contract pursuant to which it would, directly or indirectly, sell or otherwise divest of the Company or any of its Subsidiaries or any of their respective assets or equity interests (other than sales of inventory in the ordinary course of business).

6.9 No Foreign Person. No Buyer Party is, or is controlled by, a “foreign person” (as defined in 31 C.F.R. § 800.224). Each Buyer Party further represents that the transactions contemplated by this Agreement will not result in foreign “control” (as defined in 31 C.F.R. § 800.208) of the Company and do not constitute direct or indirect investment in the Company by any foreign person that affords the foreign person with any of the access, rights or involvement contemplated under 31 C.F.R. § 800.211(b).

6.10 No Pending Transactions. No Buyer Party nor any of their respective Affiliates is party to any transaction pending to acquire or agree to acquire (by merging or consolidating with, or by purchasing any assets of or equity in, or in any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, where the entering into, or existence, of a definitive agreement relating to or the consummation of such transaction or acquisition could, individually or in the aggregate (together with all other such transactions and acquisitions), reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Body necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (b) materially increase the risk of any Governmental Body entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (c) prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement.

6.11 Compliance with Laws. As of the date hereof, no Buyer Party is in default or violation of any Law that is applicable to any Buyer Party or any of their respective Affiliates or by which any property or asset of any Buyer Party or any of their respective Affiliates is bound, except for any such defaults or violations that would not reasonably be expected to prohibit, materially delay or restrain the ability of any Buyer Party to enter into this Agreement or timely consummate the Transactions as and when required by this Agreement or to pay each of the Closing Consideration and the Milestone Payment Amount (together with any Additional Fees and Expenses) as and when due.

Article VII

COVENANTS

7.1 Access to Information.

(a) From the date of this Agreement until the Closing or earlier termination of this Agreement pursuant to Section 9.1 (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, give Buyer and its Representatives reasonable access (during normal business hours and upon reasonable notice) to the appropriate facilities, properties, premises, officers, senior personnel (and, for the avoidance of doubt, the Company shall not and shall cause its Subsidiaries not to impede access to Doug King and Mark Lemma for purposes of negotiating post-Closing arrangements as between such executives and Buyer or one of its Affiliates), Contracts, operating and financial reports, work papers, assets, books and records of the Company and its Subsidiaries as Buyer may reasonably request in writing, in each case, to the extent reasonably necessary to enable Buyer to complete the transactions contemplated by this Agreement; provided, (i) such access does not unreasonably interfere with the normal operations of the Company or any of its Subsidiaries, (ii) such access occurs in such a manner as Seller reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for such access are directed to such Person(s) as Seller may designate in writing from time to time (collectively, the “Designated Contacts”), (iv) all out-of-pocket costs and expenses incurred by Seller, the Company or any of their respective Representatives in connection with this Section 7.1(a) shall be borne by Buyer and (v) nothing in this Agreement will require Seller, the Company or any of its Subsidiaries (1) to provide access to, or to disclose any information to, any Buyer Party or any of their respective Representatives if such access or disclosure (A) could result in the loss or waiver of any attorney-client privilege or work product doctrine (provided, the Company shall use reasonable efforts to make alternative arrangements to provide such information in a manner that would not result in such loss or waiver, and shall provide notice to Buyer that it is withholding such access or information) or breach any duty of confidentiality owed to any Person (provided, Seller and the Company shall request any required consent of such Person), (B) could be in violation of any applicable Laws (including any Antitrust Laws) or (C) is in connection with any Legal Proceeding between any Buyer Party or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand or (2) to prepare any documents, financial statements, projections, reports, analyses, appraisals or opinions that are not readily available or prepared by the Company in the ordinary course of business. Other than the Designated Contacts or as expressly provided in the preceding sentence, no Buyer Party is authorized to and will not (and each will cause its Representatives and Affiliates not to) contact any officer, director, employee, manager, customer, supplier, distributor, lessee, lessor, lender or other business relation of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing without the prior written consent of Seller, which may be withheld for any reason in the sole and absolute discretion of Seller. Any such investigation or examination shall be subject to restrictions under applicable Law. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason in the sole and absolute discretion of Seller, no Buyer Party shall have the right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries.

(b) For a period of seven (7) years after the Closing, the Buyer Parties shall cause the Company to provide, and the Company shall provide, Seller and its Representatives reasonable access to the appropriate officers, books and records (including all electronic data related thereto) of the Company and each of its Subsidiaries during regular business hours upon reasonable advance notice and under reasonable circumstances and subject to restrictions under applicable Law and to the books and records of the Company and its Subsidiaries, in each case, solely to the extent reasonably necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax returns of Seller or any of its Affiliates in respect of periods ending on or prior to the Closing, or in connection with any Legal Proceedings relating to facts, events or circumstances occurring on or prior to the Closing (other than any Legal Proceeding brought against any Buyer Party or any of its Affiliates). The Buyer Parties shall not, and shall cause the Company and each of its Subsidiaries to not, assert any privilege or conflict with respect to any pre-Closing communications or information that was shared with or accessible to Seller prior to the Closing. Seller shall be entitled to make copies of the books and records to which it is entitled to access pursuant to this Section 7.1(b). All costs and expenses incurred by Seller or its Representatives in connection with the exercise of rights under this Section 7.1(b) shall be borne by Seller. The Buyer Parties agree to cause the Company to hold all the books and records of the Company and its Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.

7.2 Conduct of the Business Pending the Closing.

(a) During the Interim Period, except as otherwise expressly contemplated by this Agreement, as set forth on Section 7.2 of the Company Disclosure Schedule, as required by Applicable Law, or as consented to in advance in writing by any Buyer Party (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause each of its Subsidiaries to, conduct its business in the ordinary course of business in all material respects and in a manner consistent with past practice and use its commercially reasonable efforts to (A) maintain in effect all of its material Permits and use commercially reasonable efforts to pursue any applications for Permits pending before any Governmental body as of the Closing Date and (B) maintain its existing insurance policies (or substantially equivalent replacement policies) in full force and effect. Without limiting the foregoing, except (i) as otherwise expressly contemplated by this Agreement, (ii) as set forth on Section 7.2 of the Company Disclosure Schedule, (iii) as consented to in advance in writing by any Buyer Party (which consent will not be unreasonably withheld, conditioned or delayed) or (iv) as required by applicable Law, during the Interim Period the Company will not, and will not permit any of its Subsidiaries to:

(i) Issue, transfer, pledge, encumber (other than Permitted Exceptions) or sell or authorize the issuance, pledge, encumbrance (other than Permitted Exceptions), transfer or sale of any of its membership interests or other equity securities, securities convertible into its membership interests or other equity securities or warrants, options or other rights to purchase its membership interests or other equity securities or split, combine, subdivide or reclassify any equity interests;

(ii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reclassification or reorganization in any form of transaction;

(iii) declare, set aside or make any payment or distribution (other than of cash) to any of the Company’s equityholders with respect to such equityholder’s equity securities or otherwise, or purchase, redeem or otherwise acquire any equity securities;

(iv) mortgage or pledge any material portion of its properties or assets or subject any material portion of its properties or assets to any Lien, except in each case for any Permitted Exceptions or Liens that are to be released in connection with the Closing;

(v) acquire directly or indirectly, any business from a third party (whether by merger, consolidation, acquisition of stock or assets or otherwise), except, for the avoidance of doubt, any acquisitions of personal property in the ordinary course of business consistent with past practice and any capital expenditures, which are subject to clause (xx);

(vi) sell, assign, lease, license or otherwise transfer any material portion of its tangible assets, except for inventory or obsolete or worn assets or in the ordinary course of business consistent with past practice;

(vii) sell, assign, lease, license or otherwise transfer, or abandon or permit to lapse, or encumber any item of Company Intellectual Property other than non-exclusive licenses granted to customers in the ordinary course of business or any abandonment or permitting to lapse in the Company’s reasonable business decision;

(viii) disclose any material Trade Secret (other than pursuant to a valid non-disclosure agreement entered into in the ordinary course of business);

(ix) cancel, compromise, waive or release any right or claim in excess of $[***] (unless fully paid prior to the Adjustment Calculation Time);

(x) enter into, materially amend (in a manner materially adverse to the Company and its Subsidiaries), renew (other than on substantially similar terms) or terminate (other than expirations and non-renewals in the ordinary course of business) any Material Contract (including any Contract that would be a Material Contract if it were in effect (ignoring, if applicable, any such amendment or termination) on the date hereof), or waive any material rights thereunder, other than in the ordinary course of business consistent with past practice;

(xi) enter into any Contract with any director, executive officer or controlling equityholder of the Company;

(xii) (A) make or grant any compensation or salary increase to any current or former director, officer, employee, or other service provider, other than ordinary course merit or cost-of-living increases in base salary or base wages to non-officer employees whose annual base compensation does not exceed $[***]after giving effect to such increase (and in each case other than as included in Debt or Company Transaction Expenses or as required by (i) applicable Law or (ii) the terms of any Contract or Company Benefit Plan that has been made available to Buyer and disclosed on Section 4.14(a) of the Company Disclosure Schedule); (B) except as specifically permitted by subprong (A) above, increase the compensation or materially increase the benefits under or materially amend or terminate any existing Company Benefit Plan; (C) adopt any new Company Benefit Plan, including any severance plan, program, policy, practice, arrangement or agreement; (D) grant any equity or equity-based awards or retention, transaction, or similar bonuses to any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries; (E) hire, promote or engage (except for new hires to fill open positions as of the date hereof disclosed to Buyer on Section 7.2(a)(xii) of the Company Disclosure Schedule) any employee or individual service provider whose annual base compensation exceeds $[***] or terminate (other than a termination for cause) the employment or engagement of any employee or individual service provider whose annual base compensation exceeds $[***]; (F) take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements or liability under, the WARN Act; or (G) recognize or certify any Union as the bargaining representative for any employees of the Company or any of its Subsidiaries or negotiate, enter into, amend, extend or terminate any CBA;

(xiii) in each case other than the PLR Request, make any material election relating to Taxes, or change any material election relating to Taxes already made, change any method of accounting for Tax purposes, settle any material audit or other proceeding in respect of

Taxes, or amend any material Tax Returns, in each case unless required by the Agreed Principles or applicable Law or

(xiv) settle or otherwise compromise any Legal Proceeding or threatened Legal Proceeding in excess of $[***] (unless fully paid prior to the Adjustment Calculation Time) or that imposes any material ongoing obligations, restrictions or requirements on the Company or any of its Subsidiaries;

(xv) make any loans or advances to, guarantees for the benefit of or any investments in any Person, other than (1) loans, advances and guarantees that are to be terminated in connection with Closing or (2) advances to any employee of the Company or any of its Subsidiaries for ordinary-course travel and expense reimbursements not in excess of $[***] per person per month and $[***] in the aggregate per month;

(xvi) make any charitable or political contributions other than in-kind charitable contributions with a value not to exceed $[***] in the aggregate;

(xvii) change any annual accounting period, or adopt or change any method of accounting or accounting practices, estimation techniques, assumptions, policies or principles theretofore adopted or followed in any material respect, except as required by the Agreed Principles or applicable Law;

(xviii) enter into any Contract restricting, in any material respect, the Company’s or any of its Subsidiaries’ right or ability to compete in any line of business or with any Person or in any area or that otherwise limits, in any material respect, the freedom of action of the Company or any of its Subsidiaries with respect to their businesses, product lines or assets, including the solicitation or hiring of any Person;

(xix) amend, modify, restate or otherwise change the Organizational Documents of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(xx) commit to make any capital expenditures after the Closing or incur any material post-Closing liabilities in respect thereof, except as set forth on Section 7.2(a)(xx) of the Company Disclosure Schedule or for capital expenditures not to exceed $[***] individually or $[***] in the aggregate;

(xxi) cancel or terminate any material insurance policies or fail to maintain such insurance policies in a manner consistent with the ordinary course of business, or fail to use commercially reasonable efforts to replace any such insurance policy that is cancelled or terminated by the insurer;

(xxii) other than in the ordinary course of business consistent with past practice, in any material respect, (A) defer payment of any payables (including accounts payable), (B) accelerate, or offer any discount, accommodation or other concession in order to accelerate or induce the collection of, any receivables (including accounts receivable) or (C) make any material change in the management of cash, debt or working capital (including deferred revenue);

(xxiii) enter into any new line of business outside of the Company’s existing business lines as of the date of this Agreement; or

(xxiv) incur, assume or become liable in respect of any Debt under clauses (i), (ii) and (ix) (solely in respect to guarantees of the type of Debt described in the foregoing clauses) in excess of $[***] in the aggregate, except for (A) borrowing under the Credit Agreement, dated June 21, 2019, by and among the Company, the Lenders party thereto, NXT Capital, LLC, The Private Credit Group of Goldman Sachs Asset Management, L.P., Bank of Montreal and PennantPark Investment Advisers, LLC, (B) Debt that will be repaid on or prior to the Closing or included in Existing Debt or (C) Debt incurred in connection with satisfying the Minimum Cash Amount; or

(xxv) agree, whether orally or in writing, to do any of the foregoing.

(b) Subject to the restrictions in the foregoing Section 7.2(a), during the Interim Period, but prior to the Adjustment Calculation Time, the Company and its Subsidiaries shall be permitted to utilize any and all available cash, cash equivalents and marketable securities for any reason or purpose, including to pay Company Transaction Expenses, to pay Debt or to make distributions, at such times and in such amounts as the Company or the applicable Subsidiary shall deem necessary, appropriate or desirable; provided, that, as of Closing, the Company and its Subsidiaries will have an amount in cash equal to at least $[***] (the “Minimum Cash Amount”).

(c) During the Interim Period, the Company shall promptly provide, at Parent’s request, a schedule setting forth all action items that, to the Knowledge of the Company, are due in respect of any Company Registered IP (whether owned or purported to be owned by or exclusively in-licensed or reported to be in-licensed to) within the ninety (90)-day period following the date of such request, including any filings or payments due to Governmental Bodies as appropriate to prosecute, preserve, maintain and protect such Company Registered IP and such exclusively in-licensed Company Registered IP.

(d) Nothing in this Section 7.2 is intended to result in the Company or any of its Subsidiaries ceding control to Buyer of the Company or any of its Subsidiaries’ basic ordinary course of business and commercial decisions during the Interim Period.

7.3 Regulatory Approvals.

(a) Each of the Buyer Parties and the Company will each file or cause to be filed, promptly (and, solely with respect to the HSR Act, within ten (10) Business Days) after the date hereof, any notifications required to be filed under any applicable Antitrust Law, including the HSR Act, with respect to the transactions contemplated by this Agreement, in each case, requesting, if and to the extent available, early termination of any waiting period with respect to the transactions contemplated hereby. The Buyer Parties will be solely responsible for, and will promptly pay in full, any filing fees under any Antitrust Law in connection with the transactions contemplated by this Agreement.

(b) The Buyer Parties and the Company (a) shall respond as promptly as practicable to any requests for additional information made by any Governmental Bodies and (b) use reasonable best efforts to take all other actions necessary (and not omit or fail to take any action necessary) to cause the waiting periods (and any extensions thereof) or other requirements under any applicable Antitrust Laws to terminate or expire at the earliest possible date and in no event any later than necessary to ensure that the Closing will occur no later than the Termination Date (assuming all other conditions to the Buyer Parties obligation to close have been satisfied or will be satisfied at the Closing).

(c) Each of the Buyer Parties and the Company shall (a) give the other prompt notice of the commencement of any investigation, inquiry or legal proceeding by or before any Governmental Body with respect to the transactions contemplated hereby, (b) keep the other informed as to the status of any such investigation, inquiry or legal proceeding and (c) promptly inform the other and provide them with copies of any substantive communication to or from the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Body regarding the transactions contemplated hereby. The Buyer Parties and the Company shall consult and cooperate with each other, and consider in good faith the views of the other, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any inquiry, investigation or legal proceeding by or before a Governmental Body relating to the filings subject to this Section 7.3. Subject to reasonable confidentiality considerations, each of the Buyer Parties and the Company shall provide to the other, in advance and with a reasonable opportunity to review and comment thereon, copies of all substantive communications to a Governmental Body investigating the transactions contemplated hereby in connection with any of the filings subject to this Section 7.3. Each of the Buyer Parties and the Company shall provide the other with reasonable advance notice of any substantive scheduled meetings, conferences or other scheduled communications with a Governmental Body investigating the transactions contemplated hereby in connection with the filings subject to this Section 7.3 and, unless prohibited by such Governmental Body, shall permit the other to attend and participate in such scheduled meetings, conferences or other scheduled communications. No Party shall enter into any agreement or commitment with any Governmental Body to delay closing after the expiration of the applicable waiting period under the HSR Act without the written agreement of the other Parties, to be provided in the sole discretion of such other Parties. Notwithstanding anything in this Agreement to the contrary, any materials or information required to be provided pursuant to this Section 7.3(c) may be provided on an outside-counsel-only basis and redacted (A) to remove references concerning the valuation of any Buyer Party, the Company or any of their respective Subsidiaries or assets, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns. The Buyer Parties and the Company shall jointly make strategic and tactical decisions in connection with the parties’ respective obligations under this Section 7.3 as to the manner and timing in which to obtain from any Governmental Body under the HSR Act or any other applicable Antitrust Laws, any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by the Buyer Parties, the Seller, or the Company or any of the Buyer Parties’ Affiliates in connection with the consummation of the transactions contemplated by this Agreement, and any proposals relating to any understanding, undertaking or agreement with any Governmental Body relating to the transactions contemplated by this Agreement.

(d) In furtherance of the efforts referenced in this Section 7.3, to the extent necessary to avoid or eliminate any impediment under any Antitrust Law that may be asserted by any Governmental Body, so as to enable the consummation of the transactions contemplated by this Agreement as promptly as practicable, and in any event prior to the Termination Date, the Buyer Parties and, if requested by the Buyer Parties, the Company and Seller, shall become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Buyer Parties, the Company, Seller, or any Subsidiary of the foregoing or any Affiliate of the Buyer Parties, or impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Buyer Parties, the Company, Seller, or any Subsidiary of the foregoing or any Affiliate of the Buyer Parties (individually or collectively, “Remedial Actions”); provided, however, that no Party shall be required pursuant to this Section 7.3 to (i) commit to or effect any Remedial Action that is not conditioned upon the consummation of the transactions contemplated by this Agreement, (ii) commit to or effect any Remedial Action(s) if such actions, in the aggregate, would or would reasonably be expected to have a material adverse effect on the Company and their Subsidiaries, taken as a whole (an “Unacceptable Condition”), although the Buyer Parties may, at their sole discretion, elect to do so, and Seller and the Company shall be obligated to commit to such Remedial Actions in connection therewith (so long as such action(s) are necessary to avoid or eliminate any impediment under any Antitrust Law that is asserted by a Governmental Body), or (iii) litigate, or otherwise contest, defend or initiate, any action, suit, claim, litigation, arbitration or proceeding (including any judicial or administrative proceeding) against or with any Governmental Body, although the Buyer Parties may, at their sole discretion, elect to do so, and Seller and the Company shall be obligated to cooperate with such litigation and all reasonable requests of the Buyer Parties in connection therewith.

(e) Without limiting the generality of the foregoing, none of the Buyer Parties, the Company, Seller, or any Subsidiary of the foregoing will, and the Buyer Parties will not permit any of their Affiliates to, take any actions that could, individually or in the aggregate, reasonably be expected to materially prevent or materially delay the consummation of the transactions contemplated by this Agreement, including but not limited to acquiring or agreeing to acquire (by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to, individually or in the aggregate (together with all other acquisitions, mergers and consolidations), (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Body necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Body entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (iii) prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement.

7.4 Further Assurances. Subject to the terms of this Agreement (including the limitations set forth in this Section 7.4), each of Seller, the Company and the Buyer Parties will use its reasonable best efforts to cause its conditions to the Closing to be satisfied and the Closing to occur as promptly as practicable and no Party will take any action designed to prevent, impede or delay the Closing.  In furtherance of, and not in limitation of this Section 7.4, the Company and the Seller shall use reasonable best efforts to request all consents and deliver all notices which are mutually agreed in writing by the Parties to be required or advisable to be obtained or delivered in connection with the Transactions pursuant to any Contract by which the Company or any of its Subsidiaries is bound. The “reasonable best efforts” of Seller and the Company will not require any Non-Party, Seller, the Company or any of their respective Subsidiaries, Affiliates or Representatives to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Legal Proceeding, to waive or surrender any right, to modify any Contract (including any Material Contract), to offer or grant any accommodation or concession (financial or otherwise) to any third party (including to hold separate and divest or license such businesses, products or assets of Seller, the Company or any of their respective Subsidiaries and/or any of their respective Affiliates) or to otherwise suffer any detriment, to obtain any consent required for the consummation of the transactions contemplated by this Agreement or to provide financing for the consummation of the transactions contemplated by this Agreement; provided, if Seller, the Company or any of their respective Subsidiaries, Affiliates or Representatives elects to remedy any breach of this Agreement by Seller, the Company or any of their respective Subsidiaries, neither Seller, the Company nor any of their respective Subsidiaries will be deemed to be in breach of any representation or warranty, or in violation of any covenant, for purposes of determining the Buyer Parties’ obligations to consummate the transactions contemplated by this Agreement pursuant to Section 8.2.

7.5 Confidentiality.

(a) Each of the Buyer Parties acknowledges that the information provided to it in connection with this Agreement and the Transactions is subject to the terms of the confidentiality agreement between Parent and the Company dated as of [***] (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The provision of any information pursuant to this Agreement by Seller, the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives will not expand the remedies available hereunder to any Buyer Party or any of their respective Affiliates under this Agreement in any manner. The information provided in connection with this Agreement will be used solely for the purpose of effecting the transactions contemplated by this Agreement and will be governed by all the terms and conditions of the Confidentiality Agreement. Each of the Buyer Parties acknowledges that all information provided to it or to any of its Affiliates or Representatives by or on behalf of Seller, the Company or any of their respective Subsidiaries or any of their respective Affiliates or Representatives (including pursuant to Section 7.1) is subject to the terms of the Confidentiality Agreement; provided, if there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, then the terms of this Agreement will control and govern to the extent of such inconsistency.

(b) From and after the Closing, Seller acknowledges that the success of the Company and its Subsidiaries after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller, and that the preservation of the confidentiality of such information by Seller is an essential premise of the bargain among the Parties. Accordingly, from and after the Closing through April 24, 2029, Seller agrees to, and shall cause its Affiliates and Representatives to, treat and hold as confidential and not directly or indirectly disclose any Confidential Information (as defined below), including the portion of any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information, refrain from using any of the Confidential Information, and deliver promptly to Buyer or destroy, at the written request of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in Seller’s possession or under Seller’s control, except to the extent that Seller is required or requested by Law or this Agreement to retain copies of any of the Confidential Information.

(c) For purposes of this Section 7.5, “Confidential Information” means all confidential matters relating to the Company and its Subsidiaries (including the business of the Company and its Subsidiaries), including information relating to financial statements, “know how”, trade secrets, customer lists, supplier lists, Intellectual Property, details of consultant and employment contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, analyses, profit margins, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation, research projects, technologies, materials, prospects and other business affairs. Confidential Information also includes any information received by the Company and its Subsidiaries from any Person with any understanding, express or implied, that it will not be disclosed. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) was in the Seller’s or any of its Affiliates’ possession or knowledge at the time of disclosure and that was not acquired from the disclosing party, (ii) was disclosed to the Seller or any of its Affiliates by a third party not known by Seller (following reasonable inquiry) to have an obligation of confidence of the information to the disclosing party, (iii) is independently developed by the Seller or any of its Affiliates’ without reference to such information or materials or (iv) is or becomes generally available to the public other than as a result of an unauthorized disclosure by or at the direction of Seller or any of its Representatives.

(d) If Seller or any of its Affiliates or Representatives are required by Law to disclose any Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Seller shall cooperate with Buyer, at the sole cost and expense of Buyer, to preserve the confidentiality of such information consistent with applicable Law. If, as a result of any such requirement, Seller or any of its Representatives is compelled to disclose Confidential Information to any tribunal, Seller or its Representatives may disclose only such Confidential Information as is required by Law to such tribunal without liability hereunder, provided that Seller or its Representatives comply with the notice provisions contained in the preceding sentence. Notwithstanding anything herein to the contrary, nothing contained in this Agreement limits, restricts, requires prior notice, or in any other way affects Seller’s communicating with any Governmental Body or with any official or staff person of a Governmental Body, concerning matters relevant to such Governmental Body.

(e) The Parties acknowledge that Seller and its Affiliates (including their portfolio companies and portfolio investments) may currently and in the future operate in the same or similar lines of business as the Company and its Subsidiaries, and nothing in this Agreement shall be deemed to limit or restrict Seller and its Affiliates’ (including their portfolio companies and portfolio investments) ability to continue to conduct its business in the ordinary course and/or to compete with the Company. Buyer further acknowledges and agrees that Sellers’ and its Representatives’ review and/or possession of the Confidential Information may inevitably enhance their knowledge and understanding of the Company’s and its Subsidiaries’ industry in a way that cannot be separated from their other knowledge, and nothing in this Agreement shall restrict their use of such enhanced knowledge and understanding that is retained in their unaided memories, without intentional memorization of the Confidential Information.

(f) If any provision of this Section 7.5 is held to be unenforceable for any reason whatsoever, it shall not in any way invalidate or affect the remainder of this Section 7.5 or this Agreement or any other provision hereof, which shall remain in full force and effect.

7.6 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any Person may have under any other agreement, from and after the Closing and for a period of six (6) years thereafter, Buyer shall, or shall cause the Company and its Subsidiaries to honor, in accordance with their terms, all rights of the Persons who at or prior to the Closing were managers, directors, managing members, officers, employees, attorneys, fiduciaries or agents or direct or indirect equityholders of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing as provided in the Organizational Documents of the Company and/or any of its Subsidiaries as in effect on the date hereof. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees unless such modification is required by Law. In addition, from and after the Closing and for a period of six (6) years thereafter, Buyer shall, or shall cause the Company to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee in connection with this Section 7.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.6) as incurred to the fullest extent permitted by the Organizational Documents of the Company as in effect on the date hereof; provided, the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Each Buyer Party hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Seller or its parent entities or their equity holders (collectively, the “Indemnitors”), but excluding any rights arising under the agreements set forth on Section 7.6 of the Company Disclosure Schedule (the “Excluded Indemnities”). Except with respect to the Excluded Indemnities, each Buyer Party and the Company agrees (i) that Buyer and the Company are the indemnitors of first resort pursuant to the indemnification obligations referred to in the preceding sentence (i.e., their obligations to the Indemnitees under such indemnification obligations are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary) and (ii) Buyer and the Company shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Organizational Documents of the Company or any of its Subsidiaries in respect of the indemnification obligations referred to in the preceding sentence, without regard to any rights the Indemnitee may have against the Indemnitors, and (iii) each

Buyer Party and the Company irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect of the indemnification obligations referred to in the preceding sentence. Each Buyer Party and the Indemnitors agree that the Indemnitees are express third party beneficiaries of the terms of this Section 7.6, subject to the limitations and exclusions set forth in this Section 7.6.

(c) To the extent permitted by applicable Law, and for a period of six (6) years following the Closing, the Buyer Parties, from and after the Closing, shall, or shall cause the Company to, cause the Organizational Documents of the Company and each of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of managers, directors, officers, employees and agents and indemnification than those set forth as of the date of this Agreement in the Organizational Documents of the Company and each of its Subsidiaries regarding indemnification of managers, directors, officers, employees and agents, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees.

(d) Prior to the Closing Date, the Company will use commercially reasonable efforts to purchase (at Seller’s expense) the directors’ and officers’ “tail” or “runoff” insurance program currently available to be purchased under the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance plan (“D&O Tail Policy”). To the extent that any such plan is no longer available on materially the same terms and conditions at the Closing, the Company will purchase (at Seller’s expense) a directors’ and officers’ liability insurance program selected by the Company prior to the Closing, for a period of six (6) years after the Closing (such coverage shall have terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing directors’ and officers’ liability policy); provided, in no event shall the Seller be required to pay any amounts in the aggregate more than an amount equal to 200% of the current annual premium of the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance plan.

(e) The provisions of this Section 7.6: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives (subject to the terms, conditions, limitations and exclusions in this Section 7.6); and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(f) In the event that any Buyer Party, the Company or any of their respective successors or assigns directly or indirectly (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Person, as applicable, shall assume all of the obligations set forth in this Section 7.6 (subject to the terms, conditions, limitations and exclusions in this Section 7.6) and in any separate Contract with or for the benefit of any Indemnitee.

(g) The obligations of each Buyer Party, the Company and its Subsidiaries under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.6 applies without the prior written consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.6 applies are third party beneficiaries of this Section 7.6, subject to the terms, conditions, limitations and exclusions set forth in this Section 7.6.).

(h) Notwithstanding anything to the contrary in this Agreement or elsewhere, neither any Buyer Party nor the Company or its Subsidiaries will have any obligations or liabilities arising from or related to any agreement set forth on Section 7.6 of the Company Disclosure Schedule following the Closing.

7.7 Publicity; Confidentiality. During the Interim Period, none of the Company, Seller or any of the Buyer Parties shall, or shall permit any of their respective Affiliates to, make or issue any public release or announcement concerning this Agreement or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange or listing authority, in which case the Party required to make the release or announcement (or whose Affiliate is required to make such release or announcement) shall, to the extent practicable and permitted by applicable Law, allow the other Party a reasonable opportunity to comment on such release or announcement in advance of such issuance and the Party issuing such release or announcement shall consider any reasonable comments of the other Party in good faith; provided, (a) each of Seller, the Buyer Parties and their respective Affiliates may make public announcements or press releases that are consistent with any Party’s prior public disclosures regarding the Transactions and that otherwise have been made in accordance with this Section 7.7, and (b) each of Seller, the Buyer Parties and their respective Affiliates may disclose this Agreement, the Transactions and the terms hereof to each of their respective current, former or prospective limited partners, investors, financing sources, co-investors and partners and their respective Representatives in each case who are bound by customary confidentiality restrictions in the ordinary course. Seller and each of the Buyer Parties agree that any press release to be issued with respect to the transactions contemplated by the Transaction Documents following the date hereof and following the Closing, respectively, shall be in the form mutually agreed upon by Seller and Buyer.

7.8 Conduct of the Buyer Parties Prior to the Closing. Prior to the Closing, other than communications in the ordinary course of the Buyer Parties’ business in compliance with their confidentiality obligations under the Confidentiality Agreement and unrelated to the Transactions, the Buyer Parties shall not, and shall cause their respective Affiliates and Representatives not to, contact or communicate with the customers, suppliers and/or lessors of the Company or any of its Subsidiaries in connection with the Transactions, except, in each case, with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

7.9 Employee Matters. For a period of twelve (12) months following the Closing (or, if shorter, the applicable Continuing Employee’s period of employment following the Closing), the Buyer Parties shall provide, or shall cause to be provided, to each Continuing Employee: (i) annual base salary or base wages and target short-term cash incentive compensation opportunities and severance that are, in each case, no less favorable than those provided to such Continuing Employee immediately prior to the Closing; and (ii) broad-based retirement, health and welfare benefits (other than any change-in-control or transaction-based incentives, long-term incentives, nonqualified deferred compensation, retention, equity or equity-based compensation, defined benefit arrangements, and post-retirement or retiree medical or welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable, in the aggregate to, at the sole discretion of the Buyer Parties, (x) the broad-based retirement, health and welfare benefits (other than the Excluded Benefits) provided by the Company and its Subsidiaries immediately prior to the Closing, or (y) the broad-based retirement, health and welfare benefits (other than the Excluded Benefits) provided by the Buyer Parties or their Affiliates to similarly situated employees of the Buyer Parties or their Affiliates. For purposes of (a) eligibility and vesting (but not for benefit accrual purposes) and (b) vacation, personal leave and sick leave accrual and severance benefit determinations under the employee benefit plans of the Buyer Party providing benefits to Continuing Employees (the “Buyer Plans”), the Buyer Parties shall credit each Continuing Employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan;

provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent it would apply to any Excluded Benefits. In addition, and without limiting the generality of the foregoing, each Buyer Party hereby agrees that the Buyer Parties shall or shall cause their respective Affiliates (including, following the Closing Date, the Company and its Subsidiaries) use commercially reasonable efforts to allow each Continuing Employee to participate in any and all Buyer Plans to the extent coverage under such Buyer Plan replaces the corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date, subject to the terms and conditions of such Buyer Plan. For purposes of each Buyer Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, the Buyer Parties shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of such Buyer Plans to be waived for such Continuing Employee and his or her eligible dependents. The Buyer Parties shall use commercially reasonable efforts to cause any covered expenses incurred by each Continuing Employee (or dependent or beneficiary thereof) during the portion of the plan year of the Company Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee (or dependent or beneficiary thereof) for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan. Nothing in this Section 7.9 shall be deemed to: (i) guarantee employment or service for any period of time or preclude the ability of any Buyer Party to terminate the employment or service of any Continuing Employee; (ii) amend or establish any Company Benefit Plan or Buyer Plan; (iii) limit in any way the right of the Company, the Buyer Parties or their respective Affiliates to amend or terminate any Company Benefit Plan or Buyer Benefit Plan at any time; or (iv) create any third party beneficiary rights for the benefit of any current or former director, officer, employee, or other service provider of the Company or any of its Subsidiaries. Notwithstanding anything in this Section 7.9 to the contrary, if requested by Buyer in writing no later than five (5) Business Days prior to the Closing Date, the Company take all actions necessary to terminate, effective no later than the day immediately preceding the Closing Date (but contingent upon the occurrence of the Closing), any Company Pension Plan as specified in Buyer’s written request. The Company shall provide Buyer with evidence that such Company Pension Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date, contingent upon the Closing) pursuant to resolutions of the governing body of the Company (or its applicable Subsidiary that sponsors such plan) or such other corporate action as may be necessary. The form and substance of such resolutions or actions shall be subject to the prior review and approval of Buyer (not to be unreasonably withheld, conditioned or delayed).

7.10 Section 280G Stockholder Approval. Prior to the Closing Date, the Company shall (i) request from any Person who is a “disqualified individual”, as defined in Section 280G of the Code, and who has a right to any payments and/or benefits or potential right to any payments and/or benefits in connection with the consummation of the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver (each, a “280G Waiver”) of such Person’s rights to any such payments and/or benefits applicable to such Person to the extent that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (such waived payments and/or benefits, the “Waived 280G Benefits”) and (ii) prior to the Closing Date, submit for approval by the equityholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and regulations promulgated thereunder. The Company shall not pay or provide any of the Waived 280G Benefits (and the applicable disqualified individual may not retain the Waived 280G Benefits) if such payment is not approved by the equityholders as contemplated above. The form and substance of all approval documents contemplated by this Section 7.10, including the 280G Waivers, shall be subject to the prior review and reasonable comment of Buyer no less than five (5) Business Days prior to distribution to any disqualified individuals or equityholders and the Company shall consider in good faith all comments received from Buyer on such documents. To the extent that any Contract, agreement or plan will be entered into by, or at the direction of, any Buyer Party or any of their respective Affiliates and a Person who is a disqualified individual in connection with the Closing (the “Buyer Arrangements”), Buyer shall provide to the Company sufficient information (no later than seven (7) Business Days prior to the Closing Date) in order for the Company to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated by the Buyer Arrangements that may constitute 280G payments. Prior to the Closing Date, the Company shall deliver to Buyer evidence of any 280G Waivers that have been obtained and that a vote of the applicable equityholders was solicited in accordance with the foregoing provisions of this Section 7.10. Notwithstanding the foregoing, the Company shall not be deemed to be in breach of this Section 7.10 due to (a) any disqualified individual’s refusal to enter into a 280G Waiver (subject to the Company’s compliance with its obligations under this Section 7.10 to request such waiver) or (b) the Company’s failure to include the Buyer Arrangements in the materials distributed to equityholders for the 280G stockholder vote due to any Buyer Party’s breach of its obligations under this Section 7.10.

7.11 Tax Certificate. At the Closing, Seller shall provide Buyer an IRS Form W-9.

7.12 Tax Matters.

(a) Preparation of Tax Returns. Buyer shall prepare and timely file, or shall cause to be prepared and timely filed at Buyer’s expense, all Tax Returns of the Company and its Subsidiaries with respect to Pre-Closing Tax Periods (including, for the avoidance of doubt, any Tax Returns with respect to Straddle Periods) which are due after the Closing Date. Any such Tax Return that includes any amount for which the holders of Purchased Interests prior to the Closing could be liable pursuant to the terms of this Agreement, including as a result of an increase in the Tax liabilities of the Company and its Subsidiaries taken into account in determining the Closing Debt, Closing Transaction Expenses or Closing Working Capital, in each case as finally determined shall be (1) prepared in a manner consistent with past practices of the Company and its Subsidiaries, except as required by the PLR Request and as required by changes in applicable Law, provided that such Tax Returns shall not make any election to accelerate the deduction or amortization of unamortized research and experimental expenditures under Section 174 or 174A of the Code), except as required by applicable law, and (2) delivered to Seller for its review and comment at least ten (10) days prior to the date on which such Tax Return is filed. In the event of a dispute that cannot be resolved by the Buyer and Seller, such dispute shall be referred to and resolved by a nationally recognized accounting firm that is mutually acceptable to both Buyer and Seller. The Company and its Subsidiaries shall file consolidated U.S. federal income Tax Returns for tax years ending December 31, 2025, unless (i) the IRS has not issued a favorable PLR pursuant to the PLR Request by the time such income Tax Returns are due (taking into account extensions), and (ii) the Company’s Tax Return preparer determines that a consolidated U.S. federal income Tax Return therefore cannot be filed for such period. If a consolidated U.S. federal income Tax Return is not filed for the taxable year ending December 31, 2025, the Company’s and its Subsidiaries’ income Tax Returns for such period shall thereafter be amended to conform to any PLR issued by the IRS after such time. Any such separate Tax Return filings filed pursuant to this section shall have no impact on the calculation of Accrued Income Taxes.

(b) Post-Closing Tax Actions. Without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Buyer (and its Subsidiaries and Affiliates) shall not take any of the following actions with respect to Taxes or Tax Returns in each case for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period): (i) amend any previously filed Tax Returns, (ii) file any new Tax Returns other than in accordance with Section 7.12(a), (iii) change any Tax election or accounting method with respect to the Company or any of its Subsidiaries that is retroactive to a Pre-Closing Tax Period; (iv) extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Company and its Subsidiaries unless required by applicable Law and Tax Authorities; (v)

initiate discussions or examinations with a Taxing Authority or make any voluntary disclosures with respect to Taxes, or (vi) take any action after the Closing on the Closing Date with respect to the Company or any of its Subsidiaries that is outside the ordinary course of business, in each case, if such action could reasonably be expected to result in an increase in the Tax liabilities of either (x) the Company and its Subsidiaries taken into account in determining the Closing Debt, Closing Transaction Expenses or Closing Working Capital or (y) Seller, in each case as finally determined.

(c) Straddle Period Allocations. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among any Straddle Period, the portion of any such Taxes attributable to the portion of the period ending on the Closing Date shall be (i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale of property, deemed equal to the amount that would be payable if the taxable period of the Company ended with (and included) the Closing Date (and for such purpose, the taxable period of any partnership, controlled foreign corporation or other pass-through entity or non-U.S. entity in which the Company holds a beneficial interest shall be deemed to terminate at such time); provided, exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any of the Company and its Subsidiaries, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d) Tax Cooperation. Each of the Buyer Parties, the Company, its Subsidiaries and Seller shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by any other Party (and at such requesting Party’s expense), in connection with the filing of Tax Returns pursuant to this Section 7.12, any audit, litigation or other proceeding with respect to Taxes and the authorization and execution of any appropriate powers of attorney to accomplish the foregoing. Such cooperation shall include commercially reasonable efforts to retain and (upon the other Party’s request and at the requesting Party’s expense) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) End of Tax Year. The Parties intend that the transactions contemplated hereby are structured in a manner that causes the taxable year of the Company to end as of the end of the Closing Date for U.S. federal income Tax purposes, and Buyer shall include the Company in Buyer’s “affiliated group” filing a consolidated federal income Tax Return beginning on the day after the Closing Date.

(f) No Code Section 336 or Section 338 Election. None of the Buyer Parties or any of their respective Affiliates shall make any election under Section 336 or Section 338 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of the Company and its Subsidiaries pursuant to this Agreement.

(g) PLR Request. Notwithstanding anything herein to the contrary, following the date hereof until the Closing Date, the Sellers, the Company and its Subsidiaries shall consult in good faith with the Buyer regarding the preparation and submission of any request for administrative relief sought under Code Section 9100 and the Treasury Regulations promulgated thereunder with respect to the status of the Company and its Subsidiaries as a consolidated group, as defined in Treasury Regulations 1.1502-1, for a Pre-Closing Tax Period (the “PLR Request”). The Seller shall cause the Company to engage a nationally recognized accounting firm to prepare and submit the PLR Request based on the procedures set forth herein and shall use commercially reasonable efforts to cause the Company to submit the PLR Request prior to the Closing Date or as soon as reasonably practicable thereafter. The Seller shall control the conduct of the PLR Request; provided, that the Sellers, the Company and its Subsidiaries shall not, prior to the Closing, (i) conduct any material in-person or telephonic conferences regarding the PLR Request without providing Buyer a reasonable opportunity to participate, (ii) submit any written materials without providing Buyer a reasonable opportunity to review and comment on such written material and without Buyer’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), or (iii) withdraw the PLR Request without the prior written consent of Buyer (such consent shall not be unreasonably withheld, conditioned or delayed); provided further, that following the Closing, Buyer and the Company shall not (if such action could reasonably be expected to result in an increase in the Tax liabilities of either (x) the Company and its Subsidiaries taken into account in determining the Closing Debt, Closing Transaction Expenses or Closing Working Capital or (y) Seller) (i) conduct any material in-person or telephonic conferences regarding the PLR Request without providing the Seller a reasonable opportunity to participate, (ii) submit any written materials without providing the Seller a reasonable opportunity to review and comment on such written material and without the Seller’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), or (iii) withdraw the PLR Request without the prior written consent of the Seller (such consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, in the event that the Company receives permission from the IRS to take certain action in order to effectuate the Company filing as the common parent of a consolidated group including the Company and its subsidiaries for the prior taxable years, including filing any amended Tax Returns with respect to any Pre-Closing Tax Periods impacted by such action, Buyer, the Company and its Subsidiaries shall take any such action. The Seller shall bear (including through reimbursement) all reasonable third-party out-of-pocket fees, costs and expenses incurred by the Company, Buyer or its Affiliates in preparing the PLR Request and pursuing relief under the PLR Request, and preparing any amended Tax Returns pursuant to any favorable private letter ruling issued thereunder.

7.13 Distribution of Cash; Cancellation of Accounts. Subject to the provisions set forth in Section 7.2, including the obligation of the Company to have an amount of cash at Closing equal to at least $3,000,000, Seller will be entitled to receive from the Company or its Subsidiaries, as applicable, by way of dividends, distributions, return of capital or otherwise, all cash, cash equivalents and marketable securities owned or held by or for the benefit of the Company or any of its Subsidiaries prior to the Adjustment Calculation Time, and to use such cash, cash equivalents and marketable securities to pay or repay any liabilities of the Company or any of its Subsidiaries. Furthermore, the Buyer Parties acknowledge and agree that, at or prior to the Closing, Seller, the Company or any of its Subsidiaries may cancel or forgive any receivable, note or other liability or obligation owing from the Company or any of its Subsidiaries or Seller or any of their respective Affiliates to the Company or any of its Subsidiaries, as applicable, that such cancellation or forgiveness will be without liability to the Company or any of its Subsidiaries or Seller or any of its or their respective Affiliates (except for any income Tax liability that the Company or its Subsidiaries or Seller or any of its or their respective Affiliates may incur under applicable Law as a result of such cancellation or forgiveness) and that all representations and warranties made hereunder will be made as though such receivable, note or other liability or obligation was never outstanding. During the period from the Adjustment Calculation Time until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company will not make any dividend, distribution or return of capital.

7.14 Exclusivity. During the Interim Period, each of the Company and Seller agree that it will not, will cause its Subsidiaries not to, and will use reasonable best efforts to cause each of their Affiliates and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage any proposal, offer or indication of interest (as such term is commonly used in the private equity industry) from any Person (other than the Buyer Parties and their respective Affiliates and Representatives) for the acquisition of all or any material portion of the equity interests or all or any material portion of the assets of the Company and its Subsidiaries on a consolidated basis (each such transaction, excluding any such transaction with Buyer Parties and each of their Affiliates and Representatives, an “Acquisition Transaction”), (b) participate in any discussions or negotiations regarding or furnish to any Person (other than the Buyer Parties and their respective Affiliates and Representatives) any information with respect to any Acquisition Transaction, (c) authorize, engage or enter into any agreement, letter of intent, term sheet or understanding with respect to any Acquisition Transaction, or (d) assist or participate in or facilitate any effort or attempt by any Person (other than the Buyer Parties and their Affiliates and Representatives) to do or seek to do the foregoing. During the Interim Period, the Company and Seller agree that each of them will, will cause their Subsidiaries to, and will use reasonable best efforts to cause each of their Affiliates and their respective Representatives to, except among one another, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Buyer Parties and their Affiliates and Representatives) conducted heretofore with respect to any Acquisition Transaction and reasonably promptly request the return or destruction of all confidential information previously furnished to any such Person that has an existing confidentiality or non-disclosure agreement whose term has not expired for the purpose of evaluating a possible Acquisition Transaction. The Company and Seller shall notify Buyer reasonably promptly (and in any event within forty-eight (48) hours) after receipt of any bona fide written proposal, offer, inquiry or indication of interest with respect to any Acquisition Transaction (whether solicited or unsolicited), and shall promptly disclose to Buyer the identity of the Person making such proposal, offer, inquiry or indication of interest and the material terms and conditions thereof. Any breach of this Section 7.14 by any Representative of the Company (acting at the direction of the Company, Seller or any of its Affiliates) shall be deemed to be a breach of this Section 7.14 by the Company and Seller.

7.15 Consents. The Buyer Parties acknowledge that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company and/or any of its Subsidiaries is a party (including the Material Contracts) and such consents have not been obtained and may not be obtained. Notwithstanding anything in this Agreement to the contrary, each of the Buyer Parties agrees and acknowledges that neither the Company nor Seller nor any of their respective Affiliates will have any liability whatsoever to any Buyer Party or any of their respective Affiliates, including the Company and its Subsidiaries from and after the Closing, and that none of them will be entitled to assert any claims arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract as a result thereof. Each of the Buyer Parties further agrees that no representation, warranty, covenant or agreement of the Company or Seller contained in this Agreement will be breached or deemed breached and no condition of any Buyer Party will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any default, acceleration or termination or loss of right or any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right (or any Legal Proceeding commenced or threatened by, or on behalf of, any Person arising as a result thereof or relating thereto).

7.16 Debt Payoff Letters. Prior to the Closing, the Company shall obtain and deliver to Buyer customary payoff letters in connection with the repayment of Debt for borrowed money listed on Section 7.16 of the Company Disclosure Schedule (the “Debt Payoff Letters”) which shall (i) evidence the repayment of such Debt, (ii) provide instructions for the repayment of such Debt and (iii) subject to the receipt of the applicable payoff amounts, provide for the automatic release of all guarantees and Liens securing such Debt.

7.17 R&W Insurance Policy. On or prior to the Closing Date, Buyer or an Affiliate of Buyer shall conditionally bind the R&W Insurance Policy in substantially the form provided to the Seller prior to binding. (a) All premiums, underwriting fees, brokers’ fees and commissions and surplus lines taxes due and payable pursuant to the terms of the R&W Insurance Policy and other costs and expenses related thereto shall be borne solely by Buyer or such Affiliate, (b) such R&W Insurance Policy shall expressly waive any claims of subrogation, contribution or rights by assignment against Seller (except in the case of Fraud), (c) Seller shall be an intended third party beneficiary of such subrogation waiver in the R&W Insurance Policy and (d) none of the Buyer Parties or any of their respective Affiliates shall amend, waive, modify or otherwise revise the subrogation provisions of the R&W Insurance Policy in any manner inconsistent with the foregoing. The Seller shall, and shall cause its Subsidiaries to, reasonably assist Buyer in completing the underwriting process of the R&W Insurance Policy, including by making available due diligence materials reasonably requested by Buyer, to cause the R&W Insurance Policy to be bound and subsequently issued.

7.18 Financing Cooperation.

(a) Solely between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, subject to the limitations set forth in this Section 7.18, the Company shall, and shall cause its Representatives to, use its and their commercially reasonable efforts to provide such cooperation as is reasonably requested in writing by Buyer in connection with Buyer’s consummation of an accordion debt financing pursuant to the Timber Existing Credit Facility to finance the Transactions (the “Debt Financing”) in each case, to the extent such cooperation is necessary and customary in connection with debt financings similar to the Debt Financing, at the Buyer Parties’ sole cost and expense. Such cooperation will include using commercially reasonable efforts to (i) upon reasonable prior written notice and at reasonable times, make appropriate officers reasonably available for participation in a reasonable number of meetings, presentations and due diligence sessions (but not more than one primary bank meeting), in each case, on a telephonic basis, (ii) furnish Buyer with the Financial Statements (provided, (A) Buyer shall be responsible for the preparation of any pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated herein and (B) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records), (iii) execute and deliver as of, but not effective before, the Closing, the definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) and related documentation as may be reasonably requested by Buyer, to the extent required on the Closing Date by the terms the Definitive Financing Agreements; provided, none of Company or any of its respective officers, directors, managers, employees, equity holders or representatives shall be required to execute or adopt any certificate, document or instrument (including any authorizing resolutions) in connection with the Debt Financing prior to the Closing Date and (iv) provide as promptly as practicable all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, beneficial ownership and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and the requirements of 31 C.F.R. §1010.230, in each case, to the extent requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date; provided, nothing in this Agreement will require the Company, Seller, any of their respective Affiliates or any of each of their respective officers, employees, advisors or other Representatives to (1) cause the delivery of (A) (x) any financial information in a form not customarily prepared by the Company with respect to a particular period or (y) financial statements that cannot be reasonably obtained from the books and records of the Company without undue effort or expense or (B) any projections, pro forma financial statements or pro forma adjustments, (2) provide cooperation to the extent it would interfere unreasonably (in the good faith judgment of the Seller) with the business or operations of the Company, (3) provide cooperation that causes any covenant, representation or warranty in this Agreement to be breached; (4) provide cooperation that causes any condition to Closing to fail to be satisfied or would reasonably be expected to conflict with, violate or result in a breach of or default under any Contract or any Organizational Document of the Company; (5) incur any fee, expense or other liability (including any commitment fees) in connection with the Debt Financing not contingent on the Closing or that would be effective prior to the Closing; (6) provide any legal opinion or other opinion of counsel; (7) encumber any of the assets of the Company or otherwise be an issuer, guarantor or other obligor with respect to the Debt Financing prior to the Closing; (8) incur, or commit to incur, or be required to reimburse, or commit to reimburse, any cost, expense, liability or obligation or provide or agree to provide any indemnity, in each case, in connection with the Debt Financing prior to the Closing; (9) take any action that could reasonably be expected to subject any director, officer, employee, agent, manager, consultant, advisor or other representative of the Company or any of their Affiliates to any actual or potential personal liability; (10) cause any breach of any requirement of Law; (11) execute or adopt any document or instrument in connection with or relating to the Debt Financing prior to the Closing; provided, however, in no event shall anything in this Agreement require the board of managers, board of directors or similar governing body of the Company or any of its Subsidiaries to execute any consent or adopt resolutions, in each case, approving or otherwise relating to the Debt Financing prior to the Closing, (12) provide access to or disclose information that would jeopardize any attorney client privilege of the Company or any of its Affiliates, (13) deliver any certificate or document that it reasonably believes in good faith contains any untrue, incorrect, incomplete or misleading certifications, representations or warranties, (14) issue any prospectus, information memorandum, “bank book” or other analogous document in connection with the Debt Financing or (15) enter into any commitment or agreement that restricts in any manner payments by the Company or any of its Subsidiaries on or before the Closing of any dividend, Company Transaction Expense or other payment contemplated by this Agreement.

(b) Upon the request of Seller or any of its attorneys, Buyer shall promptly update the Seller as to the status of any Debt Financing.

(c) The Buyer Parties will promptly, upon request by Seller, reimburse Seller, the Company and their respective Representatives, as applicable (or, after the Closing Date, any designated representative thereof), for all reasonable and documented out-of-pocket costs (such as reasonable and documented travel costs and attorneys’ fees) incurred by such Persons and their respective Affiliates and Representatives in connection with their compliance with this Section 7.18. The Buyer Parties shall (i) ensure (and agree) that any and all information provided to the Debt Financing sources under this Agreement shall be subject to the Confidentiality Agreement or other customary confidentiality undertakings in accordance with standard syndication practices of the Debt Financing sources and (ii) indemnify and hold harmless Seller, the Company, their respective Representatives and their respective Affiliates from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing (other than any such losses, damages, claims, costs or expenses that arise from (x) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, Seller, the Company, their respective Representatives or their respective Affiliates, as applicable, or (y) written information provided by the Seller, the Company, their respective Representatives or their respective Affiliates expressly for use in connection with the Debt Financing, as applicable, containing any intentional misrepresentation). This Section 7.18 is intended to be for the benefit of each of Seller, the Company, their respective Representatives and their respective Affiliates and may be enforced by any such Person as if such Person were a party to this Agreement.

(d) For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 7.18 represent the sole obligation of Seller, the Company and their respective Affiliates with respect to cooperation in connection with the Debt Financing.

(e) Notwithstanding anything to the contrary in this Agreement or elsewhere, no breach or failure to perform by Seller or the Company of any covenant or obligation set forth in this Section 7.18 shall constitute the failure of any condition set forth in Article VIII, give rise to any right of any Buyer Party to terminate this Agreement or refuse to consummate the Closing or otherwise relieve any Buyer Party of any of its obligations under this Agreement.

(f) Buyer acknowledges and agrees that its obligations under this Agreement to consummate the transactions contemplated by this Agreement shall not be conditioned in any respect on Buyer’s receipt of proceeds from, or any other aspect of, the Debt Financing.

7.19 Financial Assistance.

(a) The Company and its Subsidiaries shall reasonably cooperate with Buyer and Buyer’s applicable third-party consultants and independent auditors in supporting the Buyer’s preparation of the Company and its Subsidiaries’ audited financial statements for fiscal year 2025 and unaudited financial statements for the four-month period ended April 30, 2026 in accordance with GAAP as required under Regulation S-X promulgated under the Securities Act. Such cooperation shall include providing reasonable access to financial records, work papers and personnel as reasonably requested by Buyer for the purpose of Buyer preparing such financial statements and reasonably cooperating with Buyer in connection with Buyer’s preparation of any pro forma financial statements derived from the financial statements of the Company and its Subsidiaries to the extent required in connection with the foregoing, it being understood that Buyer shall be solely responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the Transactions. Notwithstanding anything contained in this Section 7.19(a), for the avoidance of doubt, neither the completion nor preparation of any such financial statements described in this Section 7.19 will be a condition to closing the Transactions contemplated by this Agreement.

(b) Without limiting Section 7.18(c), the Buyer Parties shall be solely responsible for, and shall promptly reimburse Seller, the Company and their respective Representatives for, all reasonable and documented out-of-pocket costs and expenses (including fees and expenses of independent auditors, accountants and other advisors) incurred by any of them in connection with the preparation, delivery, updating and provision of any financial statements or other financial information pursuant to this Section 7.19, including any costs and expenses incurred in connection with compliance with Regulation S-X or Regulation S-K promulgated under the Securities Act or any other applicable securities Laws.

(c) The Company hereby grants its permission to Buyer and Parent to use, and will use commercially reasonable efforts to cause its independent auditors to grant its permission to Buyer and Parent to use, any financial statements of Buyer delivered or prepared pursuant to this Section 7.19 if and to the extent required for Buyer’s or Parent’s compliance with Regulation S-X promulgated under the Securities Act, including for inclusion in any filing with the SEC.

(d) Notwithstanding anything to the contrary in this Agreement or elsewhere, no breach or failure to perform by Seller or the Company of any covenant or obligation set forth in Section 7.19 (a) or (b) shall constitute the failure of any condition set forth in Article VIII, give rise to any right of any Buyer Party to terminate this Agreement or refuse to consummate the Closing or otherwise relieve any Buyer Party of any of its obligations under this Agreement.

7.20 Equityholder Consents and Approvals. Promptly following the date hereof, the Company shall cause the equityholders of Seller to obtain all consents, approvals, authorizations and resolutions of such parent entities that are required in connection with, or necessary to authorize, approve or consummate, the Transactions.

7.21 IEEPA Tariffs. Any IEEPA Tariff Amount (including any applicable interest paid or credited with respect thereto) that is received by the Company or any Subsidiary after the Closing Date and prior to the date of the payment of the Milestone Payment Amount will be for the benefit of Seller, and the Buyer Parties shall pay (or cause to be paid) the aggregate amount of any such IEEPA Tariff Amount (net of any Tax and reasonable and documented out-of-pocket costs and expenses incurred in connection with the receipt of payment over of the IEEPA Tariff Amount) to an account designated by Seller, by wire transfer of immediately available funds in cash to Seller within ten (10) Business Days following receipt thereof.

Article VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of the Parties. The respective obligations of each Party to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

(a) No Law will have been enacted and in effect and no temporary restraining order, preliminary or permanent injunction or other Order will have been issued by a court or Governmental Body of competent jurisdiction after the date hereof and remain in effect that enjoins, restrains, prevents or prohibits the consummation of the Closing or makes the consummation of the Closing illegal.

(b) The waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated without the imposition, individually or in the aggregate, of an Unacceptable Condition (the “HSR Clearance”), it being understood and agreed that, notwithstanding anything in this Agreement to the contrary, but subject to the HSR Clearance, neither this condition nor any other condition contained in this Agreement shall be deemed unsatisfied on the basis that any Party or any of its Affiliates receives a letter from the FTC or DOJ stating that (i) the FTC or DOJ has not finished its investigation of the transactions contemplated by this Agreement under the HSR Act, (ii) if the Parties consummate the transaction contemplated by this Agreement, then the Parties do so at their own risk or (iii) conveying a similar response.

8.2 Conditions Precedent to Obligations of the Buyer Parties. The obligation of the Buyer Parties to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in a writing executed by Buyer in whole or in part to the extent permitted by applicable Law):

(a) (i) The representations and warranties set forth in Section 4.4(a) (Capitalization) and Section 5.6 (Ownership of Purchased Interests) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case solely as of such earlier date)), (ii) each of the other Fundamental Representations will be true and correct in all material respects (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as if made anew as of such date (except to the extent any such Fundamental Representation expressly relates to an earlier date (in which case solely as of such earlier date)) and (iii) each of the representations and warranties of the Company set forth in Article IV and Seller contained in Article V (in each case other than the Fundamental Representations) (1) that is qualified as to or by Material Adverse Effect will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case solely as of such earlier date)) and (2) that is not qualified as to or by Material Adverse Effect will be true and correct as of the Closing Date (without giving effect to any limitations as to “materiality” set forth therein) as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case solely as of such earlier date)), except for any failure of any such representation or warranty referred to in this clause (2) to be true and correct that has not had a Material Adverse Effect.

(b) The Company and Seller will have materially performed the covenants and agreements required to be performed by them under this Agreement prior to the Closing; provided, the obligations of the Company and the Seller under Section 7.18 and Section 7.19 (a) and (b) shall be excepted from this Section 8.2(b).

(c) At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Buyer:

(i) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 8.2(a) and Section 8.2(b) have been satisfied;

(ii) the Escrow Agreement, duly executed by Seller;

(iii) the Restrictive Covenant Agreement, duly executed by Arlington Capital Partners V, L.P. and Arlington Capital V, L.P.;

(iv) the Debt Payoff Letters; and

(v) evidence reasonably satisfactory to Buyer that all Sponsor Agreements have been terminated effective as of immediately prior to the Closing with no further liability or obligation of the Company or any of its Subsidiaries thereunder.

(d) This Agreement shall not have been terminated in accordance with Section 9.1.

(e) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

8.3 Conditions Precedent to Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in a writing executed by Seller in whole or in part to the extent permitted by applicable Law):

(a) Each of the representations and warranties set forth in Article VI (i) that is qualified as to or by material adverse effect will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case solely as of such earlier date)) and (ii) that is not qualified as to or by material adverse effect will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case solely as of such earlier date)), except for any failure of any such representation or warranty referred to in this clause (ii) to be true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Buyer Party to consummate the Transactions.

(b) The Buyer Parties will have materially performed the covenants and agreements required to be performed by them under this Agreement prior to the Closing.

(c) At or prior to the Closing, the Buyer Parties shall deliver, or cause to be delivered, to the Company:

(i) a certificate of an authorized officer of Parent in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 8.3(a) and Section 8.3(b) have been satisfied;

(ii) the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(iii) the Restrictive Covenant Agreement, duly executed by Buyer.

(d) This Agreement shall not have been terminated in accordance with Section 9.1.

8.4 Frustration and Waiver of Closing Conditions. No Party may rely, either as a basis for not consummating the Closing or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by any breach of a covenant, agreement, representation or warranty of this Agreement by such Party or any of its Affiliates. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

Article IX

TERMINATION

9.1 Termination of Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing only as follows:

(a) by Seller (on its own behalf and on behalf of the Company) providing written notice to Buyer or Buyer (on its own behalf and on behalf of Parent and Intermediate Parent) providing written notice to the Company on or after the Termination Date if the Closing has not occurred by the close of business on the Termination Date; provided, the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to a Party that is in breach of this Agreement if such breach has prevented the consummation of the transactions contemplated by this Agreement at or prior to such time;

(b) by mutual written consent of Seller (on its own behalf and on behalf of the Company) and Buyer (on its own behalf and on behalf of Parent and Intermediate Parent);

(c) by Buyer (on its own behalf and on behalf of Parent and Intermediate Parent) providing written notice to Seller, if (i) the Company or Seller has failed to consummate the Closing as and when required in accordance with this Agreement or (ii) there has been a violation or breach of any covenant or agreement by, or inaccuracy of any representation or warranty of, the Company or Seller contained in this Agreement that has prevented the satisfaction of any condition set forth in Section 8.2(a) or Section 8.2(b) (and such violation or breach has not been waived by Buyer) and such violation or breach is not capable of being cured or, if capable of being cured, has not been cured prior to the earlier of (A) thirty (30) days after written notice thereof from Buyer and (B) the Termination Date; provided, the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available to Buyer at any time there has been a violation or breach of any covenant or agreement by, or inaccuracy of any representation or warranty of, any Buyer Party contained in this Agreement that has prevented the satisfaction of any condition set forth in Section 8.3(a) or Section 8.3(b) (and such violation or breach has not been waived by Seller or, if capable of being cured, has not been cured by Buyer);

(d) by Seller (on its own behalf and on behalf of the Company) if (i) all of the conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, which shall be capable of being satisfied) or waived on the date that the Closing should have been consummated in accordance with Section 2.3, (ii) on or after the date that the Closing should have been consummated in accordance with Section 2.3, Seller (on its own behalf and on behalf of the Company) has confirmed in writing to Buyer that the Company and Seller stand ready, willing and able to consummate the Closing in accordance with the terms of this Agreement and (iii) the Buyer Parties fail to consummate the Closing within two (2) Business Days following such notice, or (iv) there has been a violation or breach of any covenant or agreement by, or inaccuracy of any representation or warranty of, any Buyer Party contained in this Agreement that has prevented the satisfaction of any condition set forth in Section 8.3(a) or Section 8.3(b) that has not been waived by Seller (on its own behalf and on behalf of the Company) and such violation or breach is not capable of being cured or, if capable of being cured, has not been cured prior to the earlier of (A) thirty (30) days after written notice thereof from Seller and (B) the Termination Date; provided, the failure by any Buyer Party to make the payments described in Section 3.1 as and when required hereunder will not be subject to cure hereunder unless otherwise agreed to in writing by Seller; provided, further, that, the right to terminate this Agreement pursuant to this Section 9.1(d) will not be available to Seller at any time there has been a violation or breach of any covenant or agreement by, or inaccuracy of any representation or warranty of, the Company or Seller contained in this Agreement that has prevented the satisfaction of any condition set forth in Section 8.2(a) or Section 8.2(b) (and such violation or breach has not been waived by Buyer or, if capable of being cured, has not been cured by the Company or Seller);

(e) by Seller (on its own behalf and on behalf of the Company) providing written notice to Buyer or Buyer (on its own behalf and on behalf of Parent and Intermediate Parent) providing written notice to Seller if there is any final, non-appealable Law enacted or order issued by a court or Governmental Body of competent jurisdiction after the date hereof enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal; provided, the right to terminate this Agreement under this Section 9.1(e) shall not be available to a Party if such law or Order was primarily caused by a failure of such Party to perform any of its obligations under this Agreement; or

9.2 Effect of TerminationIn the event of any valid termination of this Agreement by Buyer or Seller as permitted by Section 9.1, (a) this Agreement will thereafter become void and of no further force or effect (except that Section 7.7, Section 7.18(c), Section 7.19(b), this Section 9.2 and Article X will survive the termination of this Agreement and will be enforceable by the Parties and the third party beneficiaries hereof) and (b) no Party will have any liability or obligation to any other Party or any of its members, partners, direct or indirect equityholders, managers, directors or officers with respect to this Agreement; provided, notwithstanding clause (b) of this Section 9.2, (1) liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the parenthetical contained in clause (a) of this Section 9.2, (2) nothing herein will relieve any Party from any liability for any Willful Breach of this Agreement by such Party prior to such termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or costs, and will also include, to the extent proven, the benefit of the bargain lost by the Company and/or the Seller and equityholders of Seller taking into account relevant matters, including other combination opportunities and the value of money deemed in such event to be out-of-pocket costs) and (3) nothing herein will relieve any Party from any liability for any breach of any covenant or agreement contained in this Agreement prior to such termination. For the avoidance of doubt, any failure by the Buyer Parties to consummate the Closing in accordance with Section 2.3 or to make the payments described in Section 3.1 as and when required by this Agreement will be considered a Willful Breach of this Agreement. Nothing in this Section 9.2 will be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement. In the event of the termination of this Agreement, the Confidentiality Agreement will survive the termination of this

Agreement for a period of five (5) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement’s term will automatically amend to be extended for such additional five (5) year period). For the avoidance of doubt, in the event of any Willful Breach by any Buyer Party, the Company and Seller shall be entitled to pursue, simultaneously and cumulatively, (i) specific performance and other equitable relief in accordance with Section 10.14 and (ii) monetary damages (which shall not be subject to any cap or other limitation), and the exercise of any such remedy shall not be deemed an election of remedies or otherwise limit, restrict or preclude the exercise of any other available remedy.

9.3 Procedure upon Termination. In the event of termination and abandonment by Buyer (on its own behalf and on behalf of the Parent and Intermediate Parent) or Seller (on its own behalf and on behalf of the Company), or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties, which written notice shall specify the provision or provisions of Section 9.1 pursuant to which such termination is being effected, and this Agreement shall terminate (subject to the provisions of Section 9.2), and the Transactions shall be abandoned, without further action by any Party.

Article X

MISCELLANEOUS

10.1 Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) other than with respect to the representations and warranties set forth in Section 3.3and Section 10.16, all representations and warranties in this Agreement, the other Transaction Documents or in any certificate delivered in connection with this Agreement or any other Transaction Document shall terminate effective as of the Closing and shall not survive the Closing for any purpose and, thereafter, there shall be no liability on the part of, nor shall any claim under any Recourse Theory be made by, any Party or any of their respective Affiliates in respect thereof and (b) none of the covenants of any Party required to be performed by such Party prior to the Closing shall survive the Closing, and, after the Closing, there shall be no liability on the part of, nor shall any claim under any Recourse Theory be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing; provided, however, that nothing in this Section 10.1 shall limit any claim or liability for Fraud. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed at or after the Closing (including all of the Buyer Parties’ representations and payment covenants in Section 3.1, and including, for the avoidance of doubt, the Buyer Parties’ obligation to pay the Milestone Payment Amount as and when due pursuant to Section 3.3) shall survive the Closing in accordance with their terms until they have been performed or satisfied, and if no term is specified, then for the applicable statute of limitations, and nothing in this Section 10.1 will be deemed to limit any right or remedy of any Person for breach of any such surviving covenant or agreement (with it being understood that each Buyer Party will also be liable for breach of any covenant or agreement requiring performance by the Company or any of its Subsidiaries after the Closing, and that nothing herein will limit or affect any Buyer Party’s liability for the failure to pay any amounts payable by it (in whole or in part) as and when required by this Agreement). Notwithstanding anything to the contrary contained in this Agreement, (i) except as set forth in Section 7.17, nothing in this Agreement, including the limitations on survival set forth in this Section 10.1, shall limit the rights of the Buyer or any Affiliate thereof under the R&W Insurance Policy which shall be solely governed by the rights as set forth thereunder and (ii) nothing in this Agreement shall limit any claims by Buyer for Fraud.

10.2 Payment of Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all sales, use, transfer, intangible, real property transfer or gains Tax, stock transfer Tax, registration, recordation, documentary, stamp or similar Taxes or charges, of any nature whatsoever, applicable to, resulting from or in connection with the Transactions (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer shall prepare and timely file any Tax Returns required to be filed in respect of such Transfer Taxes and Seller and Buyer shall cooperate with each other with respect thereto as necessary.

10.3 Expenses. Whether or not the Transactions are consummated, and except as otherwise expressly provided in this Agreement, each Party will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees) and the Company will bear the fees, costs and expenses incurred by the Company or Seller in connection with the negotiation, execution and performance of this Agreement and the Transactions and the “tail” policy purchased pursuant to Section 7.6(d). Without limiting the foregoing, each Party will pay and be solely responsible for Transaction related fees and expenses of such Party and its Affiliates. The Buyer Parties will pay and be solely responsible for all filing fees payable under the HSR Act, any other Antitrust Laws, any regulatory approvals and all fees and expenses related to financing transactions incurred in connection with the Closing, including the reimbursement and indemnification provisions under Section 7.18, Section 7.19 and otherwise provided under this Agreement.

10.4 Acknowledgments.

(a) Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties expressly given by the Company in Article IV (as modified by the Company Disclosure Schedule) and by Seller in Article V (collectively, the “Company and Seller Contractual Representations”), none of Seller, the Company or any other Person is making or has made (or will be deemed to make or have made) any other representation or warranty, expressed or implied, at law or in equity, by statute or otherwise, with respect to Seller, the Company, its Subsidiaries, the Transactions or any of Seller’s, the Company’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, operating results or condition (financial or otherwise). Except for the Company and Seller Contractual Representations, Seller and the Company (directly and on behalf of all Non-Parties) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, omission or information made, not made, communicated or furnished (whether orally or in writing, in any “data room” relating to the Transactions, in management presentations, “break-out” discussions, responses to questions or requests submitted by or on behalf of any Buyer Party or any of their respective Representatives or in any other form in consideration or investigation of the Transactions) to any Buyer Party or any of their respective Affiliates or Representatives (including any opinion, information, forecast, projection or advice that may have been or may be provided to any Buyer Party or any of their respective Affiliates or Representatives by Seller, the Company or any Non-Party). Without limiting the generality of the foregoing, except for any specific applicable Company and Seller Contractual Representations, none of Seller, the Company or any of their respective Non-Parties makes, has made or shall be deemed to make or have made (and each hereby expressly disclaims), any representation or warranty to any Buyer Party or any of their respective Non-Parties regarding any of the following (the “Company and Seller Extracontractual Representations”): (a) merchantability or fitness of any assets for any particular purpose; (b) the nature or extent of any liabilities; (c) the prospects of the business; (d) the probable success or profitability of Seller, the Company or any of their respective Subsidiaries; or (e) the accuracy or completeness of any confidential information memoranda, documents, projections, material, statement, data or other information (financial or otherwise) provided to any Buyer Party or any of their respective Affiliates or made available to any Buyer Party or any of their respective Affiliates or Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever.

(b) Notwithstanding anything in this Agreement to the contrary, each Buyer Party acknowledges and agrees that none of Seller, the Company or any other Person (including any Non-Party) is making, has made or will be deemed to make or have made, and no Buyer Party is relying upon, any representations or warranties whatsoever relating to Seller, the Company or its Subsidiaries, including their respective businesses, assets, liabilities, operations, prospects, operating results or condition (financial or otherwise), or the Transactions, whether express or implied, at law or in equity, beyond the Company and Seller Contractual Representations. In furtherance, and not in limitation of the foregoing, each Buyer Party hereby acknowledges (on behalf of itself and any Non-Party or other Person claiming by, through or on behalf of such Buyer Party) that none of Seller, the Company or any other Person (including any Non-Party), has made, and shall not be deemed to have made, any representation, warranty, projection, forecast, statement, omission or information made, not made, communicated or furnished (whether orally or in writing, in any “data room” relating to the Transactions, in management presentations, “break-out” discussions, responses to questions or requests submitted by or on behalf of any Buyer Party or any of their respective Representatives or in any other form in consideration or investigation of the Transactions) to any Buyer Party or any of their respective Affiliates or Representatives (including any opinion, information, forecast, projection or advice that may have been or may be provided to any Buyer Party or any of their respective Affiliates or Representatives by Seller, the Company or any Non-Party), and no Buyer Party or any of its Affiliates has relied upon, and shall not be deemed to have relied upon, any of the foregoing in executing, delivering and performing this Agreement and consummating the transactions contemplated hereby. Further, each Buyer Party acknowledges and agrees that (a) the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis; (b) none of Seller, the Company or any of their respective Non-Parties (including the Company’s Subsidiaries) or any other Person will have any liability whatsoever to any Buyer Party, the Company or any other Person resulting from the distribution to any Buyer Party, the Company or any of their respective Representatives or Affiliates or any Buyer Party’s or the Company’s use of, any materials constituting Company and Seller Extracontractual Representations or otherwise relating to the Company, any Subsidiary of the Company, Seller or the Transactions; and (c) the Buyer Parties have conducted to their satisfaction their own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions, the Buyer Parties have relied solely on the Company and Seller Contractual Representations and the results of their own independent investigation.

(c) Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties expressly given by the Buyer Parties in Article VI (the “Buyer Contractual Representations”), none of the Buyer Parties or any other Person is making or has made (or will be deemed to make or have made) any other representation or warranty, expressed or implied, at law or in equity, by statute or otherwise, with respect to any Buyer Party, the Transactions or any of the Buyer Parties’ respective businesses, assets, liabilities, operations, prospects, operating results or condition (financial or otherwise). Except for the Buyer Contractual Representations, the Buyer Parties (directly and on behalf of all Non-Parties) hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, omission or information made, not made, communicated or furnished (whether orally or in writing or in any other form in consideration or investigation of the Transactions) to the Company, the Seller or any of their respective Affiliates or Representatives (including any opinion, information, forecast, projection or advice that may have been or may be provided to the Company, Seller or any of their respective Affiliates or Representatives by any Buyer Party or any Non-Party). Without limiting the generality of the foregoing, except for any specific applicable Buyer Contractual Representations, none of the Buyer Parties or any of their respective Non-Parties makes, has made or shall be deemed to make or have made (and each hereby expressly disclaims), any representation or warranty to the Company, Seller or any of their respective Non-Parties regarding any of the following (the “Seller Extracontractual Representations”): (a) merchantability or fitness of any assets for any particular purpose; (b) the nature or extent of any liabilities; (c) the prospects of the business; (d) the probable success or profitability of the Buyer Parties or any of its Affiliates; or (e) the accuracy or completeness of any documents, projections, material, statement, data or other information (financial or otherwise) provided to the Company, Seller or any of their respective Affiliates or made available to the Company, Seller or any of their respective Affiliates or Representatives in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever.

(d) Notwithstanding anything in this Agreement to the contrary, each of the Company and Seller acknowledges and agrees that none of the Buyer Parties or any other Person (including any Non-Party) is making, has made or will be deemed to make or have made, and none of the Company or Seller is relying upon, any representations or warranties whatsoever relating to any of the Buyer Parties or their respective Affiliates, including their respective businesses, assets, liabilities, operations, prospects, operating results or condition (financial or otherwise), or the Transactions, whether express or implied, at law or in equity, beyond the Buyer Contractual Representations. In furtherance, and not in limitation of the foregoing, each of the Company and Seller hereby acknowledges (on behalf of itself and any Non-Party or other Person claiming by, through or on behalf of the Company or Seller) that none of the Buyer Parties or any other Person (including any Non-Party), has made, and shall not be deemed to have made, any representation, warranty, projection, forecast, statement, omission or information made, not made, communicated or furnished (whether orally or in writing or in any other form in consideration or investigation of the Transactions) to the Company, Seller or any of their respective Affiliates or Representatives (including any opinion, information, forecast, projection or advice that may have been or may be provided to the Company, Seller or any of their respective Affiliates or Representatives by the Buyer Parties or any Non-Party), and none of the Company, Seller or any of its Affiliates has relied upon, and shall not be deemed to have relied upon, any of the foregoing in executing, delivering and performing this Agreement and consummating the transactions contemplated hereby. Further, each of the Company and Seller acknowledges and agrees that (a) none of the Buyer Parties or any of their respective Non-Parties or any other Person will have any liability whatsoever to the Company, Seller or any other Person resulting from the distribution to the Company, Seller or any of their respective Representatives or Affiliates or any of the Company’s or Seller’s use of, any materials constituting Buyer Extracontractual Representations or otherwise relating to the Buyer Parties, its Affiliates, or the Transactions; and (b) the Company and the Seller have conducted to their satisfaction their own independent investigation of the condition, operations and business of the Buyer Parties and its Affiliates and, in making their determination to proceed with the Transactions, the Company and the Seller have relied solely on the Buyer Contractual Representations and the results of their own independent investigation.

(e) Notwithstanding anything in this Section 10.4 to the contrary, nothing in this Section 10.4 shall limit any claim or liability for Fraud.

10.5 Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.

(a) This Agreement (including the interpretation and enforcement hereof) and any Legal Proceedings with respect to the contemplated Transactions or the negotiation, validity or performance of this Agreement shall be governed by, and construed and enforced in accordance with, the substantive internal laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State without giving effect to any conflicts of laws principles that could otherwise cause the application of any other state’s laws.

(b) Subject to the provisions of Section 3.2(d), all Legal Proceedings with respect to the contemplated Transactions or the negotiation, validity or performance of this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any Legal Proceedings with respect to the contemplated Transactions or the negotiation, validity or performance of this Agreement and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Legal Proceeding. The Parties agree that a final judgment in any such Legal Proceedings shall be conclusive, final and binding on all Parties and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each of the Parties hereby consents to process being served by any Party in any Permitted Proceeding by the delivery of a copy thereof (other than by facsimile) in accordance with the provisions of Section 10.8.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(d).

10.6 Entire Agreement. This Agreement (including the Company Disclosure Schedule and Exhibits hereto), the Transaction Documents, the Confidentiality Agreement and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transactions (collectively, the “Specified Documents”), represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements among the Parties with respect to the Transactions. The Parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Specified Documents, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the other Specified Documents. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action under any Recourse Theory shall be those remedies available at law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the Parties hereby agree that no Party shall have any remedy or cause of action under any Recourse Theory for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement, and each Party hereto hereby disclaims reliance on any such extra-contractual statements, communications, disclosures, failures to disclose, representations or warranties.

10.7 Amendments and Waivers. This Agreement may not be amended or waived except by an instrument in writing signed by each of Buyer, the Company and Seller. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by e-mail (so long as such transmission does not generate an error message or notice of non-delivery) or (iii) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to Seller (or to the Company prior to the Closing) to:

c/o Runway Parent, LLC

852 NE 25th Avenue

Portland, OR 97232

Attn: Doug King

Mark Lemma

Email: [***]
[***]

and

Arlington Capital Partners

7373 Wisconsin Avenue, Suite 2100

Bethesda, MD 20814
Attn: Matt Altman
Gordon Auduong

Email: [***]

[***]

With a copy (which alone shall not constitute notice) to each of:

Goodwin Procter LLP
1900 N Street NW.
Washington, DC 20036
Attn: Joshua Klatzkin

Matthew M. Mauney

Michael Amalfe

Email: [***]
[***]

[***]

If to any Buyer Party (or to the Company following the Closing) to:

Novanta Corporation

125 Middlesex Turnpike

Bedford, MA 01730

Attention: Robert Buckley; Alex Manganiello

Email: [***]; [***]

With a copy (which alone shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention: Matthew J. Byron

Email: [***]

10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder; provided, the Parties specifically acknowledge and agree that: (i) the provisions of Section 7.6 and this Section 10.10 are intended to be for the benefit of, and shall be enforceable by, all Indemnitees (in all of their capacities) affected thereby; (ii) the provisions of Section 9.2, Section 10.4, Section 10.13, Section 10.15 and this Section 10.10 are intended to be for the benefit of, and shall be enforceable by, the Non-Parties; (iii) the provisions of Section 10.11 are intended to be for the benefit of, and shall be enforceable by, Goodwin; and (iv) the provisions of Section 10.15 are intended to be for the benefit of, and shall be enforceable by, the Released Parties. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be null and void ab initio. No assignment of any obligations hereunder shall relieve the Parties of any such obligations.

10.11 Legal Representation.

(a) Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as legal counsel to Seller, the Company, its Subsidiaries and certain of their respective Non-Parties in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby. Each Buyer Party hereby consents and agrees to, and agrees to cause the Company and its Affiliates to consent and agree to, Goodwin representing Seller and its Non-Parties after the Closing, including with respect to disputes in which the interests of Seller and its Non-Parties may be directly adverse to any Buyer Party and/or any of its Affiliates (including the Company and its Subsidiaries), and even though Goodwin may have represented the Company and/or its Subsidiaries and/or their respective Non-Parties in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company and/or its Subsidiaries and/or their respective Non-Parties and/or the Seller. Each Buyer Party further consents and agrees to, and agrees to cause the Company and its Affiliates to consent and agree to, the communication by Goodwin to Seller and/or its Non-Parties in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of Seller, the Company or any of its Subsidiaries or their respective Non-Parties. In connection with the foregoing, each Buyer Party hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and its Affiliates to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and/or its Subsidiaries and/or any of their respective Non-Parties and (ii) Goodwin’s representation of Seller or its Non-Parties prior to and after the Closing.

(b) Each Buyer Party further agrees, on behalf of itself and, after the Closing, on behalf of the Company and its Affiliates, that all communications on or prior to the Closing Date in any form or format whatsoever between or among Goodwin on the one hand, and the Company, its Subsidiaries, Seller, or any of their respective Non-Parties, on the other hand, that relate in any way to the negotiation, documentation or consummation of the transactions contemplated by this Agreement or any dispute arising in connection with this Agreement or any Recourse Theory (collectively, the “Deal Communications”) shall be deemed to be retained, owned and controlled by Seller and shall not pass to or be claimed by any Buyer Party, the Company and or any of their respective Subsidiaries or Affiliates. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and shall be controlled by, Seller and shall not pass to or be claimed by any Buyer Party, the Company and/or any of their respective Affiliates. Notwithstanding the foregoing, in the event that a dispute arises between any Buyer Party, the Company and/or any of its Subsidiaries, on the one hand, and a third party other than Seller (or any of its Non-Parties), on the other hand, such Buyer Party, the Company or such Subsidiary may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, none of the Buyer Parties, the Company or any Subsidiary of the Company may waive such privilege without the prior written consent of Seller. To the extent that files or other materials maintained by Goodwin constitute property of its clients, only Seller shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and any Buyer Party, the Company or any of its Subsidiaries, on the other hand.

(c) Each Buyer Party agrees that it will not, and that it will cause the Company or any of its Affiliates to not, (i) intentionally access or use the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Seller waive the attorney-client or other privilege, or by otherwise asserting that any of the Buyer Parties, the Company or any Affiliate of the Company or any Buyer Party has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin.

10.12 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person.

10.13 Non-Recourse. Subject to the specific terms hereof (including Section 7.6), this Agreement, and any Legal Proceeding that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise) of this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the parties in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a Party (including (a) any former, current or future: direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or Representative of, or any financial or other advisor or lender to (all above-described Persons in this subclause (a), collectively, “Affiliated Persons”) a Party or any Affiliate of such Party, or (b) any Affiliated Persons of such Affiliated Persons but specifically excluding the Parties (the Persons in subclauses (a) and (b), together with their respective successors, assigns, heirs, executors and administrators, collectively, but specifically excluding the Parties, “Non-Parties” and each a “Non-Party”)) shall have any liability whatsoever in respect of, based upon or arising out of or in connection with any Recourse Theory. Without limiting the rights of any Party against the other Parties as expressly set forth herein, in no event shall any Party, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Legal Proceeding under any Recourse Theory against any Non-Party. Notwithstanding anything to the contrary in this Section 10.13, nothing in this Section 10.13 shall limit the obligations of Buyer under the Confidentiality Agreement. Without limiting the generality of the foregoing, to the maximum extent permitted under applicable Law (and subject only to the specific contractual provisions of this Agreement), each Party, on behalf of itself and each of its Affiliates, and any Person claiming by, through or on behalf of them, hereby (i) waives, releases and disclaims any and all Recourse Theories against all Non-Parties and (ii) expressly disclaims reliance upon any Non-Parties with respect to the performance of this Agreement or any representations or warranties made (or alleged to have been made) in, in connection with or as an inducement to this Agreement.

10.14 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (i) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent or restrain any breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement to prevent such breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Agreement in the courts described in Section 10.5 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right none of the Company or any Buyer Party would have entered into this Agreement, and (iii) any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.14 will not be required to provide any bond or other security in connection with any such order or injunction. If, on or prior to the Termination Date, any Party brings any Legal Proceeding, in each case in accordance with Section 10.5, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date will automatically be extended (A) for the period during which such Legal Proceeding is pending plus ten (10) Business Days or (B) to such other later date established by the court presiding over such Legal Proceeding, as the case may be. In the event that any aggrieved Party or Parties prevail in any Legal Proceeding commenced to enforce the terms of this Section 10.14, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such aggrieved Party or Parties in such Legal Proceeding will be reimbursed by the non-prevailing Party. Notwithstanding anything in this Agreement to the contrary, in no event will this Section 10.14 be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made in this Agreement. Notwithstanding anything in this Agreement to the contrary, it is explicitly agreed that each Party will be entitled to specific performance of each other Party’s obligation to consummate the Transactions contemplated by this Agreement (including making the payments contemplated by Section 3.1) if (A) all of the conditions set forth in Article VIII to the obligation of the Party against which specific performance is sought have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing) or waived, (B) the other Party fails to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.3 and (C) the Party seeking specific performance has confirmed in writing to the other Party that it stands ready, willing and able to consummate the Closing in accordance with the terms of this Agreement. For the avoidance of doubt, (1) in no event will the foregoing be deemed to limit in any way any Party’s right to specific performance or other equitable remedies with respect to any of the other Party’s agreements or obligations hereunder and (2) any Party’s right to seek and obtain specific performance or other equitable relief pursuant to this Section 10.14 shall be in addition to, and not in lieu of or in limitation of, any and all other rights and remedies available to such Party under this Agreement, at law or in equity, including the right to seek and recover monetary damages (which shall not be subject to any cap or other limitation), and the pursuit of any such remedy shall not constitute an election of remedies or otherwise limit, restrict or preclude the pursuit of any other available remedy.

10.15 Release. Effective as of the Closing, except for any rights or obligations under this Agreement or the other Transaction Documents, each of Seller, on the one hand, and each Buyer Party and the Company, on the other hand, each on behalf of itself and each of its Affiliates and each of its current and former, direct and indirect, officers, directors, employees, partners, members, advisors, equityholders, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the other Party and each of its Non-Parties (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied) and claims and demands whatsoever whether in law or in equity which each of the Releasing Parties may have against any of the Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the date of this Agreement; provided, that the foregoing release will not apply to (i) any applicable rights of any Party and their respective successors or assigns arising under this Agreement and the Transaction Documents (ii) any rights under any employment, consulting or severance agreement or arrangement (including in each case, claims for indemnification) in effect as of the Closing in accordance with its respective terms, (iii) any rights pursuant to Section 7.6(d), (iv) any rights in respect of accrued and unpaid salary and benefits owed to any Person in such Person’s capacity as an employee or other service provider of the Company or any of its Subsidiaries, or (v) any rights to any indemnification, exculpation, contribution or reimbursement to which such Releasing Party is entitled under any of the Company’s or any of its Subsidiaries’ Organizational Documents, as in effect as of the date hereof in accordance with their respective terms, provided, further, that nothing in this Section 10.15 shall release or waive (A) any rights of the Company or any of its Subsidiaries to enforce any non-competition, non-solicitation, confidentiality or intellectual property assignment obligation owed to the Company or any of its Subsidiaries by any current or former director, officer, employee, or other service provider of the Company or any of its Subsidiaries, or (B) any rights of the Company or any of its Subsidiaries arising under any Company Benefit Plan or employment-related agreement to which the Company or any of its Subsidiaries is a party. The Released Parties are express third party beneficiaries of this Section 10.15 and may enforce the provisions of this Section 10.15 against the Releasing Parties.

10.16 Parent and Intermediate Parent Guarantee.

(a) To induce the Seller to enter into this Agreement, Parent and Intermediate Parent, jointly and severally, absolutely, unconditionally and irrevocably guarantee to the Seller and each of its successors, endorsees and assigns the prompt payment and performance as and when due of all present and future payment and performance obligations of Buyer to Seller and the Company (with respect to the Company, only prior to and at the Closing) under this Agreement and the Transaction Documents, which, for the avoidance of doubt, includes the Closing Consideration and the Milestone Payment Amount (together with any Additional Fees and Expenses) (the “Buyer Obligations”). Parent and Intermediate

Parent each acknowledges, agrees and affirms that it will derive substantial direct and indirect benefits from the consummation of the transactions contemplated by this Agreement. Parent’s and Intermediate Parent’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection or extent of any other source of payment or performance of the Buyer Obligations, or collateral therefore, or by any other circumstance relating to the Buyer Obligations that might otherwise constitute a legal or equitable discharge, satisfaction of or defense to the Buyer Obligations. Parent and Intermediate Parent each agrees that Seller may resort to Parent or Intermediate Parent for payment and performance of any of the Buyer Obligations whether or not Seller shall have resorted to any collateral or other source of payment or performance therefor or shall have proceeded against Buyer or any other obligor principally or secondarily obligated with respect to any of the Buyer Obligations. Seller shall not be obligated to file any claim or take any other action relating to the Buyer Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Seller to so file shall not affect Parent’s or Intermediate Parent’s obligations hereunder. Parent and Intermediate Parent each hereby covenants and agrees to comply with, and to be bound by, all obligations, covenants and agreements imposed on it under this Agreement in its capacity as an Affiliate of Buyer. The provisions of this Section 10.16 shall remain in full force and effect and shall be binding on Parent and Intermediate Parent, and their respective successors and assigns until all of the Buyer Obligations have been satisfied in full. In the event that any payment to Seller in respect of any Buyer Obligations is avoided, rescinded or must otherwise be returned for any reason whatsoever, Parent and Intermediate Parent shall remain liable hereunder with respect to such Buyer Obligations as if such payment to Seller had never been made.

(b) Parent and Intermediate Parent each waives promptness, diligence, notice of the acceptance of this guarantee, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Buyer Obligations incurred, notices of the creation, renewal, extension or accrual of any of the Buyer Obligations, notice of or proof of reliance by Seller or the Company upon this guarantee and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium or applicable Law now or hereafter in effect, any right to require the marshalling of assets of the Buyer or any other Person now or hereafter liable with respect to any of the Buyer Obligations or otherwise interested in the transactions contemplated hereby, and all suretyship defenses generally.

10.17 Counterparts. This Agreement may be executed in two or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.18 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party to any such agreement or instrument, each other party thereto will re-execute original forms thereof and deliver them to all other parties thereto. No party to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party thereto forever and irrevocably waives any such defense, except to the extent such defense relates to lack of authenticity.

10.19 Payments under Agreement. Notwithstanding anything in this Agreement or elsewhere to the contrary, each Party agrees that all amounts required to be paid hereunder will be paid on the dates specified in this Agreement in United States currency and will not be subject to any counterclaim or offset. Subject to the provisions of Section 3.2(d) (which will govern any dispute arising thereunder), in the event any Legal Proceeding is commenced or threatened by any Person to enforce its rights under this Agreement against any other Person, the prevailing party in such Legal Proceeding will be reimbursed by the non-prevailing party for all fees, costs and expenses, including attorneys’ fees and court costs, incurred by the prevailing party in such Legal Proceeding; provided, if the prevailing party prevails in part, and loses in part, in such Legal Proceeding, the court, arbitrator or other adjudicator presiding over such Legal Proceeding will award a reimbursement of the fees, costs and expenses incurred by the prevailing party on an equitable basis.

10.20 Reproductions. This Agreement and all other documents, instruments and agreements in the possession of any Party that relate hereto or thereto may be reproduced by such Party, and any such reproduction will be admissible in evidence, with the same effect as the original itself, in any judicial or other administrative proceeding, whether the original is in existence or not. No Party will object to the admission in evidence of any such reproduction unless the objecting party reasonably believes that the reproduction does not accurately reflect the contents of the original and objects only on that basis.

10.21 No Partnership Created. In no event will this Agreement be deemed to create a partnership between the Company, Seller or any of their respective Affiliates, on the one hand, and any Buyer Party or any of their respective Affiliates, on the other hand, and in no event will any fiduciary or similar duty be deemed owed by any Party or any of its Affiliates to any other Party or any of its Affiliates.

10.22 Buyer Deliveries. Each Buyer Party agrees and acknowledges that all documents or other items delivered and made available to any Buyer Party or any of their respective Representatives will be deemed to be delivered or made available, as the case may be, to all of the Buyer Parties for all purposes hereunder. For purposes of this Agreement, (1) the documents set forth on Schedule I hereto and (2) any document that the Company, any of its Subsidiaries, Seller or any Person acting on their behalf posts to any online data room hosted on behalf of the Company by Datasite (the “VDR”) or any other third party at least 24 hours prior to the date hereof, in each case, will be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to all of the Buyer Parties and their respective Representatives.

10.23 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.24 No Third Party Beneficiaries. Except as otherwise expressly provided in Section 7.6 (with respect to the Indemnitees) and Section 10.15 (with respect to the Released Parties), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, and no Person who is not a Party, including any direct or indirect equity holders of Seller, shall have any right to enforce any provision of this Agreement. Without limiting the foregoing, except as otherwise expressly provided in Section 7.6 (with respect to the Indemnitees) and Section 10.15 (with respect to the Released Parties), nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, whether as a third party beneficiary or otherwise.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed and delivered by their respective authorized officers, as of the date first written above.

BUYER:

NOVANTA MEDICAL TECHNOLOGIES CORP.

By:	/s/ Robert. J. Buckley
Name:	Robert J. Buckley
Title:	President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed and delivered by their respective authorized officers, as of the date first written above.

PARENT:

Novanta Inc.

By:	/s/ Robert. J. Buckley
Name:	Robert J. Buckley
Title:	Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed and delivered by their respective authorized officers, as of the date first written above.

INTERMEDIATE PARENT:

Novanta cORPORATION

By:	/s/ Robert. J. Buckley
Name:	Robert J. Buckley
Title:	Vice President & Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed and delivered by their respective authorized officers, as of the date first written above.

COMPANY:

RUNWAY BUYER, LLC

By:	/s/ Doug King
Name:	Doug King
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed and delivered by their respective authorized officers, as of the date first written above.

SELLER:

RUNWAY MIDCO, LLC

By:	/s/ Matthew Altman
Name:	Matthew Altman
Title:	President

[Signature Page to Stock Purchase Agreement]